Exhibit 10.2

Execution Version

THIRD AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

among

CSI COMPRESSCO LP,

CSI COMPRESSCO SUB INC.,

and

CSI COMPRESSCO OPERATING LLC,

as Borrowers,

the Guarantors Party Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent, Issuing Bank, and Swing Line Lender,

and

the Lenders Party Hereto

Dated as of January 29, 2021

This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Third Amendment”), dated as of January 29, 2021, is by and among CSI COMPRESSCO LP, a Delaware limited partnership (the “Company”), CSI COMPRESSCO SUB INC., a Delaware corporation (“Sub Inc.”), CSI COMPRESSCO OPERATING LLC, a Delaware limited liability company (“Operating LLC” and collectively with the Company and Sub Inc., the “Borrowers”), the Guarantors party hereto, the Lenders party hereto, the Issuing Bank, the Swing Line Lender and BANK OF AMERICA, N.A., a national banking association, as administrative agent and collateral agent for the Lenders (in such capacity, “Administrative Agent”).

RECITALS:

A. The Borrowers, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Loan and Security Agreement dated as of June 29, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) pursuant to which the Lenders have made certain credit available to and on behalf of the Borrowers.

B. The Company has advised the Administrative Agent that Tetra Technologies, Inc., a Delaware corporation and the “Parent” under the Credit Agreement prior to the effectiveness of this Third Amendment (“Tetra”), and certain of its Affiliates desire to sell 100% of the issued and outstanding membership interests of CSI Compressco GP LLC, a Delaware limited liability company and the “General Partner” under the Credit Agreement (f/k/a CSI Compressco GP Inc., a Delaware corporation), to Spartan Energy Holdco, LLC, a Delaware limited liability company, and certain of its Affiliates (the “Spartan Acquisition”).

C. The Borrowers, the Guarantors, the Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement as more fully described herein.

D. NOW, THEREFORE, to induce the Administrative Agent and the Lenders to enter into this Third Amendment and in consideration of the promises and the mutual covenants herein contained and subject solely to the satisfaction of the conditions set forth in Section 3 below, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Unless otherwise indicated, each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this Third Amendment.

Section 2. Amendments to Credit Agreement. The Credit Agreement (other than the signature pages, Exhibits and Schedules thereto) is hereby amended in its entirety as set forth in the pages of the Credit Agreement, as amended by this Third Amendment, attached hereto as Exhibit A.

Section 3. Conditions Precedent. This Third Amendment shall become effective on the date (such date, the “Third Amendment Effective Date”), when each of the following conditions is satisfied (or waived in accordance with Section 15.1 of the Credit Agreement):

3.1 The Administrative Agent shall have received from the Lenders, the Issuing Bank, the Borrowers and the Guarantors, counterparts in accordance with Section 4.5 of this Third Amendment signed on behalf of such Person.

3.2 The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Third Amendment Effective Date in connection with this Third Amendment, any other Loan Document, including, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by the Borrowers pursuant to the Credit Agreement or any other Loan Document.

3.3 As of the Third Amendment Effective Date, immediately after giving effect to this Third Amendment, all of the representations and warranties contained in each Loan Document to which any Obligor is a party are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except for representations and warranties that expressly relate to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such specified earlier date (provided that the references to certain specified financial statements in clauses (a) and (b) of Section 9.1.5 of the Credit Agreement shall be deemed to be references to the most recent financial statements furnished pursuant to clauses (a) and (b) of Section 10.1.2 of the Credit Agreement, respectively).

3.4 As of the Third Amendment Effective Date, (A) no Default, Event of Default or Overadvance has occurred and is continuing and (B) immediately after giving effect to this Third Amendment, no Default, Event of Default or Overadvance will have occurred and be continuing.

3.5 The Administrative Agent shall have received a true, correct and complete copy of the Transition Services Agreement dated as of the Third Amendment Effective Date between Tetra and the Company.

3.6 The Spartan Acquisition shall have been consummated as of, or shall be consummated substantially concurrently with, the Third Amendment Effective Date in accordance with the terms of the Purchase and Sale Agreement, dated as of the Third Amendment Effective Date, between Spartan Energy Holdco, LLC, Tetra, and, for the limited purposes stated therein, Spartan Energy Partners LP, a substantially final copy of which was previously provided to the Administrative Agent at least one (1) Business Day (or such shorter time as acceptable to the Administrative Agent) prior to the Third Amendment Effective Date.

3.7 (i) Prior to the Third Amendment Effective Date, the Administrative Agent shall have received all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case after giving effect to the Spartan Acquisition, requested by the Administrative Agent; (ii) prior to the Third Amendment Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to such Borrower after giving effect to the Spartan Acquisition; and (iii) as of the Third Amendment Effective Date, the Beneficial Ownership Certification and other information provided pursuant to this Section 3.7 shall be true and correct in all respects.

3.8 The LC Obligations outstanding as of the Third Amendment Effective Date shall have been Backstopped or Cash Collateralized.

3.9 Each Lender shall have received for its individual account a consent fee of $10,000.00 (it being understood that the total aggregate consent fees payable by the Borrowers in connection with the Third Amendment shall be $20,000.00), which shall be fully earned upon the Third Amendment Effective Date, shall be nonrefundable for any reason whatsoever, and shall be in addition to any other fees, costs and expenses payable pursuant to this Third Amendment, the Credit Agreement or any other Loan Document. Such consent fees shall be paid in U.S. dollars and in immediately available funds and shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by the Borrowers for such amount as provided in the Credit Agreement.

By providing counterparts to this Third Amendment to the Administrative Agent as required under Section 3.1, each of the undersigned Borrowers and Guarantors represents and warrants that, as of the Third Amendment Effective Date, the conditions set forth in Section 3.3, Section 3.4, Section 3.5, Section 3.6 and Section 3.7 of this Third Amendment are satisfied.

The Administrative Agent is hereby authorized and directed to declare this Third Amendment to be effective when it has received, to the satisfaction of the Administrative Agent, documents evidencing compliance with the conditions set forth in this Section 3 or the waiver of such conditions as permitted in Section 15.1 of the Credit Agreement. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 4. Miscellaneous.

4.1 Confirmation. The provisions of the Credit Agreement, as amended by this Third Amendment, shall remain in full force and effect following the effectiveness of this Third Amendment. On and after the Third Amendment Effective Date, this Third Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement, as amended by this Third Amendment, and the other Loan Documents. On and after the Third Amendment Effective Date, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Credit Agreement, shall, unless the context otherwise requires, mean the Credit Agreement, as amended by this Third Amendment. Each reference to the Credit Agreement in the other Loan Documents shall mean the Credit Agreement, as amended by this Third Amendment. The amendments contemplated by this Third Amendment are limited solely to the items expressly set forth herein and are subject to the conditions set forth herein.

4.2 Reservation of Rights. The execution, delivery and effectiveness of this Third Amendment shall not, except as expressly set forth herein, (i) constitute a consent to any action or inaction by the Borrowers or Guarantors, (ii) be a consent to any other amendment, waiver or modification of any term or condition of the Credit Agreement or any other Loan Document, nor (iii) prejudice, limit, impair or otherwise affect or operate as a waiver of any right, power or remedy which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document (after giving effect to this Third Amendment). Nothing in this Third Amendment shall be construed to imply any willingness on the part of the Administrative Agent or the Lenders to grant any similar or future amendment (or any consent or waiver) of any of the terms and conditions of the Credit Agreement or the other Loan Documents.

4.3 RELEASE. EACH OF THE UNDERSIGNED BORROWERS AND GUARANTORS (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY FOREVER WAIVES, RELEASES, ACQUITS AND DISCHARGES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL CLAIMS (INCLUDING, WITHOUT LIMITATION, CROSSCLAIMS, COUNTERCLAIMS, RIGHTS OF SET-OFF AND RECOUPMENT), SUITS, DEMANDS, DEBTS, ACCOUNTS, CONTRACTS, LIABILITIES, OBLIGATIONS, JUDGMENTS, DAMAGES, ACTIONS AND CAUSES OF ACTIONS, WHETHER IN LAW OR IN EQUITY, OF WHATSOEVER NATURE AND KIND, WHETHER KNOWN OR UNKNOWN, WHETHER NOW OR HEREAFTER EXISTING, THAT THE UNDERSIGNED BORROWERS AND GUARANTORS (AND EACH OF THEIR AFFILIATES) AT ANY TIME HAD OR HAS, OR THAT ITS SUCCESSORS, ASSIGNS, AFFILIATES, SHAREHOLDERS AND “CONTROLLING PERSONS” (WITHIN THE MEANING OF FEDERAL SECURITIES LAWS) HEREAFTER CAN OR MAY HAVE AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER AND ANY ISSUING BANK OR ANY OF THEIR RESPECTIVE AFFILIATES (AND EACH OF THEIR RESPECTIVE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, TRUSTEES AND ADVISORS), IN EACH CASE THROUGH THE THIRD AMENDMENT EFFECTIVE DATE AND IN CONNECTION WITH THIS THIRD AMENDMENT, THE CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS, ALL OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

4.4 Ratification and Affirmation. Each Borrower and each Guarantor hereby renews, extends, ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby.

4.5 Counterparts. This Third Amendment and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Third Amendment (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrowers and the Guarantors agree that any Electronic Signature on or associated with any Communication shall be valid and binding on the Borrowers and the Guarantors to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrowers and the Guarantors, enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrowers and the Guarantors without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such number of manually executed counterparts as reasonably requested. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

4.6 Payment of Expenses. The Borrowers agree to pay or reimburse the Administrative Agent for its reasonable and documented out-of-pocket costs and expenses incurred in connection with this Third Amendment, any other documents prepared herewith and the transactions contemplated hereby, including, without limitation, all reasonable and documented out-of-pocket fees and expenses of Latham & Watkins LLP, counsel to the Administrative Agent, in each case, in accordance with Section 3.4 of the Credit Agreement.

4.7 NO ORAL AGREEMENT. THIS THIRD AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

4.8 GOVERNING LAW. THIS THIRD AMENDMENT AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

4.9 CONSENT TO FORUM; BAIL-IN OF EEA FINANCIAL INSTITUTIONS; WAIVERS BY OBLIGORS. The provisions of Sections 15.14 and 15.15 of the Credit Agreement are hereby incorporated herein as though stated in their entirety herein, mutatis mutandis.

4.10 INDEMNITY. The provisions of Section 15.2 of the Credit Agreement are hereby incorporated herein as though stated in their entirety herein, mutatis mutandis.

4.11 Inaction by the Administrative Agent or Lenders. No failure or delay on the part of the Administrative Agent or Lenders to exercise any right or remedy under the Credit Agreement, any other Loan Document or Applicable Law shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy, all of which are cumulative and may be exercised without notice except to the extent notice is expressly required (and has not been waived) under the Credit Agreement, any other Loan Document or Applicable Law, as applicable.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

CSI COMPRESSCO LP

By:	CSI Compressco GP Inc.,
its General Partner

By:	/s/ Jacek Mucha
Name: Jacek Mucha
Title: Treasurer

CSI COMPRESSCO SUB INC.

By:	/s/ Jacek Mucha
Name: Jacek Mucha
Title: Treasurer

CSI COMPRESSCO OPERATING LLC

By:	/s/ Jacek Mucha
Name: Jacek Mucha
Title: Treasurer

[Signature Page to Third Amendment]

GUARANTORS:

CSI COMPRESSCO FINANCE INC.

By:	/s/ Jacek Mucha
Name: Jacek Mucha
Title: Treasurer

CSI COMPRESSCO FIELD SERVICES INTERNATIONAL LLC

By:	CSI Compressco Operating LLC,
its sole member

By:	/s/ Jacek Mucha
Name: Jacek Mucha
Title: Treasurer

CSI COMPRESSCO INTERNATIONAL LLC

By:	CSI Compressco Operating LLC,
its sole member

By:	/s/ Jacek Mucha
Name: Jacek Mucha
Title: Treasurer

[Signature Page to Third Amendment]

CSI COMPRESSCO HOLDINGS LLC

By: CSI Compressco Operating LLC,
its sole member

By:	/s/ Jacek Mucha
Name: Jacek Mucha
Title: Treasurer

CSI COMPRESSCO LEASING LLC

By: CSI Compressco Operating LLC,
its sole member

By:	/s/ Jacek Mucha
Name: Jacek Mucha
Title: Treasurer

CSI COMPRESSION HOLDINGS, LLC

By: CSI Compressco Sub Inc.,
its sole member

By:	/s/ Jacek Mucha
Name: Jacek Mucha
Title: Treasurer

ROTARY COMPRESSOR SYSTEMS, INC.

By:	/s/ Jacek Mucha
Name: Jacek Mucha
Title: Treasurer

[Signature Page to Third Amendment]

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Bank, Swing Line Lender and Lender

/s/ Terrance O. McKinney
Name: Terrance O. McKinney
Title: Senior Vice President

[Signature Page to Third Amendment]

JPMORGAN CHASE BANK, N.A.,
as a Lender

/s/ J. Devin Mock
Name: J. Devin Mock
Title: Authorized Officer

[Signature Page to Third Amendment]

EXHIBIT A

[see attached]

CONFORMED COPY ATTACHED AS EXHIBIT A TO THE THIRD AMENDENT.

LOAN AND SECURITY AGREEMENT

Dated as of June 29, 2018

CSI COMPRESSCO LP,

CSI COMPRESSCO SUB INC.,

and

CSI COMPRESSCO OPERATING LLC,

as Borrowers

BANK OF AMERICA, N.A.,

as Administrative Agent, Issuing Bank, and Swing Line Lender,

and

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arranger and Sole Bookrunner,

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arranger and Sole Syndication Agent

(i)

Section 6.	CONDITIONS PRECEDENT	69

6.1.	Conditions Precedent to Closing	69
6.2.	Conditions Precedent to All Credit Extensions	72

Section 7.	COLLATERAL	73

7.1.	Grant of Security Interest	73
7.2.	Deposit Accounts; Securities Accounts; Commodity Accounts; Cash Collateral	73
7.3.	Other Collateral	74
7.4.	Limitations	74
7.5.	Further Assurances	74
7.6.	Collateral Rights Agreement	74

Section 8.	COLLATERAL ADMINISTRATION	75

8.1.	Borrowing Base Reports	75
8.2.	Accounts	75
8.3.	Proceeds of Secured Notes Collateral	76
8.4.	Inventory	77
8.5.	Spare Parts Inventory.	77
8.6.	Deposit Accounts; Securities Accounts; Commodity Accounts	78
8.7.	General Provisions	78
8.8.	Power of Attorney	79

Section 9.	REPRESENTATIONS AND WARRANTIES	80

9.1.	General Representations and Warranties	80

Section 10.	COVENANTS AND CONTINUING AGREEMENTS	86

10.1.	Affirmative Covenants	86
10.2.	Negative Covenants	94
10.3.	Financial Covenants	106

Section 11.	GUARANTY	106

11.1.	Guaranty	106
11.2.	No Setoff or Deductions; Taxes; Payments	107
11.3.	Rights of Secured Parties	107
11.4.	Certain Waivers	107
11.5.	Obligations Independent	108
11.6.	Subrogation	108
11.7.	Termination; Reinstatement	108
11.8.	Subordination	108
11.9.	Stay of Acceleration	109
11.10.	Expenses	109
11.11.	Miscellaneous	109
11.12.	Condition of Obligors	109
11.13.	Additional Guarantors	109

(ii)

Section 12.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	109

12.1.	Events of Default	109
12.2.	Remedies upon Default	112
12.3.	License	112
12.4.	Setoff	112
12.5.	Remedies Cumulative; No Waiver	113

Section 13.	ADMINISTRATIVE AGENT	113

13.1.	Appointment, Authority and Duties of Administrative Agent	113
13.2.	Agreements Regarding Collateral and Borrower Materials	114
13.3.	Reliance By Administrative Agent	115
13.4.	Action Upon Default	115
13.5.	Ratable Sharing	115
13.6.	Indemnification	116
13.7.	Limitation on Responsibilities of Administrative Agent	116
13.8.	Successor Administrative Agent and Co-Agents	116
13.9.	Due Diligence and Non-Reliance	117
13.10.	Remittance of Payments and Collections	117
13.11.	Individual Capacities	118
13.12.	Titles	118
13.13.	Bank Product Providers	118
13.14.	Collateral Agent	118
13.15.	No Third Party Beneficiaries	119
13.16.	Certain ERISA Matters	119

Section 14.	BENEFIT OF AGREEMENT; ASSIGNMENTS	120

14.1.	Successors and Assigns	120
14.2.	Participations	120
14.3.	Assignments.	121
14.4.	Replacement of Certain Lenders	122

Section 15.	MISCELLANEOUS	122

15.1.	Consents, Amendments and Waivers	122
15.2.	Indemnity	124
15.3.	Notices and Communications	125
15.4.	Performance of Borrowers’ Obligations	126
15.5.	Credit Inquiries	126
15.6.	Severability	126
15.7.	Cumulative Effect; Conflict of Terms	126
15.8.	Counterparts; Execution	126
15.9.	Entire Agreement	127
15.10.	Relationship with Lenders	127
15.11.	No Advisory or Fiduciary Responsibility	127
15.12.	Confidentiality	127
15.13.	GOVERNING LAW	128
15.14.	Consent to Forum; Bail-In of Affected Financial Institutions	128
15.15.	Waivers by Obligors	129
15.16.	Patriot Act Notice	129
15.17.	NO ORAL AGREEMENT.	130
15.18.	Acknowledgement Regarding Any Supported QFCs	130

(iii)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment
Exhibit B	Form of Borrowing Base Report
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Lien Waiver
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Notice of Conversion/Continuation
Exhibit G	Form of Perfection Certificate
Exhibit H	Form of Designated Borrower Request and Assumption Agreement
Exhibit I	Form of Designated Borrower Notice
Exhibit J	Form of Rolling Forecast Report

Schedule 1.1	Commitments of Lenders
Schedule 1.1(b)	Account Debtors
Schedule 2.2	Existing Letters of Credit
Schedule 8.6	Deposit Accounts, Securities Accounts and Commodity Accounts
Schedule 8.7.1	Collateral Locations
Schedule 9.1.3	Approvals; Other Consents
Schedule 9.1.5	Material Debt and Other Liabilities
Schedule 9.1.6	Litigation
Schedule 9.1.11	Capital Structure
Schedule 9.1.16	Compliance with Laws
Schedule 9.1.20(a)	Filing Offices
Schedule 9.1.22	Locations of Offices
Schedule 9.1.27	Material Contracts
Schedule 10.1.15	Post-Closing Undertakings
Schedule 10.2.1(h)	Debt
Schedule 10.2.2	Liens
Schedule 10.2.4	Investments
Schedule 10.2.10	Transactions with Affiliates

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of June 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among CSI COMPRESSCO LP, a Delaware limited partnership (the “Company”), CSI COMPRESSCO SUB INC., a Delaware corporation (“Sub Inc.”), CSI COMPRESSCO OPERATING LLC, a Delaware limited liability company, (“Operating LLC” and collectively, with the Company and Sub Inc. the “Borrowers”), certain subsidiaries of the Borrowers named as guarantors herein, the financial institutions party to this Agreement from time to time as Lenders, BANK OF AMERICA, N.A., a national banking association, as administrative agent and collateral agent for the Lenders (in such capacities, “Administrative Agent”), Issuing Bank and Swing Line Lender.

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

“Account”: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor”: a Person obligated under an Account, Chattel Paper or General Intangible.

“Acquisition”: a transaction or series of transactions resulting in (a) acquisition of a business, division, line of business or all or substantially all assets of a Person or (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person (including by merger, consolidation or combination of a Borrower or a Restricted Subsidiary with another Person) in each case, for which the aggregate consideration payable in connection with such acquisition or group of transactions which are part of a common plan equals or exceeds $2,500,000 (excluding any consideration paid with Equity Interests).

“Additional Issuing Bank”: any financial institution that is a Lender selected by Borrower Agent and approved by Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed) to issue one or more Letters of Credit hereunder, provided that such financial institution consents to becoming an Additional Issuing Bank and provided further that such financial institution shall become a party to this Agreement in the capacity as an Issuing Bank by executing a joinder agreement in form and substance reasonably satisfactory to Administrative Agent and signed by the Borrowers, the Additional Issuing Bank and Administrative Agent.

“Administrative Agent”: as defined in the introductory paragraph hereto.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitees”: Administrative Agent and its Affiliates, and any of each of their respective partners, officers, directors, employees, agents, trustees, advisors and other representatives.

“Agent Professionals”: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Administrative Agent.

“Agreement”: as defined in the introductory paragraph hereto.

“Allocable Amount”: as defined in Section 5.10.3(b).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to any of the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) and the U.K. Bribery Act.

“Anti-Terrorism Law”: any law relating to terrorism or money laundering, including the PATRIOT Act.

“Applicable Law”: any and all laws, rules, regulations and governmental guidelines applicable to any Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, ordinances, judgments, orders and decrees of Governmental Authorities, including for purposes of Section 5.8, FATCA.

“Applicable Margin”: for LIBOR Loans and Base Rate Loans, the following percentages per annum based upon the arithmetic mean of the daily Excess Availability (expressed as a percentage of the Borrowing Base (not to exceed the Line Cap)) computed for a quarterly period, determined as of the last day of the immediately preceding Fiscal Quarter, as set forth in the pricing grid below:

Level	The arithmetic mean of daily Excess Availability (expressed as a percentage of the Borrowing Base (not to exceed the Line Cap))	LIBOR Rate Loans	Base Rate Loans
I	≥ 50%	3.00%	2.00%
II	≥ 30% but < 50%	3.25%	2.25%
III	<30%	3.50%	2.50%

From the Closing Date until the first day after the end of the second full Fiscal Quarter after the Closing Date, the Applicable Margin shall be determined as if Level II were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease by Administrative Agent on the first day of the month immediately following each Fiscal Quarter end, based on the average daily Excess Availability for the preceding Fiscal Quarter. If the Borrowers fail to deliver any Borrowing Base Report when required hereunder (after giving effect to applicable grace periods), then, at the option of Administrative Agent or the Required Lenders, the Applicable Margin shall be determined as if Level III were applicable until the date of actual receipt of such Borrowing Base Report.

“Applicant Borrower”: as defined in Section 4.7.1.

“Applicant Borrower Materials” as defined in Section 4.7.1.

“Approval”: any approval, consent, exemption, authorization, permit, certificate, license, concession, grant, franchise or other authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person.

“Approved Fund”: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities and that is administered or managed by a Lender, an entity that administers or manages a Lender or an Affiliate of either.

“Arranger”: Bank of America or any of its Affiliates, in its capacity as joint lead arranger and sole bookrunner (the “Lead Left Arranger”), and JPMorgan Chase Bank, N.A. or any of its Affiliates, in its capacity as joint lead arranger and sole syndication agent.

“Assignment”: an assignment and acceptance agreement between a Lender and Eligible Assignee, substantially in the form of Exhibit A or otherwise reasonably satisfactory to Administrative Agent.

“Attributable Debt”: on any date, (a) in respect of any Capitalized Lease obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements”: the audited consolidated balance sheet of the Company and its Subsidiaries as of and for each fiscal year ended December 31, 2017, December 31, 2016 and December 31, 2015, and the related consolidated statements of income or operations, partners’ capital and cash flows for each such fiscal year of the Company and its Subsidiaries, if any, including the notes thereto.

“Availability Reserve”: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Tax Reserve; (d) the Bank Product Reserve; (e) the aggregate amount of liabilities secured by Liens upon the Collateral that are senior to Administrative Agent’s Liens on the Collateral (but imposition of any such reserve shall not waive an Event of Default, if any, arising therefrom); (f) the Dilution Reserve; (g) Disposition Reserve, (h) the Excess Availability Reserve and (i) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its Permitted Discretion may elect to impose from time to time, in each case, implemented pursuant to Section 8.1.2.

“Available Cash” for any Fiscal Quarter has the meaning set forth in the Partnership Agreement.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Backstop”: the delivery of one or more Backstop LCs in form and substance reasonably acceptable to the Administrative Agent in an amount equal to 103% of the aggregate LC Obligations. “Backstopped” has a correlative meaning.

“Backstop LC”: an irrevocable standby letter of credit (a) that is issued prior to the occurrence of a Ratings Decline, (b) that is issued as a direct letter of credit by a Backstop LC Issuer on behalf of Sponsor in favor the Administrative Agent, as security for the payment of LC Obligations, (c) that has an expiration no earlier than one hundred twenty (120) days after the Third Amendment Effective Date, (d) that contains draw rights in favor of the Administrative Agent to, upon the occurrence of an Event of Default, draw on all amounts provided by such letter of credit for purposes of applying the proceeds thereof as Cash Collateral hereunder (including, but not limited to, as permitted under Section 7.2.2), (e) that is not issued under this Agreement, (f) that is not guaranteed by an Obligor and (g) in respect of which no Obligor provides any collateral or any other form of credit support in favor of the Backstop LC Issuer.

“Backstop LC Issuer”: a bank or financial institution which is reasonably acceptable to the Administrative Agent.

“Bank of America”: Bank of America, N.A., a national banking association, and its successors and assigns.

“Bank of America Indemnitees”: Bank of America (including in its capacity as Arranger) and its Affiliates and any of each of their respective partners, officers, directors, employees, agents, trustees, advisors and other representatives.

“Bank Product”: any of the following products, services or facilities extended to any Obligor or a Restricted Subsidiary of a Borrower and/or a Guarantor by any Person that (a) at the time it enters into a Bank Product is a Lender or any of its Affiliates or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Bank Product with any Obligor or a Restricted Subsidiary of a Borrower and/or a Guarantor, in each case in its capacity as a party to such Bank Product (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender): (i) Cash Management Services; (ii) products under Hedging Agreements; (iii) commercial credit card, purchase cards and merchant card services; and (iv) other banking products or services, other than Letters of Credit.

“Bank Product Reserve”: the aggregate amount of reserves established by Administrative Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations.

“Bankruptcy Code”: Title 11 of the United States Code.

“Base Rate”: for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%; provided that, in no event shall the Base Rate be less than zero.

“Base Rate Loan”: any Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Governors”: the Board of Governors of the Federal Reserve System.

“Borrowers”: collectively, the Company, Sub Inc., Operating LLC and each Designated Borrower and each individually, a “Borrower”.

“Borrower Agent”: as defined in Section 4.4.

“Borrower Materials”: Borrowing Base Reports, Compliance Certificates, Payment Conditions Certificates, the Perfection Certificate and any other perfection certificate and other information, reports, financial statements and other materials delivered by or on behalf of Borrowers hereunder.

“Borrowing”: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

“Borrowing Base”: on any date of determination, an amount equal to the sum of the following:

(i) 85% of Eligible Accounts Receivable; plus

(ii) the least of (x) $10,000,000, (y) 25% of the Line Cap, and (z) (A) prior to the delivery of the appraisal ordered pursuant to Section 10.1.14, 50% of the net book value of the Eligible Spare Parts Inventory and (B) on and after the delivery of such appraisal, 85% of the NOLV Percentage of the net book value of the Eligible Spare Parts Inventory; minus

(iii) Availability Reserves.

“Borrowing Base Report”: a report of the Borrowing Base certified by Borrowers, substantially in the form of Exhibit B or otherwise reasonably satisfactory to Administrative Agent.

“Borrowing Base Reporting Trigger Period”: the period (a) commencing on the day that (i) any Event of Default has occurred and is continuing for a period of 2 consecutive Business Days, or (ii) Excess Availability plus the Excess Availability Reserve for 5 consecutive Business Days is less than 15% of the Line Cap then in effect; and (b) in each case, continuing until the day that (i) Excess Availability plus the Excess Availability Reserve has been greater than 15% of the Line Cap then in effect and (ii) no Event of Default has occurred and is continuing, in the case of each of the clauses (b)(i) and (b)(ii), for a period of 30 consecutive days.

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted in the London interbank market.

“Capital Expenditures”: without duplication and with respect to the CSI Group for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of the CSI Group (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of the CSI Group for such period, in each case prepared in accordance with GAAP; provided that Capital Expenditures shall not include (a) expenditures by the CSI Group in connection with Permitted Acquisitions or any Acquisition (without regard to the threshold described therein), (b) any such expenditure made to restore, replace or rebuild property, to the extent such expenditure is made with (x) net proceeds from a Disposition or (y) insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (c) any such expenditure funded or financed with the proceeds of Debt permitted hereunder (other than any revolving indebtedness), equity or any capital contribution to the CSI Group, (d) [reserved] and (e) with respect to any property, assets or business of any Person or of assets constituting a business unit, line of business or division of any Person acquired by the CSI Group, any expenditures (other than any amounts used to maintain, repair, renew or replace assets) made therefor prior to the consummation of such acquisition by the CSI Group.

“Capitalized Leases”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Collateral”: cash, and any interest or other income earned thereon, that is delivered to Administrative Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

“Cash Collateral Account”: a demand deposit, money market or other account established in the name of an Obligor by Administrative Agent at such financial institution as Administrative Agent may select in its Permitted Discretion, which account shall be subject to a Lien in favor of Administrative Agent for the benefit of Secured Parties.

“Cash Collateral Agreement”: that certain Cash Collateral Agreement, dated as of March 22, 2018, among the Company, Sub Inc., and Bank of America, N.A., as L/C Issuer.

“Cash Collateralize”: the delivery of cash to Administrative Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations; and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), in an amount equal to Administrative Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” and “Cash Collateralized” have correlative meanings.

“Cash Equivalents”: (a) Dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business; (b) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding 2 years from the date of acquisition; (c) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof, maturing within 24 months of the date of acquisition; (d) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition; (e) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a), (c), (d) and (f) entered into with any bank described in clause (d); (f) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within 12 months of the date of acquisition; (g) shares of any money market fund that has at least 95% of its assets that constitute Cash Equivalents of the kinds described in clauses (a) through (f) above; and (h) deposits in any currency available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Borrowers or any Restricted Subsidiary maintains its chief executive office or is engaged in a line of business not prohibited under this Agreement; provided that all such deposits are made in such accounts in the Ordinary Course of Business.

“Cash Management Services”: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CFC”: a “controlled foreign corporation” within the meaning of section 957 of the Code.

“Change in Law”: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

“Change of Control”: the occurrence of one or more of the following events:

(a) the General Partner shall cease to be the sole general partner of the Company;

(b) 50% or more of the seats (other than vacant seats) on the board of directors (or equivalent body) of the General Partner shall at any time be occupied by Persons who were neither (i) nominated or appointed by the Permitted Investor Group nor (ii) nominated or appointed by such directors;

(c) members of the Permitted Investor Group, collectively, shall cease to own (i) Equity Interests representing greater than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the General Partner or (ii) greater than 50% of the economic interests represented by the issued and outstanding Equity Interests in the General Partner;

(d) except in a transaction expressly permitted under the Loan Documents and after giving effect thereto, the Company ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in any other Borrower or any Obligor;

(e) the sale or transfer of all or substantially all assets of any Borrower, except to another Borrower; or

(f) any change of control or similar event, however defined, shall occur under the terms of any indenture, note agreement or other agreement governing (i) the Secured Notes, (ii) the Senior Notes, (iii) any Debt permitted under Section 10.2.1(g), (iv) any Refinancing Debt in respect of Debt subject to the foregoing subclauses (i), (ii) or (iii), and (v) any unsecured notes, if any, constituting Material Debt.

“Claims”: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented out-of-pocket attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Administrative Agent or any Lender) (without duplication) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto; (b) any action taken or omitted to be taken in connection with any Loan Documents; (c) the existence or perfection of any Liens, or realization upon any Collateral; (d) exercise of any rights or remedies under any Loan Documents or Applicable Law; or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all reasonable and documented out-of-pocket costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date”: as defined in Section 6.1.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations, in each case, excluding Excluded Property.

“Collateral Rights Agreement”: collectively, (a) the Collateral Rights Agreement, dated as of the date hereof, between Administrative Agent and the Secured Notes Collateral Trustee, as acknowledged by the Obligors, as may be amended, amended and restated, supplemented or otherwise modified from time to time as permitted by the Loan Documents and (b) any similar agreement substantially in the same form as the agreement described in the foregoing clause (a) (with appropriate modifications reflecting the lien priority of the applicable Debt) or otherwise in form and substance reasonably acceptable to the Administrative Agent, between Administrative Agent and one or more collateral trustees in respect of Debt permitted under Section 10.2.1(g), as acknowledged by the Obligors, as may be amended, amended and restated, supplemented or otherwise modified from time to time as permitted by the Loan Documents.

“Commercial Letter of Credit”: any letter of credit or similar instrument (including, without limitation, bankers’ acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by an Obligor in the Ordinary Course of Business of such Obligor.

“Commitment”: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Commitments” means the aggregate amount of such commitments of all Lenders.

“Commitment Termination Date”: the earliest to occur of (a) the Termination Date; (b) the date on which Borrowers terminate the Commitments pursuant to Section 2.1.4; (c) the date on which the Commitments are terminated pursuant to Section 12.2; and (d) 91 days prior to the maturity of the Senior Notes; provided that, the occurrence of the date referred to in clause (d) shall not be given effect as a “Commitment Termination Date” if prior to such date either (i) the Senior Notes are refinanced with Refinancing Debt or (ii) the Senior Notes are redeemed pursuant to Section 10.2.16(c) such that no more Senior Notes remain outstanding.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication”: as defined in Section 15.8.

“Company”: as defined in the introductory paragraph hereto.

“Compliance Certificate”: a certificate substantially in the form of Exhibit C or otherwise reasonably satisfactory to Administrative Agent.

“Conflicts Committee”: has the meaning given such term in the Partnership Agreement.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

“Consolidated”: when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA”: at any date of determination, an amount equal to the Consolidated Net Income of the CSI Group for the most recently completed Measurement Period plus, without duplication, to the extent the same was deducted in calculating such Consolidated Net Income:

(a) Consolidated Taxes; plus

(b) Consolidated Interest Charges; plus

(c) Consolidated Non-cash Charges; plus

(d) [reserved]; plus

(e) the amount of costs, expenses and fees paid during such period in connection with the Transactions, the Senior Notes and/or the Secured Notes; plus

(f) any premiums, expenses or charges (other than Consolidated Non-cash Charges) related to any issuance or sale of Equity Interests, Investment, Acquisition, Disposition, recapitalization or the incurrence or repayment or amendment of Debt permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful or meeting the dollar amount thresholds specified herein), including (i) such fees, expenses or charges related to the issuance or refinancing of Debt, and (ii) any amendment or other modification of this Agreement or other Debt; plus

(g) [reserved]; plus

(h) any costs or expense incurred pursuant to any management equity plan or stock option plan or any stock subscription or shareholder agreement; provided that the amounts added pursuant to this clause (h) together with any amounts added pursuant to clauses (j) and (k) below shall not exceed 15.0% of Consolidated EBITDA for such Measurement Period (prior to giving effect to the addbacks pursuant to this clause (h) and clauses (j) and (k) below); plus

(i) [reserved], plus

(j) the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by Borrower Agent in good faith to be realized, as a result of actions taken or expected to be taken, within 12 months of the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are reasonably identifiable and factually supportable, (2) no cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies may be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period, (3) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to Section 1.5 and (4) the aggregate amount of cost savings, operating expense reductions and cost saving synergies added pursuant to this clause (j) together with any amounts added pursuant to clause (h) above and clause (k) below shall not exceed 15.0% of Consolidated EBITDA for such Measurement Period (prior to giving effect to the addbacks pursuant to this clause (j) and clauses (h) and (k)); plus

(k) acquisition, integration and divestiture costs, and fleet commissioning costs (x) incurred prior to the Closing Date and (y) such costs in an aggregate amount, solely in respect of this subclause (k)(y), not to exceed (i) $3,000,000 for any Measurement Period, or (ii) $15,000,000 during the term of this Agreement; provided that the amounts added pursuant to this clause (k) together with any amounts added pursuant to clauses (h) and (j) above shall not exceed 15.0% of Consolidated EBITDA for such Measurement Period (prior to giving effect to the addbacks pursuant to this clause (k) and clauses (h) and (j) above); plus

(l) any unusual or non-recurring expenses, losses or charges;

less, without duplication, (i) non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods; plus (ii) any net gain from discontinued operations or net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income.

In addition, to the extent not already included in the Consolidated Net Income of the Company and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of net cash proceeds received by or contributed to the Company and its Restricted Subsidiaries from business interruption insurance.

“Consolidated Fixed Charge Coverage Ratio”: at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the specified period minus (ii) Capital Expenditures made during such period, minus (iii) the aggregate amount of Federal, state, local and foreign income, profits or capital Taxes, including, without limitation, state franchise and similar Taxes, paid in cash by the CSI Group during such period to (b) Fixed Charges for such period, in each case, of or by the CSI Group, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges”: for any Measurement Period, the sum (determined without duplication) of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements or agreements governing hedging obligations, but excluding any non-cash or deferred interest or Hedging Agreement or hedging obligation costs and (b) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP, in each case of or by the CSI Group for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income”: for any Measurement Period, the aggregate of the Net Income of the CSI Group for such period, determined on a Consolidated basis in accordance with GAAP; provided, however, that:

(a) any net after-tax nonrecurring or unusual gains or losses shall be excluded;

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(c) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the Ordinary Course of Business (as determined in good faith by Borrower Agent) shall be excluded;

(d) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(e) the income (or loss) for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included in Consolidated Net Income only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Company or its Restricted Subsidiaries by such Person or a Restricted Subsidiary thereof during such period;

(f) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(g) unrealized gains and losses relating to hedging transactions and mark-to-market of Debt denominated in foreign currencies resulting from the application of ASC 830 shall be excluded;

(h) [reserved]; and

(i) the income (or loss) of a Subsidiary during such Measurement Period and accrued prior to the date it becomes a Restricted Subsidiary of any of the CSI Group or is merged into or consolidated with any of the CSI Group or that Person’s assets are acquired by any of the CSI Group shall be excluded.

“Consolidated Non-cash Charges”: with respect to the CSI Group for any period, the aggregate non-cash depreciation, amortization, impairment, compensation, rent and other non-cash expenses of the CSI Group reducing Consolidated Net Income of such Person for such period on a Consolidated basis and otherwise determined in accordance with GAAP (including non-cash charges resulting from purchase accounting in connection with any Acquisition or Disposition that is consummated after the Closing Date), but excluding (a) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (b) the non-cash impact of recording the change in fair value of any embedded derivatives under ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes”: with respect to the CSI Group on a Consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes.

“Contingent Obligation”: as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of ) such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided that the term “Contingent Obligation” shall not include endorsements of checks, drafts and other items for payment of money for collection or deposit in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the obligor in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement or instrument to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension”: each of the following: (a) a Borrowing; and (b) an LC Credit Extension.

“CSI Group”: collectively, the Company and its Subsidiaries (but excluding, for all purposes other than the financial statements, Unrestricted Subsidiaries).

“Customary Recourse Exceptions”: with respect to any Non-Recourse Debt of an Unrestricted Subsidiary or joint venture, (a) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or joint venture and (b) exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary or joint venture, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Debt”: as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Hedging Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and similar obligations) which purchase price is due more than 1 year after the later of the date of placing the property in service or taking delivery and title thereto;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that the amount of such Debt will be the lesser of the Fair Market Value of such asset at such date of determination, and the amount of such Debt of such other Person;

(f) all Attributable Debt of such Person;

(g) all obligations of such Person in respect of Disqualified Capital Stock; and

(h) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Debt of another Person of the type described in clauses (a) through (g) (other than by endorsement of negotiable instruments for collection in the Ordinary Course of Business).

The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date. The amount of any Debt that has been defeased or for which funds have been irrevocably deposited with the applicable trustee for redemption shall be deemed to be $0. Accrual of interest, the accretion of accreted value, the amortization or accretion of original issue discount, the payment of interest in the form of additional Debt with the same terms, the accretion of liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be Debt. Contingent Obligations in respect of letters of credit, bankers’ acceptances or similar instruments relating to, or Liens securing, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included in the determination of such amount of Debt, provided that the Debt represented by such guarantee or letter of credit, as the case may be, was in compliance with this Agreement. Indebtedness that is cash collateralized shall not be deemed to be Debt hereunder to the extent of such cash collateralization. For the avoidance of doubt, Perpetual Preferred Equity Interest shall not constitute Debt.

“Debtor Relief Laws”: as defined in Section 11.1.

“Default”: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate”: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto, and with respect to the fee payable pursuant to Section 3.2.2 herein, as provided in the last sentence thereof.

“Defaulting Lender”: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within 2 Business Days of the date such obligations were required to be funded hereunder; (b) has notified Administrative Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within 3 Business Days following request by Administrative Agent or any Borrower, to confirm in a manner satisfactory to Administrative Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate, disavow, disaffirm or otherwise to reject such Lender’s agreements.

“Deposit Account”: any “deposit account” as such term is defined in Article 9 of the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing.

“Deposit Account Control Agreement”: control agreement reasonably satisfactory to Administrative Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Administrative Agent’s Lien on such account.

“Designated Borrower”: Subsidiaries of the Company party hereto from time to time pursuant to Section 4.7.

“Designated Borrower Notice”: as defined in Section 4.7.1

“Designated Borrower Request and Assumption Agreement”: as defined in Section 4.7.1

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dilution Percent”: the percent, determined for Borrowers’ most recently ended Fiscal Quarter, equal to (a) without duplication, bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts owing to the Borrowers, divided by (b) gross sales of the Borrowers.

“Dilution Reserve”: the aggregate amount of reserves, as established by Administrative Agent from time to time in its Permitted Discretion, exercised in good faith, in an amount equal to the Value of the Eligible Accounts Receivable multiplied by 1.0% for each incremental whole percentage point that the Borrowers’ Dilution Percent exceeds 5.0% (for the avoidance of doubt, no reserve shall be imposed on the first 5.0% of dilution of Eligible Accounts Receivable). For purposes hereof, “Value” with respect to any Eligible Accounts Receivable means its face amount.

“Disposition” or “Dispose”: the sale, transfer, exclusive license, lease or other disposition (including any sale and leaseback transaction) of any property or any series of related dispositions of property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Reserve”: any reserve in respect of a Disposition of Collateral outside the Ordinary Course of Business established by Administrative Agent in its Permitted Discretion.

“Disqualified Capital Stock”: any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Termination Date; provided, however that (a) in no event shall Perpetual Preferred Equity Interest constitute Disqualified Capital Stock, (b) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock and (c) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Capital Stock, such Equity Interests shall not be deemed to be Disqualified Capital Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company or its Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock.

“Dollars”: lawful money of the United States.

“Domestic Subsidiary”: any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Dominion Account”: any special account established by Borrowers at Bank of America, any Lender or any of their respective Affiliates, over which Administrative Agent has control (and either has or may obtain exclusive control for withdrawal purposes); provided that the applicable Borrowers may have access to the funds in such account until such time as the Administrative Agent has delivered notice that it is exercising exclusive control over such Dominion Account (it being understood that the Administrative Agent is directed by the Lenders to and shall provide such notice on the Second Amendment Effective Date).

“Drawing Document”: any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EEA Financial Institution”: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway or any other country that is a member of the European Economic Area.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record”: as defined in Section 15.8.

“Electronic Signature”: as defined in Section 15.8.

“Eligible Accounts Receivable”: on any date, all Accounts owing to a Borrower net of any returns, rebates, discounts (calculated on the shortest terms then available to the applicable Account Debtor), credits, other allowances and deductions, and Taxes (including sales, state excise or other taxes) that have been or could properly be claimed by the Account Debtor or any other Person (or are payable in the case of Taxes), in each case, as applicable, subject to the provisos set forth in clause (e) below. Unless otherwise approved in writing by Administrative Agent exercising its Permitted Discretion, no Account of any Borrower shall be deemed to be an Eligible Account Receivable if:

(a) it arises out of a sale made by a Borrower or any of its Subsidiaries to an Affiliate or to an employee or a director of such Borrower or any other Borrower or any of their respective Subsidiaries; or

(b) (i) in the case of any Account due to any Borrower from an Account Debtor other than a Qualified Account Debtor, the Account is unpaid more than (A) 60 days after the original payment due date and/or (B) 90 days after the original invoice date and (ii) in the case of any Account due to any Borrower from Account Debtors whose long-term unsecured debt obligations are rated at least A by Moody’s or A2 by S&P (each, a “Qualified Account Debtor”), the Account is unpaid more than (A) 90 days after the original payment due date and/or (B) 120 days after the original invoice date; or

(c) it is from the same Account Debtor (or any Affiliate thereof) and 50% or more, in face amount, of all Accounts from such Account Debtor (and any Affiliate thereof) due to the Borrowers are ineligible hereunder; or

(d) the Accounts due to the Borrowers, when aggregated with all other Accounts of such Account Debtor (and any Affiliate thereof) due to the Borrowers, exceeds 15% in face amount of all Eligible Accounts Receivable of the Borrowers, combined then outstanding, to the extent of such excess, provided that, to the extent that any such Accounts are otherwise deemed to be an Eligible Account Receivable, (i) Accounts supported or secured by an irrevocable letter of credit in form and substance reasonably satisfactory to Administrative Agent, issued or confirmed by a financial institution reasonably satisfactory to Administrative Agent, and duly transferred to Administrative Agent (together with sufficient documentation to permit direct draws by Administrative Agent) shall be deemed to be Eligible Accounts Receivable to the extent of the face amount of such letter of credit for the purposes of such calculation and (ii) with respect to the Account Debtors listed on Schedule 1.1(b) (and any Affiliate thereof), the percentage referred to above shall be deemed to be the percentage set forth on Schedule 1.1(b) opposite the name of such Account Debtor until such time as the Administrative Agent determines that a reduction in such percentage to 15% is necessary for such Account Debtor in its Permitted Discretion; or

(e) (i) the Account Debtor is also a creditor of any Borrower, (ii) the Account Debtor has disputed its liability on, or the Account Debtor has made any claim with respect to, such Account or any other Account due from such Account Debtor to the Borrowers, which has not been resolved, or (iii) the Account otherwise is or may reasonably be expected to become subject to any right of setoff by the Account Debtor or with respect to which any other claim, counterclaim, chargeback, rebate, allowance or offset has been asserted; provided that any Account deemed ineligible pursuant to this clause (e) shall only be ineligible to the extent of the amount owed by such Borrower to the Account Debtor, the amount of such dispute or claim, or the amount of such setoff, other claim, counterclaim, chargeback, rebate, allowance or offset, as applicable; provided, further, that the portion of any Account that would otherwise be deemed ineligible pursuant to this clause (e) shall not be deemed ineligible pursuant to this clause (e) to the extent (i) supported or secured by an irrevocable letter of credit in form and substance reasonably satisfactory to Administrative Agent, issued or confirmed by a financial institution reasonably satisfactory to Administrative Agent, and duly transferred to Administrative Agent (together with sufficient documentation to permit direct draws by Administrative Agent) or (ii) subject to a no-offset letter in form and substance reasonably satisfactory to Administrative Agent; or

(f) the Account Debtor has commenced a voluntary case under any Debtor Relief Law, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the Account Debtor in an involuntary case under any Debtor Relief Law, as now constituted or hereafter amended, or if any other petition or other application for relief under any Debtor Relief Law has been filed by or against the Account Debtor, or if the Account Debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, reorganized, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, reorganization, winding-up or liquidation, or if the Account Debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an “Act of Bankruptcy”), unless (i) the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case in a manner reasonably satisfactory to Administrative Agent, a Person with respect to which an Act of Bankruptcy has not occurred and that is reasonably acceptable to Administrative Agent; (ii) if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under any Debtor Relief Law, as now or hereafter in effect, Administrative Agent shall have determined that the timely payment and collection of such Account will not be impaired; or (iii) the payment of such Account is supported or secured by an irrevocable letter of credit in form and substance reasonably satisfactory to Administrative Agent, issued or confirmed by a financial institution reasonably satisfactory to Administrative Agent, and duly transferred to Administrative Agent (together with sufficient documentation to permit direct draws by Administrative Agent); or

(g) the sale is to an Account Debtor outside of the United States (including, any Account Debtor that (y) maintains a chief executive office outside the United States or (z) is not organized under applicable law of the United States), unless (i) such Account Debtor has supplied such Borrower with an irrevocable letter of credit in form and substance reasonably satisfactory to Administrative Agent, issued or confirmed by a financial institution reasonably satisfactory to Administrative Agent and which has been duly transferred to Administrative Agent (together with sufficient documentation to permit direct draws by Administrative Agent) or (ii) such Account is fully insured by credit insurance reasonably satisfactory to Administrative Agent; or

(h) the sale to the Account Debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis, cash on delivery or made pursuant to any other written agreement providing for repurchase or return; or

(i) the Accounts of the Account Debtor exceed a credit limit determined by Administrative Agent, in its Permitted Discretion and reasonably taking into account the credit and financial circumstances of the Account Debtor, to the extent such Account exceeds such limit; or

(j) the Account Debtor is the United States of America, any state or any political subdivision, department, agency or instrumentality thereof, unless such Borrower duly assigns its rights to payment of such Account to Administrative Agent pursuant to the Collateral Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq.) or complies with any similar state or local law as Administrative Agent shall require; or

(k) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by such Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale (except to the extent that such Account arises from a leasing transaction); or

(l) any documentation relating to the Account does not comply in all material respects with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the FRB; or

(m) Administrative Agent does not have a valid and perfected first priority security interest in such Account; or

(n) the Accounts are subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable Account Debtor; or

(o) the Accounts are evidenced by or arise under any promissory note, instrument or chattel paper unless such instruments or chattel paper have been pledged to Administrative Agent containing such endorsement as Administrative Agent shall require in its Permitted Discretion; or

(p) the Account Debtor has a presence in a state or other jurisdiction requiring the filing of Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such state or other jurisdiction, as applicable, of payment of such Account unless such Borrower has qualified to do business in such state or other jurisdiction, as applicable, or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; or

(q) the Account arises from progress billings or other billing arrangements such that the obligation of the Account Debtor with respect to such Account is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto; or

(r) the Account (i) does not arise from the sale, lease, or rental of goods or performance of services in the Ordinary Course of Business or (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to Administrative Agent which has been sent to the Account Debtor; or

(s) with respect to such Account, any covenant, representation, or warranty contained in the Loan Documents has been breached or is not true in all material respects; or

(t) with respect to such Account, any check or other instrument of payment has been returned or uncollected for any reason; or

(u) the Account is owed by an Account Debtor which has sold all or substantially all of its assets; or

(v) the Account is owed in any currency other than Dollars; or

(w) with respect to such Account, Administrative Agent determines such Account may not be paid by reason of the Account Debtor’s inability to pay or which Administrative Agent otherwise determines is unacceptable for any reason whatsoever; or

(x) the Account is subject to any Lien other than (i) a Lien in favor of Administrative Agent and (ii) a Lien permitted under Section 10.2.2. which does not have priority over the Lien in favor of Administrative Agent; or

(y) with respect to such Account, any Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the Ordinary Course of Business; or

(z) the Account is deemed by Administrative Agent in its Permitted Discretion to be otherwise ineligible for inclusion in the calculation of the Borrowing Base.

“Eligible Assignee”: a Person that is (a) a Lender (except for any Defaulting Lender and its Affiliates), Affiliate of a Lender or Approved Fund and (b) any other assignee (other than a natural person) approved by Administrative Agent (which approval by Administrative Agent shall not be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, approved by Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within 10 Business Days after written (which for this purpose may include email) notice of the proposed assignment is given to Borrower Agent).

“Eligible Spare Parts Inventory”: on any date, any Spare Parts Inventory owned by a Borrower. Except otherwise approved in writing by Administrative Agent exercising its Permitted Discretion, no Spare Parts Inventory shall be Eligible Spare Parts Inventory unless:

(a) it is owned solely by one of the Borrowers and such Borrower has good, valid and marketable title thereto;

(b) it is at all times subject to Administrative Agent’s valid and duly perfected first priority security interest granted pursuant to this Agreement or any other Security Document and no other Lien (other than (x) any Lien permitted under Section 10.2.2(c) or (y) any landlord’s Lien to the extent a Rent and Charges Reserve with respect to the relevant leased property has been deducted from the Borrowing Base or a Lien Waiver has been obtained with respect thereto in accordance with clause (k)(ii) of the following sentence);

(c) the applicable Borrower shall at all times have title to such Spare Parts Inventory and shall have the ability to direct the disposition thereof (subject only to the rights of any lessee under any lease in effect with respect to such Spare Parts Inventory) and it is not located outside the United States or is in transit with a common carrier from vendors and suppliers;

(d) it is not obsolete, unmerchantable, defective, slow moving, unfit for sale, lease, rental or its intended use, as applicable, not salable at prices approximating at least the cost of such Spare Parts Inventory in the Ordinary Course of Business, or unacceptable due to age, type, category and/or quantity, in each case, as determined by Administrative Agent in its Permitted Discretion;

(e) it conforms in all material respects to the covenants, warranties and representations set forth in this Agreement or any other Loan Document;

(f) it conforms to all standards imposed by any Governmental Authority applicable to such Spare Parts Inventory or the use or sale thereof;

(g) it is not the subject of a consignment of any Borrower as consignor;

(h) is covered by insurance reasonably acceptable to the Administrative Agent;

(i) it is not covered by a negotiable document of title, unless such document and evidence of insurance covering such Spare Parts Inventory has been delivered to Administrative Agent with all necessary endorsements;

(j) it is not perishable; and

(k) it is not located in any third party warehouse or in the possession of a bailee and it is not evidenced by a Document (as defined in the UCC), unless (A) such warehouseman or bailee has delivered to Administrative Agent a Lien Waiver or (B) Administrative Agent has established a Rent and Charges Reserve.

Notwithstanding the foregoing, in no event shall (i) any Spare Parts Inventory leased by a Borrower, as lessee, under a Vendor Lease, (ii) any Spare Parts Inventory held at a leased property (other than Spare Parts Inventory on an active lease located at customer locations in the Ordinary Course of Business) unless a Lien Waiver has been obtained with respect thereto (or, if no Lien Waiver has been obtained, a Rent and Charges Reserve, has been deducted from the Borrowing Base) or (iii) any Spare Parts Inventory otherwise deemed ineligible by Administrative Agent in its Permitted Discretion, constitute Eligible Spare Parts Inventory.

“Enforcement Action”: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).

“Engagement Letter”: that certain engagement letter, dated as of April 25, 2018, between Company, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Environment”: ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources, such as wetlands, flora and fauna.

“Environmental Laws”: any and all applicable federal, state, local, and foreign statutes, laws, rules of common law, regulations, ordinances, codes, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection or preservation of the Environment or human health or safety (to the extent related to exposure to any Hazardous Materials), or the generation, use, handling, treatment, storage, disposal, transportation, Release or threatened Release of any materials into the Environment, including those related to Hazardous Materials, air emissions and waste water discharges.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Borrower, any other Obligor or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, disposal or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Notice”: a written notice from any Governmental Authority of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Release or threatened Release of Hazardous Materials, including any complaint, summons, citation, order, claim, demand or request for information, remediation or otherwise, in each case, that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

“Equity Interest”: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by an Obligor or ERISA Affiliate from a Multiemployer Plan; (d) filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that any Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

“Event of Default”: as defined in Section 12.1.

“Excess Availability”: at any time, the amount, if any, by which the (a) Line Cap exceeds (b) Revolver Usage.

“Excess Availability Reserve”: an amount equal to $5,000,000; provided that, on and after the Third Amendment Effective Date and prior to the occurrence of the Ratings Hold Date, the “Excess Availability Reserve” shall be an amount equal to $10,000,000.

“Exchange Act”: Securities Exchange Act of 1934 and any successor statute thereto, in each case as amended from time to time.

“Excluded Accounts”: as defined in Section 8.6(a).

“Exchange Transaction”: the exchange of Senior Notes for Debt permitted under Section 10.2.1(g), which transaction if it occurs shall have been fully closed on or prior to June 15, 2020, on terms substantially similar to those provided to the Administrative Agent and the Lenders on or prior to the Second Amendment Effective Date or otherwise reasonably acceptable to the Administrative Agent.

“Excluded Contributions”: the net cash proceeds, property or assets received by the Obligors or their respective Restricted Subsidiaries from contributions to, or the issuance or other sale of, the common equity capital of any Obligor.

“Excluded Domestic Subsidiary”: (a) any Domestic Subsidiary that is (i) a FSHCO or (ii) owned directly or indirectly by a CFC and (b) Providence Natural Gas, LLC, an Oklahoma limited liability company, CSI Compressco Mexico Investment I LLC, a Delaware limited liability company, and CSI Compressco Mexico Investment II LLC, a Delaware limited liability company.

“Excluded Property”: with respect to any Obligor:

(a) any Real Estate;

(b) any lease, license, permit, agreement or instrument that would otherwise constitute Collateral (referred to solely for purpose of this clause (b) as a “Contract”) or any property subject thereto, in each case in existence on the Closing Date or upon acquisition of the relevant Obligor party thereto, to the extent that a grant of a security interest therein would violate or invalidate such Contract or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law (including the Bankruptcy Code) or principles of equity and only so long as such prohibition or consent requirement was not created in contemplation or anticipation of the Collateral requirements under this Agreement; provided that, in each case, to the extent otherwise constituting Collateral: (x) rights to payment under any such Contract otherwise constituting Excluded Property shall be included in the Collateral to the extent permitted under such Contract or by Section 9-406 or Section 9-408 of the UCC and (y) all proceeds paid or payable to any Obligor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral;

(c) any Equity Interests;

(d) any property of any Obligor which is subject to an obligation under Capitalized Leases, purchase money obligation or other debt obligation if and to the extent that (i) such obligation under Capitalized Leases, purchase money obligation or other debt obligation was incurred pursuant to Section 10.2.1(c) and the agreements or documents granting or governing such obligation under Capitalized Leases, purchase money obligation or other debt obligation validly prohibit, or otherwise require any consent (but only so long as such prohibition or consent requirement was not created in contemplation or anticipation of the Collateral requirements under the Loan Documents) and (ii) such restriction described in subclause (i) above relates only to the asset or assets acquired by any Obligor and attachments and accessions thereto, improvements thereof or substitutions therefor; provided that, in each case, to the extent otherwise constituting Collateral all proceeds paid or payable to any Obligor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of such under obligations under Capitalized Leases, purchase money obligation or other debt obligations secured by such assets;

(e) any asset in which a pledge or security interest is prohibited by applicable law, rule or regulation (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions));

(f) Excluded Accounts;

(g) any Property or assets owned by any Unrestricted Subsidiary;

(h) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(i) any governmental licenses or state or local franchises, charters and authorizations to the extent the granting of security interests therein are prohibited or restricted thereby;

(j) any letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a financing statement under the UCC and Commercial Tort Claims not in excess of $1,000,000;

(k) any assets to the extent a security interest in such assets would result in materially adverse tax consequences as reasonably determined by the Company and Administrative Agent;

(l) any assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required);

(m) any Vehicles; and

(n) any Property or assets with respect to which Administrative Agent reasonably determines in writing that the cost of obtaining a security interest or perfection thereof in such Property or assets is excessive in relation to the benefit to the Lenders of the security to be afforded thereby;

provided that, in any event, the proceeds received by any Obligor from the sale, transfer or other disposition of any Excluded Property shall only constitute Excluded Property if such proceeds meet any of the requirements set forth in clauses (a) through (n) above.

“Excluded Swap Obligation”: with respect to an Obligor, (a) any Swap Obligation as to which, and only to the extent that, all or a portion of the guaranty by such Obligor of or grant of a Lien by such Obligor as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Obligor as specified in any agreement between the relevant Obligors and hedge counterparty applicable to such Swap Obligations, and agreed by Administrative Agent. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or Issuing Bank, as applicable, U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender or Issuing Bank, as applicable, with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender or Issuing Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower Agent under Section 14.4) or (ii) such Lender or Issuing Bank changes its Lending Office, except in each case to the extent that, pursuant to Section 5.8, amounts with respect to such Taxes were payable either to such Lender’s or such Issuing Bank’s assignor immediately prior to such assignment or to such Lender or Issuing Bank immediately prior to its change in Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9 and (d) any withholding Taxes imposed under FATCA.

“Existing Letters of Credit”: the letters of credit previously outstanding and cash collateralized under the Cash Collateral Agreement that are outstanding as of the Closing Date and listed on Schedule 2.2 hereto.

“Extraordinary Expenses”: all reasonable and documented out-of-pocket costs, expenses or advances that Administrative Agent (or with respect to clause (e) and (f) below, any Lender, to the extent provided in Section 3.4 or 11.10) may incur during an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and reasonable and documented standby fees, legal fees and expenses, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

“Fair Market Value”: with respect to any asset or Property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined by Borrower Agent in its good faith discretion. Fair Market Value may be (but need not be) conclusively established by means of an officer’s certificate or resolutions of the governing body of Borrower Agent setting out such Fair Market Value as determined by such Officer or such governing body in good faith with a statement in such officer’s certificate or resolutions about the material facts upon which such determination is based.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (including any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate”: for any day, (a) the rate per annum equal to the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the next preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next succeeding Business Day; or (b) if no such rate is published on the next Business Day, the average rate charged to Bank of America on the applicable day on such transactions, as determined by Administrative Agent; provided, that in no event shall such rate be less than zero.

“Finance Corp.”: CSI Compressco Finance Inc. (f/k/a Compressco Finance Inc.) a Delaware corporation.

“Fiscal Quarter”: each period of 3 months, commencing on the first day of a Fiscal Year.

“Fiscal Year”: the fiscal year of Borrowers and their Restricted Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Fitch”: Fitch Ratings, Inc. or any successor to the ratings business thereof.

“Fixed Charges”: for any Measurement Period, the sum of, without duplication, (a) Consolidated Interest Charges paid in cash or required to be paid in cash for such Measurement Period (net of interest income for such Measurement Period), plus (b) the scheduled principal payments required to be made in cash on account of Debt (excluding the Obligations, and any Synthetic Lease Obligations, but including, without limitation, the principal portion of scheduled payments of Capitalized Lease obligations) for such Measurement Period, plus (c) the aggregate amount of all regularly scheduled Restricted Payments paid in cash by the Company during such Measurement Period, in each case of clauses (a) and (b) determined on a Consolidated basis for the CSI Group in accordance with GAAP.

“Foreign Lender”: any Lender that is not a U.S. Person.

“Foreign Plan”: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

“Foreign Subsidiary”: a Subsidiary that is not a Domestic Subsidiary.

“FRB”: the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure”: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

“FSHCO”: any entity with no material assets or business activities other than ownership of Equity Interest in one or more CFCs.

“Full Payment”: with respect to any Obligations or Guaranteed Obligations, as applicable, (a) the full cash payment thereof (other than inchoate or contingent obligations for which no claim has been asserted), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations or Guaranteed Obligations are LC Obligations, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Administrative Agent in its Permitted Discretion, in the amount of required Cash Collateral); and (c) if such Obligations or Guaranteed Obligations are Secured Bank Product Obligations, arrangements reasonably satisfactory to the Secured Bank Product Provider shall have been made. No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have expired or been terminated.

“GAAP”: generally accepted accounting principles in effect in the United States from time to time.

“General Partner”: CSI Compressco GP LLC, a Delaware limited liability company.

“Governmental Approvals”: all authorizations, consents, approvals, licenses, waivers and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority”: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies, such as the European Union or the European Central Bank).

“Guaranteed Obligations”: as defined in Section 11.1.

“Guarantor Payment”: as defined in Section 5.10.3(b).

“Guarantors”: (a) each Borrower that is not the primary obligor for the payment or performance of any Obligations, and (b) each Guarantor that is or becomes a party to this Agreement (it being understood that any Person that guarantees the Secured Notes, the Senior Notes, any Debt permitted under Section

10.2.1(g), or any Refinancing Debt in respect of the foregoing, shall become a Guarantor hereunder). For the avoidance of doubt, upon the termination of any Subsidiary’s status as a Designated Borrower pursuant to Section 4.7, such Subsidiary shall be deemed a Guarantor unless such Subsidiary is otherwise released or not required to be a Guarantor, in each case, in accordance with this Agreement.

“Guaranty”: the guaranty of each Guarantor set forth in Section 11 (including any joinders thereto).

“Hazardous Materials”: all substances, materials or wastes listed, defined, designated or classified as a pollutant or contaminant, or as hazardous, toxic, explosive or radioactive, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature which, in each case, are regulated pursuant to any Environmental Law.

“Hedging Agreement”: a “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedging Termination Value”: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.

“Immaterial Subsidiary”: as of any date, any Restricted Subsidiary with total assets (based on Fair Market Value) as of such date, that are less than $2,000,000, and together with all other such Immaterial Subsidiaries, with total assets (based on Fair Market Value) of less than $10,000,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if, directly or indirectly, it provides any Contingent Obligation or otherwise provides direct credit support for any Debt of the Company; provided further that if any Restricted Subsidiary becomes an Immaterial Subsidiary which the Company elects to release as a Guarantor, the Company shall provide notice of such occurrence and election to Administrative Agent.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees”: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

“Insolvency Proceeding”: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property”: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Interest Period”: as defined in Section 3.1.3.

“Inventory”: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

“Inventory Reserve”: reserves established by Administrative Agent in its Permitted Discretion to reflect declines in market value or to reflect factors that may negatively impact the value of Spare Parts Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“Investment”: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the Ordinary Course of Business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities (including Acquisitions), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If any Borrower or any Restricted Subsidiary sells or otherwise disposes of less than all of the Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the applicable Borrowers will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrowers’ Investments in such Subsidiary that were not disposed of or sold.

“IRS”: the United States Internal Revenue Service.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank”: as the context may require, (a) Bank of America (including any Lending Office of Bank of America); (b) any Additional Issuing Bank; (c) any replacement issuer appointed pursuant to Section 2.2.4; or (d) collectively, all of the foregoing. For the avoidance of doubt, references to “Issuing Bank” in Section 14.1 and Section 15.1 shall have the meaning specified in clause (c) of the foregoing sentence. Except as provided in the immediately preceding sentence, any reference to “Issuing Bank” herein shall be to the applicable Issuing Bank, as appropriate.

“Issuing Bank Indemnitees”: any Issuing Bank and its Affiliates, and any of each of their respective partners, officers, directors, employees, agents, trustees, advisors and other representatives.

“LC Application”: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank and Administrative Agent. In the event of any conflict between the terms of any LC Application and this Agreement, the terms of this Agreement shall govern.

“LC Conditions”: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in clauses (a), (b), (c) and (f) of Section 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Line Cap; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency reasonably satisfactory to Administrative Agent and the applicable Issuing Bank; (d) Borrower Agent shall have delivered an LC Application in respect of such Letter of Credit; and (e) commencing on the Third Amendment Effective Date and prior to the occurrence of the Ratings Hold Date, such Letter of Credit and related LC Obligations shall be Backstopped or Cash Collateralized. Additionally, no Issuing Bank shall have any obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular or (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

“LC Credit Extension”: with respect to any Letter of Credit, the issuance or reinstatement thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Documents”: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by or on behalf of any Borrowers to an Issuing Bank or Administrative Agent in connection with any Letter of Credit.

“LC Obligations”: the sum (without duplication) of (a) all amounts owing by Borrowers for drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

“LC Request”: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form reasonably satisfactory to Administrative Agent and Issuing Bank.

“Lender Indemnitees”: Lenders and Secured Bank Product Providers and each of their Affiliates, and any of each of their respective partners, officers, directors, employees, agents, trustees, advisors and other representatives.

“Lenders”: lenders party to this Agreement (including any Swing Line Lender) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, other than any Person that shall have ceased to be a party hereto pursuant to an Assignment.

“Lending Office”: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Administrative Agent and Borrower Agent.

“Letter of Credit”: (a) each Existing Letter of Credit and (b) each Standby Letter of Credit and Commercial Letter of Credit issued hereunder.

“Letter of Credit Subline”: $25,000,000; provided, that the Letter of Credit Subline shall be shared ratably among the Lenders based on the lesser of (a) each Lender’s Commitment and (b) such Lender’s Pro Rata share of the Letter of Credit Subline.

“LIBOR”: as defined in the definition of “LIBOR Rate”.

“LIBOR Loan”: a Loan that bears interest based on the LIBOR Rate.

“LIBOR Rate”: the per annum rate of interest determined by Administrative Agent at or about 11:00 a.m. (London time) 2 Business Days prior to the commencement of an Interest Period, in each case for a term equivalent to such period, equal to the London Interbank Offered Rate (“LIBOR”), or comparable or successor rate approved by Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Administrative Agent from time to time); provided, that any comparable or successor rate shall be applied by Administrative Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall the LIBOR Rate be less than 1.00 percent per annum (and if the LIBOR Rate would be less than 1.00 percent per annum, it shall be deemed to be 1.00 percent per annum).

“LIBOR Replacement Date”: as defined in Section 3.1.4.

“LIBOR Screen Rate”: the LIBOR quote on the applicable Reuters screen page Administrative Agent uses to determine LIBOR (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).

“LIBOR Successor Rate”: as defined in Section 3.1.4.

“LIBOR Successor Rate Conforming Changes”: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“License”: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensor”: any Person from whom an Obligor obtains the right to use any Intellectual Property.

“Lien”: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, mortgage, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

“Lien Waiver”: (a) an agreement, substantially in the form of Exhibit D or otherwise reasonably satisfactory to Administrative Agent, by which for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) an agreement, in form and substance reasonably satisfactory to Administrative Agent, by which for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession constituting Collateral as agent for Administrative Agent, and agrees to make available or turn over the Collateral to Administrative Agent upon request; (c) an agreement, in form and substance reasonably satisfactory to Administrative Agent, by which for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to make available or turn over the Collateral to Administrative Agent upon request; and (d) an agreement, in form and substance reasonably satisfactory to Administrative Agent, by which for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Administrative Agent the right, vis-à-vis such Licensor, to enforce Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Line Cap”: as of any time or date of determination, the lesser of (a) the Borrowing Base then in effect and (b) the amount equal to the sum of the aggregate amount of Commitments of all Lenders then in effect minus the Excess Availability Reserve.

“Liquidity”: as of any time or date of determination, the aggregate sum of Excess Availability and all unrestricted cash on hand of the Obligors (a) held in accounts of the Obligors in the United States; and (b) without regard to balances in any Excluded Account or Secured Notes Collateral Account.

“Loan”: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

“Loan Documents”: this Agreement, Other Agreements and any other Security Documents, including, in each case, any amendments, restatements, supplements or other modifications thereto.

“Margin Stock”: as defined in Regulation U of the Board of Governors.

“Material Adverse Effect”: a material adverse change in, or a material adverse effect on (a) the operations, business, assets, Properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; (b) the rights and remedies of Administrative Agent or any Lender under the Loan Documents; (c) the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents; or (d) the validity or enforceability against any Obligor of any Loan Document to which it is a party.

“Material Contract”: any contract, arrangement or material agreement filed, made available or otherwise posted (or required to have been filed, made available or otherwise posted) by the Borrowers with the SEC pursuant to any Securities Laws (a) as to which the breach, nonperformance, or cancellation by any party thereto would have a Material Adverse Effect or (b) which is set forth on Schedule 9.1.27 on the Closing Date.

“Material Debt”: Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Obligors and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations any Obligors and any Subsidiary in respect of any Hedging Agreement at any time shall be the Hedging Termination Value.

“Measurement Period”: at any date of determination, the most recently completed 4 consecutive Fiscal Quarters for which financial statements were required to have been delivered pursuant to the terms of this Agreement.

“Moody’s”: Moody’s Investors Service, Inc., or any successor to the ratings business thereof.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding 5 plan years, has made or been obligated to make contributions.

“Net Income”: with respect to the CSI Group, the net income (loss) of such Persons, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“NOLV Percentage”: the net orderly liquidation value of the Eligible Spare Parts Inventory, expressed as a percentage of the net book value (not to exceed 100%) of such Eligible Spare Parts Inventory, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses reasonably estimated to be incurred in connection with such liquidation in accordance with this Agreement, as determined from the most recent appraisal of each Borrower’s and each Restricted Subsidiary’s Spare Parts Inventory performed by an appraiser reasonably satisfactory to the Administrative Agent.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of each Lender or each affected Lender, in each case, in accordance with the terms of Section 15.1 and (ii) has been approved by the Required Lenders.

“Non-Recourse Debt”: Debt (a) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable as a guarantor or otherwise, in each case of clause (i) and (ii) above, except for Customary Recourse Exceptions and (b) no default with respect to which (including any rights that the holders of the Debt may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Debt (other than the Obligations) of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment of the Debt to be accelerated or payable prior to its stated maturity.

“Notice of Borrowing”: a request by Borrower Agent of a Borrowing of Loans, substantially in the form of Exhibit E or otherwise reasonably satisfactory to Administrative Agent.

“Notice of Conversion/Continuation”: a request by Borrower Agent of a conversion or continuation of any Loans as LIBOR Loans, substantially in the form of Exhibit F or otherwise reasonably satisfactory to Administrative Agent.

“Obligations”: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Obligor”: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Administrative Agent to secure any Obligations.

“OFAC”: Office of Foreign Assets Control of the U.S. Treasury Department.

“Operating LLC” as defined in the introductory paragraph hereto.

“Ordinary Course of Business”: the ordinary course of business of any Borrower or Restricted Subsidiary, undertaken in good faith and consistent with Applicable Law.

“Organizational Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Agreement”: the Engagement Letter, Lien Waivers, the Collateral Rights Agreement and all LC Documents, Designated Borrower Requests and Assumption Agreements, fee letters, other agreements, certificates, documents and instruments entered into in connection herewith or therewith

(exclusive of term sheets but including Borrowing Base Reports, Compliance Certificates, Payment Conditions Certificates, the Perfection Certificate and any other perfection certificate), and promissory notes now or hereafter delivered by an Obligor or other Person to Administrative Agent or any Lender in connection with any transactions relating hereto, in each, as may be amended, restated, supplemented or otherwise modified from time to time.

“Other Connection Taxes”: Taxes imposed on a Recipient as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising from the Recipient having executed, delivered, become a party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.4(c)).

“Overadvance”: as defined in Section 2.1.5.

“Overadvance Loan”: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent”: Spartan Energy Holdco, LLC, a Delaware limited liability company.

“Partnership Agreement”: the Second Amended and Restated Agreement of Limited Partnership of CSI Compressco LP, dated as of August 8, 2016, as in effect on the Closing Date and as amended, supplemented or modified to the extent not prohibited by Section 10.2.16.

“Participant”: as defined in Section 14.2.1.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Conditions”: with respect to any applicable payment or transaction, each of the following conditions:

(a) during the immediately preceding 30 consecutive day period and as of the date of any such payment or transaction, and after giving effect thereto, no Event of Default shall exist or has occurred and is continuing; and

(b) either

(i)(A) during the immediately preceding 30 consecutive day period on a pro forma basis Excess Availability shall have been equal to or greater than 20.0% of the Line Cap then in effect and Liquidity shall have exceeded $17,500,000, with no less than $10,000,000 of Liquidity attributable to Excess Availability and (B) after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Excess Availability shall be equal to or greater than 20.0% of the Line Cap then in effect and Liquidity shall have exceeded $17,500,000, with no less than $10,000,000 of Liquidity attributable to Excess Availability; or

(ii)(A) during the immediately preceding 30 consecutive day period on a pro forma basis Excess Availability shall have been equal to or greater than 17.5% of the Line Cap then in effect and Liquidity shall have exceeded $15,000,000, with no less than $10,000,000 of Liquidity attributable to Excess Availability, (B) after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Excess Availability shall be equal to or greater than 17.5% of the Line Cap then in effect and Liquidity shall have exceeded $15,000,000, with no less than $10,000,000 of Liquidity attributable to Excess Availability and (C) as of the date of any such payment or transaction, and after giving effect thereto on a pro forma basis (including with respect to periods prior to the Closing Date), the Consolidated Fixed Charge Coverage Ratio for the Measurement Period ending on the last day of the most recently ended Fiscal Quarter prior to such payment or transaction for which Administrative Agent has received financial statements in accordance with Section 6.1(n), Section 10.1.2(a) or Section 10.l.2(b) shall be at least 1.00 to 1.00; and

(c) receipt by Administrative Agent of a certificate of a Senior Officer of Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby (each, a “Payment Conditions Certificate”).

“Payment Item”: each check, draft or other item of payment payable to any Obligor, including those constituting proceeds of any Collateral.

“PBGC”: the Pension Benefit Guaranty Corporation.

“Pension Funding Rules”: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding 5 plan years.

“Perfection Certificate”: a Perfection Certificate, substantially in the form of Exhibit G or otherwise reasonably satisfactory to Administrative Agent, provided to Administrative Agent by the Obligors as of the Closing Date.

“Permitted Acquisition”: an Acquisition by any Obligor or any of its Subsidiaries, provided that (a) the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be engaged in substantially the same lines of business as one or more of the businesses of the Obligor and their Subsidiaries or in a business or businesses that are similar, reasonably related, incidental, ancillary or complementary thereto, or are a reasonable extension, development or expansion thereof; (b) the board of directors, or similar applicable governing body, of the Person to be acquired shall not have indicated its opposition to the consummation of such acquisition (or shall have publicly withdrawn any such opposition); (c) at the time of such Acquisition and immediately thereafter, (i) no Default shall have occurred and be continuing, and (ii) the Payment Conditions have been satisfied; (d) if such acquired Person has outstanding Debt at the time of such Acquisition, such Debt is permitted pursuant to Section 10.2.1; (e)(i) any such newly-created or acquired Subsidiary and any applicable Obligor shall comply with the requirements of Section 10.1.12 and (ii) if such Acquisition is an Acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of an Obligor and (f) with respect to any Acquisition for which the consideration with respect to such Acquisition exceeds $5,000,000 (excluding any consideration paid with Equity Interests), the Borrowers shall have delivered to Administrative Agent and each Lender, at least 5 Business Days prior to the date on which such Acquisition is to be consummated (or such shorter period as Administrative Agent may reasonably agree), a certificate of a Senior Officer of Borrower Agent, in form and substance reasonably satisfactory to Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such Acquisition.

“Permitted Discretion”: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment (as such judgment is applied by Administrative Agent to comparable asset based lending transactions).

“Permitted Investment”: any Investment permitted under Section 10.2.4.

“Permitted Investor Group”: Sponsor and its Affiliates other than the Company and its Subsidiaries.

“Permitted Liens”: as defined in Section 10.2.2.

“Permitted Sale/Leaseback Transactions”: the sale or transfer of real or personal property by a Person with the intent to lease or rent such property as lessee for substantially the same purpose as the property sold or transferred, provided that the value of all personal property sold does not exceed $10,000,000 in the aggregate for all such transactions.

“Perpetual Preferred Equity Interest” any Equity Interest issued pursuant to a Perpetual Preferred Equity Issuance.

“Perpetual Preferred Equity Issuance”: any issuance of preferred units, issued in one or more series (i) with a perpetual term; (ii) which is not mandatorily redeemable; (iii) which provides for scheduled payments or dividends in cash; (iv) which does not become convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Termination Date; (v) which results in a total aggregate issued amount of such Perpetual Preferred Equity Interests not to exceed $75,000,000; and (vi) which is issued (or, if applicable, later amended or modified) pursuant to terms and documentation reasonably satisfactory to Administrative Agent.

“Person”: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Plan”: any employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

“Platform”: as defined in Section 15.3.3.

“Pre-Adjustment Successor Rate”: as defined in Section 3.1.4.

“Preferred Stock”: any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate”: the rate of interest publicly announced by Bank of America from time to time as its prime rate. Bank of America bases such rate on various factors, including its costs and desired return, general economic conditions and other factors, and uses the rate as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the public day specified in the announcement of such change.

“Pro Rata”: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

“Property”: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances”: as defined in Section 2.1.6.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP”: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“Ratings Category”:

(a) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

(b) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(c) with respect to Fitch, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories).

“Ratings Decline”: a decrease in the rating of the Secured Notes or any Debt issued under Section 10.2.1(g), in each case, by any of Moody’s, S&P or Fitch by one or more gradations (including gradations within Ratings Categories as well as between Ratings Categories) within ninety (90) days after the consummation of the Spartan Acquisition. In determining whether the rating of the Secured Notes or such Debt issued under Section 10.2.1(g), has decreased by one or more gradations, gradations within Ratings Categories, namely + or—for each of S&P and Fitch and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Ratings Hold Date”: the ninety-first (91st) day following the consummation of the Spartan Acquisition; provided that if a Ratings Decline occurs within ninety (90) days after the consummation of the Spartan Acquisition, the ninety-first (91st) day following the consummation of the Spartan Acquisition shall not be the Ratings Hold Date and no Ratings Hold Date shall occur on any date or for any purpose under this Agreement or any other Loan Document. For the avoidance of doubt, if there shall not be a Ratings Hold Date, all relevant requirements and restrictions set forth in this Agreement pending the occurrence of the Ratings Hold Date shall continue in full force and effect.

“Real Estate”: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Recipient”: Administrative Agent, any Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

“Refinancing Debt”: with respect to any Person, any refinancing, renewal, replacement or extension of any Debt (“Original Debt”) of such Person; subject to the following conditions with respect to such Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Original Debt (other than an increase in an aggregate principal amount resulting solely from any capitalized or payment in kind interest, premium (including any customary tender premiums) thereon and other amounts paid, and fees and expenses reasonably incurred in connection therewith); (b) it has a final maturity no sooner than and a weighted average life no less than, the Original Debt; (c) if the Original Debt is subordinated, it is subordinated to the Obligations at least to the same extent as the Original Debt or otherwise on terms and conditions reasonably acceptable to Administrative Agent; (d) with respect to Material Debt, unless approved by Administrative Agent in its sole discretion, the representations, covenants and defaults applicable to it are no less favorable (taken as a whole) in any material respect to the Borrowers, than those applicable to the Original Debt; (e) no additional Lien (other than Liens on Property not constituting Collateral) is granted to secure it; (f) no additional Person is obligated on such Debt; (g) upon giving effect to it, no Event of Default exists, (h) in the case of Senior Notes, the Secured Notes, any additional notes issued pursuant to the Senior Notes Indenture or the Secured Notes Indenture and any Debt permitted to be issued pursuant to Section 10.2.1(g), (i) is not scheduled to mature prior to the date that is 91 days after the Termination Date and (ii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to 91 days after the Termination Date at the time such Debt is incurred; (i) in the case of any secured Original Debt, if such Refinancing Debt is secured, no material amount of additional Property is added to the collateral secured thereby; and (j) in the case of Secured Notes, any additional notes issued pursuant to the Secured Notes Indenture, and any Debt permitted to be issued pursuant to Section 10.2.1(g), it is subject to the Collateral Rights Agreement.

“Registered Public Accounting Firm”: has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.

“Reimbursement Date”: as defined in Section 2.2.2(a).

“Related Adjustment”: in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such LIBOR Successor Rate:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Government Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or

(b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Release”: any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, leaching or migration into or through the Environment, or into, from or through any building, structure or facility.

“Relevant Government Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Rent and Charges Reserve”: reserves which may be taken by Administrative Agent in its Permitted Discretion with respect to Eligible Spare Parts Inventory in an amount up to the aggregate of, without duplication, (a) all past due rent, storage, transportation and other amounts owing by a Borrower to any landlord, warehouseman, operator, pipeline, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Spare Parts Inventory and (b) if the owner or operator of a facility or other location where any Eligible Spare Parts Inventory is located (other than customer locations where Eligible Spare Parts Inventory is located in the Ordinary Course of Business consistent with past practices) has not entered into a Lien Waiver in favor of Administrative Agent, an amount equal to 2 months of rent, storage, transportation and other amounts payable to the applicable owner or operator of such facility or other location; provided that any Rent and Charges Reserve taken with respect to any location at which any Eligible Spare Parts Inventory is located shall not exceed the value of such Eligible Spare Parts Inventory stored at such location.

“Report”: as defined in Section 13.2.3.

“Reportable Event”: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Required Lenders”: at any time there are (a) less than three Lenders, all such Lenders and (b) three or more Lenders, two or more Lenders holding not less than 66.67% of (i) the aggregate outstanding Commitments or (ii) following termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment”: any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners, limited partners, general partners, or members (or the equivalent Person thereof).

“Restricted Subsidiary”: any Subsidiary that is not an Unrestricted Subsidiary or a direct or indirect Subsidiary of an Unrestricted Subsidiary.

“Revolver Usage”: (a) the aggregate amount of outstanding Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Backstopped or Cash Collateralized by Borrowers and, without duplication, the aggregate amount of all unreimbursed drawings under Letters of Credit.

“Rolling Forecast Report”: (A) a thirteen-week rolling forecast of cash flows, Liquidity, the Borrowing Base and Excess Availability, in form and substance reasonably acceptable to the Administrative Agent, which shall, among other things, reflect the Borrowers’ good faith projection of all weekly cash receipts and disbursements in connection with the operation of the Obligors’ and their respective Subsidiaries’ business during such thirteen-week period, including but not limited to capital expenditures, collections, payroll, and other major cash outlays, and (B) a variance report comparing the Obligors’ actual cash flows, Liquidity, the Borrowing Base, Excess Availability and receipts and disbursements for the completed portion of the immediately preceding thirteen-week rolling forecast with the projected cash flows, Liquidity, the Borrowing Base, Excess Availability, receipts and disbursements for such completed period as reflected in the immediately preceding thirteen-week rolling forecast, in the form of Exhibit J or otherwise as agreed to by the Administrative Agent and the Borrowers.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor to the ratings business thereof.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, any EU member state or other relevant sanctions authority, (b) any Person operating, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sarbanes-Oxley”: the Sarbanes-Oxley Act of 2002.

“Scheduled Unavailability Date”: as defined in Section 3.1.4(b).

“SEC”: the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment”: that certain Second Amendment to Loan and Security Agreement, dated as of June 11, 2020, by and among the Borrowers, the Guarantors party thereto, the Lenders party thereto, the Issuing Bank, the Swing Line Lender and the Administrative Agent.

“Second Amendment Effective Date”: has the meaning given such term in the Second Amendment.

“Secured Bank Product Obligations”: Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor or a Restricted Subsidiary of a Borrower and/or a Guarantor to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Secured Bank Product Provider”: (a) Bank of America or any of its Affiliates; and (b) any Person that (i) at the time it enters into a Bank Product is a Lender or any of its Affiliates or (ii) at the time it (or its Affiliate) becomes a Lender, is a party to a Bank Product with an Obligor or a Restricted Subsidiary of a Borrower and/or a Guarantor, in each case in its capacity as a party to such Bank Product (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender), provided that such Bank Product is not secured by the Secured Notes Collateral and such provider delivers written notice to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, within 10 days following the later of the Closing Date, June 26, 2019, creation of the Bank Product or the date on which such provider becomes a Lender, (A) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount; (B) agreeing to be bound by Section 13.13; and (C) designating any Hedging Agreements as Secured Bank Product Obligations to be pari passu with the Loans to the extent applicable.

“Secured Notes”: the Company and Finance Corp.’s 7.500% senior secured first lien notes due 2025 issued pursuant to the Secured Notes Indenture.

“Secured Notes Collateral”: substantially all of the property and assets of the Obligors (including, without limitation, the Secured Notes Collateral Account), now owned or hereafter acquired, that do not constitute Collateral or, as applicable, Excluded Property.

“Secured Notes Collateral Account”: collectively, any deposit or other account (in each case, if such account exists on the Closing Date, to be identified in writing to Administrative Agent on or prior to the Closing Date), which solely includes (a) identifiable proceeds received from (i) asset sales of Secured Notes Collateral required to be deposited therein in accordance with the terms of any indenture, note agreement or other agreement governing the Secured Notes, any Debt permitted under Section 10.2.1(g) or any Refinancing Debt in respect of the foregoing, (ii) foreclosures on or sales of Secured Notes Collateral or (iii) any other awards or proceeds of Secured Notes Collateral (including insurance proceeds with respect to events of loss relating to Secured Notes Collateral) pursuant to the security documents in respect of the Secured Notes, any additional notes issued pursuant to the Secured Notes Indenture, any Debt permitted to be issued pursuant to Section 10.2.1(g) and any Refinancing Debt in respect of the foregoing, including earnings, revenues, rents, issues, profits and income from the Secured Notes Collateral received pursuant to such security documents after foreclosure or conveyance in lieu of foreclosure, and interest earned thereon or (b) the proceeds of the Secured Notes, any additional notes issued pursuant to the Secured Notes Indenture, any Debt permitted to be issued pursuant to Section 10.2.1(g) and any Refinancing Debt in respect of the foregoing received on the issue date thereof.

“Secured Notes Collateral Trustee”: U.S. Bank National Association, in its capacity as the collateral trustee under the Secured Notes Indenture.

“Secured Notes Documents”: the “Notes Documents” under (and as defined in) the Secured Notes Indenture as of the Closing Date.

“Secured Notes Indenture”: the indenture dated as of March 22, 2018 (as amended, supplemented or otherwise modified from time to time), among the Company, Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee, and the Secured Notes Collateral Trustee.

“Secured Parties”: Administrative Agent, Issuing Banks, Lenders and Secured Bank Product Providers.

“Securities Account Control Agreement”: control agreement reasonably satisfactory to Administrative Agent executed by an institution maintaining a Securities Account for an Obligor, to perfect Administrative Agent’s Lien on such account.

“Security Documents”: this Agreement, the Guaranties, Deposit Account Control Agreements, Securities Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

“Securities Laws”: the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Notes”: Company and Finance Corp.’s 7.25% senior notes due 2022 issued pursuant to the Senior Notes Indenture.

“Senior Notes Indenture”: the indenture dated as of August 4, 2014 (as amended, supplemented or otherwise modified from time to time), among the Company, Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee.

“Senior Officer”: the chairman of the board, president, chief executive officer, chief financial officer, controller, treasurer or any senior vice president of a Borrower (or of the General Partner acting on behalf of a Borrower) or, if the context requires, any other Person.

“Service and Rental Fleet Equipment”: equipment owned by the Company and its Subsidiaries and (i) used by the Company or its Subsidiaries to provide compression, other production enhancement services or other ancillary services, (ii) leased to customers to perform such services, or (iii) held for sale, in all instances for clauses (i) - (iii), in connection with the production, transportation or storage of oil and natural gas.

“Settlement Report”: a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

“SOFR”: with respect to any Business Day, means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Government Body.

“Solvent”: with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the Properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the Properties and assets of such Person will be greater than the amount that would be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) such Person is able to realize upon its Properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s Properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Spare Parts Inventory”: all Inventory consisting of “parts and supplies” as shown on the balance sheet of the Company and its Subsidiaries but, for the avoidance of doubt, shall not include “work-in-progress” as shown on the balance sheet of the Company and its Subsidiaries.

“Spartan Acquisition”: as defined in the Third Amendment.

“Specified Obligor”: a Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

“Specified Transaction”: any incurrence or repayment of Debt (other than for working capital purposes) or Investment or capital contribution that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Company, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any Disposition of a business unit, line of business or division of the Company or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor”: Spartan Energy Partners LP, a Delaware limited partnership.

“Standard Letter of Credit Practice”: for any Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which such Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under (i) with respect to any Standby Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) or (ii) with respect to any Commercial Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision (International Chamber of Commerce Publication No. 600); each of (i) and (ii) above, as adopted by the International Chamber of Commerce and including any subsequent revisions thereof as of the date such Letter of Credit is issued, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit”: any Letter of Credit that is not a Commercial Letter of Credit.

“Stated Amount”: with respect to any outstanding Letter of Credit, including, if applicable, any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents, the amount of such Letter of Credit that is or may become available to be drawn.

“Sub Inc.” as defined in the introductory paragraph hereto.

“Subsidiary”: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other Persons in which a Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).

“Swap Obligations”: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender”: Bank of America in its capacity as provider of Swingline Loans, or any successor swing line lender hereunder.

“Swingline Loan”: any Borrowing of Base Rate Loans funded with Swing Line Lender’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Reserve”: the aggregate amount of reserves established by Administrative Agent from time to time in its Permitted Discretion in respect of federal and state excise Taxes and sales Taxes that are due and payable by the Borrowers (except if being contested in good faith in appropriate proceedings and for which adequate reserves have been taken in accordance with GAAP and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR”: the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Government Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Termination Date”: June 29, 2023; provided that, if such date is not a Business Day, the Termination Date shall be the preceding Business Day.

“Third Amendment”: the Third Amendment to Loan and Security Agreement, dated as of January 29, 2021, by and among the Borrowers, the Guarantors party thereto, the Lenders party thereto, and the Issuing Bank, the Swing Line Lender and the Administrative Agent.

“Third Amendment Effective Date”: as defined in the Third Amendment.

“Transactions”: with respect to the Obligors, the execution, delivery and performance by the Obligors of this Agreement and each other Loan Document and the borrowing of Loans by the Borrowers, the use of the proceeds thereof, the issuance or deemed issuance of Letters of Credit hereunder, the guarantee of the Obligations and the grant of Liens by the Obligors on Collateral pursuant to the Loan Documents and the payment of any fees and expenses in connection with the foregoing.

“Transition Services Agreement”: the Transition Services Agreement dated as of the Third Amendment Effective Date between Tetra (as defined in the Third Amendment) and the Company or as otherwise amended, supplemented or modified from time to time to the extent not prohibited by Section 10.2.16.

“Transferee”: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“UCC”: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Subsidiary”: any Subsidiary of the Company that is designated by the board of directors of the General Partner of the Company on behalf of the Company as an Unrestricted Subsidiary pursuant to a resolution of the board of directors of the General Partner as certified in a certificate delivered to Administrative Agent by a Senior Officer of Borrower Agent, but only to the extent that such Subsidiary:

(a) has no Debt other than Non-Recourse Debt owing to any person other than the Company or any of its Restricted Subsidiaries;

(b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of the Company;

(c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect contractual obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Persons to achieve any specified levels of operating results;

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Company or any of its Restricted Subsidiaries, except to the extent such guarantee or credit support would be released upon such designation;

(e) would constitute an Investment which the Company could make in compliance with Section 10.2.4; and

(f) (i) does not have any Secured Bank Product Obligations outstanding or otherwise owing by such Person to a Secured Bank Product Provider and (ii) is not a direct or indirect parent entity of a Restricted Subsidiary with Secured Bank Product Obligations outstanding or otherwise owing to a Secured Bank Product Provider.

Notwithstanding the preceding requirements, (i) if, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt of such Subsidiary shall be deemed to be incurred as of such date, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary hereunder unless such Subsidiary is or substantially contemporaneously with such designation becomes designated as an “Unrestricted Subsidiary” (however defined) under and within the meaning of each indenture, note agreement or other agreement governing the Secured Notes, the Senior Notes, any Debt permitted under Section 10.2.1(g), and any Refinancing Debt in respect of the foregoing, and (iii) all Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“Unused Line Fee Rate”: a per annum rate equal to 0.50%.

“U.S. Person”: “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 5.9.2(b)(iii).

“Vehicles”: all motor vehicles, airplanes, vessels, tractors, trailers and other assets subject to certificates of title.

“Vendor Lease”: a lease pursuant to which Goods (as defined in the UCC) are leased from a Vendor Lessor, whether or not such lease constitutes an operating or a capital lease under GAAP and whether or not such lease constitutes a true lease or a secured transaction under the UCC or any other requirement of Applicable Law.

“Vendor Lessor”: a Person who leases Goods (as defined in the UCC) to another Person.

“Voting Stock”: of any Person as of any date, the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly-Owned Subsidiary”: with respect to any Person shall mean a Subsidiary of such Person of which Equity Interests representing 100% of the Equity Interests (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Applicable Law) are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Wholly-Owned Domestic Subsidiary”: with respect to any Person shall mean a Domestic Subsidiary of such Person of which Equity Interests representing 100% of the Equity Interests (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Applicable Law) are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent”: any Obligor and Administrative Agent (including any successor or replacement Administrative Agent).

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a consistent basis with the most recent audited financial statements of Company and its Subsidiaries delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Administrative Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower Agent shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Documents,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Securities Account”.

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, restatements, supplements, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include such Person’s successors and permitted assigns; (f) time of day mean time of day at Administrative Agent’s notice address under Section 15.3.1; or (g) except as expressly provided, discretion of Administrative Agent, any Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Administrative Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged gross negligence, willful misconduct or bad faith by Administrative Agent, any Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer.

1.5. Pro Forma Calculations.

1.5.1 Consolidated Fixed Charge Coverage Ratio. Notwithstanding anything to the contrary herein, the Consolidated Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.5.

1.5.2 Specified Transactions. For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Debt in connection therewith) that have been made (a) during the applicable Measurement Period and (b) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any applicable Measurement Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.5, then the Consolidated Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.5.

1.5.3 Pro Forma Calculations of Specified Transactions. Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Borrower Agent and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies resulting from such Investment, acquisition, disposition, merger, consolidation or discontinued operation or other transaction, in each case calculated in the manner described in the definition of Consolidated EBITDA.

1.5.4 Capitalized Lease Obligations. Interest on a Capitalized Lease obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower Agent to be the rate of interest implicit in such Capitalized Lease obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Borrower Agent or Subsidiary may designate.

1.5.5 Compliance with Payment Conditions. Notwithstanding anything in this Agreement to the contrary, with respect to any Acquisition and the incurrence of any Debt or Lien in connection therewith, subject to the next succeeding proviso, compliance with the Payment Conditions test required by this Agreement for such Acquisition or such Debt shall be determined on the date the definitive acquisition agreement for such Acquisition is entered into and, only with respect to the tests described in clauses (b)(i) and (b)(ii) of the definition of “Payment Conditions”, be determined on the date (a) the definitive acquisition agreement for such Acquisition is entered into and (b) such Acquisition is consummated (in each case, after giving pro forma effect to such Acquisition); provided that, the Payment Conditions shall be deemed not to have been met if an Event of Default under Section 12.1(a) shall have occurred and be continuing on the date such Acquisition is consummated.

SECTION 2. CREDIT FACILITIES

2.1. Commitment.

2.1.1 Loans. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time on and after the Closing Date through the Commitment Termination Date. The Loans may be repaid or prepaid, as applicable, and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if Revolver Usage at such time plus the requested Loan would exceed the Line Cap.

2.1.2 Notes. Loans and interest accruing thereon shall be evidenced by the records of Administrative Agent and the applicable Lender. At the written request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loan(s).

2.1.3 [Reserved].

2.1.4 Voluntary Reduction or Termination of Commitments.

(a) The Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 5 Business Days’ prior written notice to Administrative Agent, Borrowers may, at their option, terminate the Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable; provided that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. On the Termination Date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Commitments, on a ratable basis for all Lenders, upon at least 5 Business Days’ prior written notice to Administrative Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5 Overadvances. If Revolver Usage exceeds the Line Cap (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Administrative Agent, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Administrative Agent may require Lenders to fund Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance does not exceed 10% of the Borrowing Base and does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Overadvance Loans be required that would cause Revolver Usage to exceed the aggregate Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Administrative Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6 Protective Advances. Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount equal to 10.0% of the aggregate amount of Commitment outstanding at any time, if Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to Administrative Agent. Absent such revocation, Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7 Increase in Commitments. Borrowers may request an increase in Commitments from time to time upon notice to Administrative Agent by adding to this Agreement one or more Eligible Assignees that are not already Lenders hereunder to issue additional Commitments and become Lenders hereunder or by allowing one or more existing Lenders to increase their respective Commitments (but no existing Lender shall be required to, or have any obligation to, increase its Commitments), as long as (a) the requested increase is in a minimum amount of $5,000,000 (other than requests for the entire remaining amount under the aggregate limit set forth in clause (b) below) and is offered on the same terms as existing Commitments, except for a closing fee specified by Borrowers, (b) increases under this Section 2.1.7 do not exceed $25,000,000 in the aggregate, (c) no more than three (3) reductions in Commitments pursuant to Section 2.1.4 and increases pursuant to this Section 2.1.7, taken together, shall be made, and in no event shall any reduction or increase occur within 6 months of the date of any previous reduction or increase, as the case may be, (d) no Event of Default has occurred and is continuing as of the date of the request for increase and immediately before and after giving effect thereto, and (e) the requested increase does not cause the Commitments to exceed any applicable cap under the terms of any indenture, note agreement or other agreement governing the Secured Notes, the Senior Notes, any Debt permitted under Section 10.2.1(g), and any Refinancing Debt in respect of the foregoing. Administrative Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Administrative Agent if and to what extent such Lender commits to increase its Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder. Administrative Agent and Borrower Agent shall determine the allocation of the increased Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in clauses (a) and (b) (and if a Borrowing is to be made in connection with such increase, clauses (d), (e) and (f)) of Section 6.2 are satisfied, total Commitments shall be increased by the requested amount (or at Borrower Agent’s election, such lesser amount committed by existing Lenders and Eligible Assignees) on a date agreed upon by Administrative Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Administrative Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Administrative Agent reasonably requests to evidence the increase in and allocations of Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Administrative Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments and the total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such increase.

2.2. Letter of Credit Facility.

2.2.1 Issuance of Letters of Credit. From and after the Closing Date, each Existing Letter of Credit shall be deemed, for all purposes of this Agreement, to be a Letter of Credit used for the account of the Borrowers on the Closing Date. The Issuing Banks shall also issue Letters of Credit from time to time until 7 days prior to the Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of an LC Application (via facsimile or other electronic method of transmission reasonably acceptable to Issuing Bank) with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Each LC Request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by a Senior Officer and delivered to Issuing Bank via facsimile or other electronic method of transmission reasonably acceptable to Issuing Bank. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives an LC Request and LC Application at least 3 Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Issuing Bank to eliminate any Fronting Exposure associated with such Lender (after giving effect to Section 4.2). If, in sufficient time to act, Issuing Bank receives written notice from Administrative Agent or Required Lenders that an LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit until such notice is withdrawn in writing. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower for its own account or the account of any other Obligor to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Administrative Agent and the applicable Issuing Bank. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its reasonable discretion.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary; provided that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. In connection with any Letter of Credit, none of Administrative Agent, any Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Document; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Issuing Bank, Administrative Agent or any Lender, including any act or omission of a Governmental Authority. Borrowers shall take all action to avoid and mitigate any damages related to any Letter of Credit or claimed against any Issuing Bank, Administrative Agent or any Lender, including through enforcement of any available rights against a beneficiary. The rights and remedies of any Issuing Bank under the Loan Documents shall be cumulative. Each Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, each Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e) Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give prior written notice of nonrenewal of such Letter of Credit not later than a date to be agreed at the time such Letter of Credit is issued and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Administrative Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

2.2.2 Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank (x) by 11:00 a.m. on the same day if the applicable Borrower receives notice of such payment from the Issuing Bank not later than 9:00 a.m. on the date such Issuing Bank honors such request for payment or (y) by 11:00 a.m. on the Business Day immediately following the date on which the Borrower receives such notice from the Issuing Bank, if received later than 9:00 a.m. on the date of notice (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit (the “Draw Amount”). If any Draw Amount is not paid on the Reimbursement Date thereof, whether or not Borrower Agent submits a Notice of Borrowing (and without regard to any required minimum amounts of Borrowing), Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount equal to such Draw Amount on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability, or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document which proves to be fraudulent, forged, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit; (iii) Issuing Bank or any of its branches or affiliates being the beneficiary of any Letter of Credit; (iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person; (vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.2.2(a), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or (vii) the fact that any Default or Event of Default shall have occurred and be continuing.

(b) Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Administrative Agent shall promptly notify Lenders and each Lender shall within 1 Business Day after such notice pay to Administrative Agent, for the benefit of Issuing Bank, such Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Administrative Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction. Each Issuing Bank may (but is not obligated to) refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its reasonable discretion, appropriate assurances) from the Lenders.

2.2.3 Cash Collateral.

(a) On and after the Third Amendment Effective Date and prior to the occurrence of the Ratings Hold Date, the Borrowers shall at all times have Backstopped or Cash Collateralized all outstanding Letters of Credit and all other LC Obligations.

(b) Subject to Section 2.1.5, if at any time (i) an Event of Default exists, (ii) the Commitment Termination Date has occurred, or (iii) the Termination Date is scheduled to occur within 5 Business Days, then Borrowers shall, in each case, at Issuing Bank’s or Administrative Agent’s written request, Cash Collateralize the outstanding Letters of Credit and all other LC Obligations. Borrowers shall, at Issuing Bank’s or Administrative Agent’s written request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender (determined after giving effect to Section 4.2 and any cash collateral provided by the Defaulting Lender). If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Administrative Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or is created thereby or the conditions in Section 6.2 are satisfied).

2.2.4 Resignation of Issuing Bank. Issuing Bank may resign at any time upon not less than 10 Business Days’ prior written notice to Administrative Agent and Borrowers, and any resignation of Administrative Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Administrative Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Event of Default exists, shall be reasonably acceptable to Borrowers.

2.2.5 Indemnification. Each Borrower agrees to indemnify, defend and hold harmless each Issuing Bank Indemnitee (to the fullest extent permitted by law) as set forth in Section 15.2.

2.2.6 Limitation of Liability. The liability of Issuing Bank (or any other Indemnitee) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.

(b) Automatically following the occurrence and during the continuance of any Event of Default arising under Section 12.1(a) or 12.1(i), or following the occurrence and during the continuance of any other Event of Default (in each case, after giving effect to applicable grace periods) if the Required Lenders in their sole discretion so elect, outstanding Obligations shall bear interest at the Default Rate (whether before or after any judgment). Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand. Each Obligor acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest shall accrue from the date a Loan is advanced, or in the case of any other Obligation when such Obligation is not paid when due (without regard to any applicable grace periods), until paid in full by Borrowers (and shall not accrue on the day on which such Loan or Obligation is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for 1 day), and shall in no event be less than zero at any time. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each January, April, July and October with respect to a Base Rate Loan, and on the last day of the applicable Interest Period with respect to a LIBOR Loan (except, in the case of a LIBOR Loan with an Interest Period of more than 90 days’ duration, each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period); (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Administrative Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted to or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Administrative Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least 2 Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Administrative Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any LIBOR Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loan into a Base Rate Loan. Administrative Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days (or, with the consent of all Lenders, such other period that is 360 days or less, subject to availability); provided, however, that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Termination Date.

3.1.4 LIBOR Successor Rate.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Agent or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower Agent) that the Borrower Agent or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(iv) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.1.4, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, in the case of clauses (a)(i)-(iii) above, on a date and time determined by the Administrative Agent (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur within a reasonable period of time after the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(x) Term SOFR plus the Related Adjustment; and

(y) SOFR plus the Related Adjustment;

and in the case of clause (iv) above, the Borrower Agent and Administrative Agent may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and under any other Loan Document in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the Administrative Agent shall have notified all Lenders and the Borrower Agent of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause;

provided that, if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Administrative Agent notifies the Borrower Agent and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower Agent and each Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate.

Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 1.00 percent per annum, the LIBOR Successor Rate will be deemed to be 1.00 percent per annum for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower Agent and the Lenders reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in Section 3.1.4(a)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

(b) Notwithstanding anything to the contrary herein, (i) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described under Section 3.1.4(a)(i)-(iii), as applicable, if the Administrative Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.1.4(a)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.1.4(a)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Administrative Agent determines that none of the LIBOR Successor Rates is available, then in each case, the Administrative Agent and the Borrower Agent may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section 3.1.4 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower Agent unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(c) If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with clauses (a) or (b) of this Section 3.1.4 and the circumstances under clauses (a)(i) or (a)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower Agent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans, Interest Periods, interest payment dates or payment periods), and (y) the LIBOR Rate component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with clauses (c) or (d). Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

3.2. Fees.

3.2.1 Unused Line Fee. Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage during any quarter. Such fee shall be payable quarterly in arrears, on the first day of each January, April, July and October and on the Commitment Termination Date.

3.2.2 LC Facility Fees. Borrowers shall pay (a) to Administrative Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin for LIBOR Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each January, April, July and October; (b) to the applicable Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each applicable Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each January, April, July and October; and (c) to the applicable Issuing Bank, for its own account, all customary fees and charges associated with the issuance, amending, drawing, extending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum to the extent the Default Rate is applied pursuant to Section 3.1.1(b) hereof.

3.2.3 Engagement and Fee Letters. Borrowers shall pay all fees set forth in the Engagement Letter and any fee letters executed by any Obligor, any Arranger and/or Administrative Agent, as applicable, in connection with this Agreement.

3.2.4 Closing Fee. On the Closing Date, the Borrowers shall pay to each Lender a fee in an amount equal to 0.50% on each such Lender’s Commitment on the Closing Date.

3.3. Computation of Interest, Fees, Yield Protection. All interest (other than interest computed by reference to the Base Rate), as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, and interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Each determination by Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrower Agent by Administrative Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Administrative Agent, Lead Left Arranger and their respective Affiliates for all reasonable and documented out-of-pocket legal, accounting, appraisal, audit consulting, due diligence, and other fees, costs and expenses (including, without limitation, reasonable and documented out-of-pocket costs and expenses for travel, lodging and meals for personnel, out-of-pocket examination costs and customary charges for field examinations and the preparation of reports) incurred by Administrative Agent, Lead Left Arranger and their respective Affiliates in connection with (a) syndication and closing of the credit facilities provided for herein (including, without limitation, reasonable and documented out-of-pocket fees, disbursements and charges of one firm of counsel to Administrative Agent, the Lead Left Arranger and their respective Affiliates, taken as a whole, and one firm of local counsel to Administrative Agent, the Lead Left Arranger and their respective Affiliates, taken as a whole, in each appropriate jurisdiction, and in the case of an actual or potential conflict of interest as determined by the affected party, one additional firm of counsel to such affected party and one additional firm of local counsel to such affected party in each appropriate jurisdiction) and negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder to the extent not maintained by the applicable Obligors as required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Administrative Agent’s personnel or a third party; provided that reasonable and documented out-of-pocket legal fees, disbursements and charges shall be limited to one firm of counsel to Administrative Agent and the Lenders taken as a whole and an additional local law firm in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest as determined by the affected party, one additional firm of counsel to such affected party and one additional firm of local counsel to such affected party in each appropriate jurisdiction. Borrowers acknowledge that counsel may provide Administrative Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Administrative Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials or Report), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Administrative Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid for such period. All amounts payable by Borrowers under this Section shall be due on demand.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain, fund or charge applicable interest or fees with respect to any Loan or Letter of Credit, which interest or fee is based on the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to Borrower Agent and Administrative Agent, any obligation of such Lender to make, maintain or fund such Loan or participate in such Letter of Credit (or to charge interest or fees with respect thereto) or to continue or convert Loans as LIBOR Loans shall be suspended until such Lender notifies Borrower Agent and Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay the applicable Loan, Cash Collateralize the applicable LC Obligations or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. Administrative Agent will promptly notify Borrower Agent and Lenders if, in connection with any LIBOR Loan or request for a LIBOR Loan, (a) Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period of such LIBOR Loan, or (ii) adequate and reasonable means do not exist for determining LIBOR for the Interest Period with respect to a proposed LIBOR Loan; or (b) Administrative Agent or Required Lenders determine for any reason that the LIBOR Rate for the Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to Lenders of funding such Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Administrative Agent (upon instruction by Required Lenders) withdraws the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan.

3.7. Increased Costs; Capital Adequacy.

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or any Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (iii) Connection Income Taxes) and (iv) other Taxes indemnifiable under Section 5.8) with respect to any Loan, Letter of Credit, Commitment or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender, any Issuing Bank or interbank market any other condition, cost or expense (in each case, other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any LIBOR Loan, or converting to or continuing any interest option for a LIBOR Loan, or to increase the cost to a Lender or an Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or an Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank and the delivery of the certificate contemplated by Section 3.7.5, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2 Capital Requirements. If a Lender or an Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or its holding company, if any, regarding capital or liquidity requirements has or had the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations or Swingline Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered; provided that such Lender or such Issuing Bank is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

3.7.3 LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Administrative Agent), which notice shall include the amount of such costs, the methodology for the calculation and the calculation thereof, of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers’ receipt of the notice.

3.7.4 Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or an Issuing Bank for any increased costs incurred or reductions suffered more than 9 months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that such Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.7.5 Certificates for Reimbursement. A certificate of a Lender or Issuing Bank specifying the Change in Law and setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, and the method for calculating such amount or amounts as specified in Section 3.7.1 or 3.7.2, as applicable, and delivered to Borrower Agent and Administrative Agent shall be conclusive absent manifest error.

3.8. Mitigation. If any Lender gives a notice under Section 3.5 or any Lender or Issuing Bank, as applicable, requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender or Issuing Bank, as applicable, under Section 5.8, then at the request of Borrower Agent, such Lender or Issuing Bank, as applicable, shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender or Issuing Bank, as applicable, to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 14.4, then Borrowers shall pay to Administrative Agent its customary administrative charge charged in connection therewith and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding incurred as a result of any of the foregoing events. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to Borrower Agent and shall be conclusive absent manifest error.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Administrative Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Loans.

4.1.1 Notice of Borrowing.

(a) Whenever Borrowers desire funding of Loans, Borrower Agent shall give Administrative Agent a Notice of Borrowing (or make telephonic or e-mail request in accordance with Section 4.1.4). Such notice must be received by Administrative Agent by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least 3 Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise made by Borrowers, (i) the becoming due of any interest or principal shall be deemed to be a request for a Base Rate Loan on the due date (after giving effect to any applicable grace periods) in the amount due and the Loan proceeds shall be disbursed as direct payment of such interest or principal and (ii) the becoming due of any other Obligation (whether fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Loan on the date that is 10 Business Days after the due date and the Loan proceeds shall be disbursed as direct payment of such Obligations. In addition, Administrative Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Administrative Agent or any of its Affiliates.

(c) If a Borrower maintains a disbursement account with Administrative Agent or any of its Affiliates, then presentation for payment in the account of a check, draft or other item of payment payable by any Obligor when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of such check, draft or other item of payment. Proceeds of the Loan may be disbursed directly to the account.

4.1.2 Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Administrative Agent shall notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. at least 2 Business Days before a proposed funding of a LIBOR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date. Subject to its receipt of such amounts from Lenders, Administrative Agent shall disburse the Borrowing proceeds received from the Lenders in a manner directed by Borrower Agent and reasonably acceptable to Administrative Agent. Unless Administrative Agent shall have received (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with Administrative Agent, and Administrative Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Administrative Agent, then the applicable Lender and Borrowers severally agree to repay to Administrative Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender or an Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3 Swingline Loans; Settlement.

(a) To fulfill any request for a Base Rate Loan hereunder, upon receiving a borrowing request from any Borrower not later than 11:00 a.m. on any Business Day requesting that a Base Rate Loan be made, the Swing Line Lender may in its discretion advance Swingline Loans to such Borrower on the same Business Day such request is received by Swing Line Lender, up to an aggregate outstanding amount of $5,000,000. Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to the Swing Line Lender for its own account until Lenders have funded their participations therein as provided below.

(b) Settlement of Loans, including Swingline Loans, among Lenders, the Swing Line Lender and Administrative Agent shall take place on a date determined from time to time by Administrative Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Administrative Agent to Lenders. Between settlement dates, Administrative Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Administrative Agent, in immediately available funds, within 1 Business Day after Administrative Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4 Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Administrative Agent. Borrowers shall confirm each such request by prompt delivery to Administrative Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Administrative Agent or Lenders, the records of Administrative Agent and Lenders shall govern. Neither Administrative Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Administrative Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person reasonably believed in good faith by Administrative Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Administrative Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 15.1.1(c).

4.2.2 Payments; Fees. To the extent the Borrowers or any other Obligors are required to pay any amounts to a Defaulting Lender hereunder or under any other Loan Documents, Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Administrative Agent such amounts until all Obligations owing to Administrative Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Administrative Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the Unused Line Fee Rate under Section 3.2.1, and the Borrowers shall not be required to pay such Unused Line Fee Rate to such Defaulting Lender (or Administrative Agent for the benefit of such Defaulting Lender). If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Administrative Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3 Status; Cure. Administrative Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Administrative Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Administrative Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender. Unless expressly agreed by Borrowers, Administrative Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation or Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than six (6) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Administrative Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Obligor hereby designates the Company (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrower Materials and Reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by Borrower Agent on behalf of any Obligor. Administrative Agent and Lenders may give any notice or communication with an Obligor hereunder to Borrower Agent on behalf of such Obligor. Each of Administrative Agent, Issuing Bank and Lenders shall have the right, in its reasonable discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Obligor agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against such Obligor.

4.5. One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Administrative Agent’s Lien on all Collateral; provided, however, that Administrative Agent, each Issuing Bank and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6. Effect of Termination. On the Commitment Termination Date, the Obligations shall be immediately due and payable (except, in the case of any Secured Bank Product Obligations, as otherwise agreed in writing between any Obligor and/or Restricted Subsidiary (as applicable) and any applicable Secured Bank Product Provider). Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Administrative Agent shall retain its Liens in the Collateral (except as otherwise released in accordance with the terms of this Agreement) and all of its rights and remedies under the Loan Documents. Administrative Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Administrative Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 5.9, 5.10, 13, 15.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

4.7. Designated Borrower.

4.7.1 Applicant Borrower. So long as no Default shall have occurred and is continuing or shall result therefrom: Borrower Agent may at any time, upon not less than 10 Business Days’ notice from Borrower Agent to Administrative Agent (or such shorter period as may be agreed by Administrative Agent in its sole discretion), designate any additional Subsidiary of the Company that is not already a Designated Borrower (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”); provided that such Subsidiary shall be a Wholly-Owned Domestic Subsidiary of the Company and shall remain a Wholly-Owned Domestic Subsidiary of the Company for as long as such Subsidiary is a Designated Borrower. Notwithstanding anything else to the contrary in this Section 4.7.1, the parties hereto acknowledge and agree that (x) prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein each Lender shall have had 5 Business Days to review such Applicant Borrower’s Designated Borrower Request and Assumption Agreement and notify Administrative Agent in writing of any objection to such Applicant Borrower becoming a Designated Borrower on the basis of such Lender (A) not being permitted to make any Loan to such Designated Borrower under applicable Law or (B) not being able to commit or make such Loan to such Designated Borrower because of adverse tax consequences for such Lender when such Subsidiary of Borrower Agent becomes a Designated Borrower and (y) Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel, appraisals and field exams, any documents or instruments required pursuant to Section 10.1.12 and other documents or information (including, without limitation, information and documentation of the type provided under Section 6.1(q), in each case, in form, content and scope reasonably satisfactory to Administrative Agent, as may be required by Administrative Agent in its reasonable discretion, and a promissory note signed by such new Borrower to the extent any Lender so requires) (such deliverables collectively, the “Applicant Borrower Materials”). If (1) no Lender objects to the addition of an Applicant Borrower as a Designated Borrower as set forth in clause (x) of the preceding sentence and (2) Administrative Agent determines in its reasonable discretion that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all the Applicant Borrower Materials, Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to Borrower Agent and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.

4.7.2 Joint and Several. The Obligations of Borrower Agent and each Designated Borrower that is a Subsidiary shall be joint and several in nature.

4.7.3 Confirmation. Each Subsidiary of Borrower Agent that is or becomes a “Designated Borrower” pursuant to this Section 4.7 hereby irrevocably confirms the appointment and powers of Borrower Agent under Section 4.4 and will become a Guarantor pursuant to Section 10.1.12.

4.7.4 Termination. Borrower Agent may from time to time, upon not less than 10 Business Days’ notice from Borrower Agent to Administrative Agent (or such shorter period as may be agreed by Administrative Agent in its reasonable discretion), terminate a Designated Borrower’s status as such, provided that (i) there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination or (ii) if Revolver Usage exceeds the Line Cap at the time of such termination of status, the Borrowers shall contemporaneously make such prepayments as are required hereunder to eliminate such excess. Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, and in immediately available funds, not later than noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that after an Event of Default has occurred and is continuing, Administrative Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Administrative Agent reasonably deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2. Repayment of Loans. Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.5, if an Overadvance exists at any time, Borrowers shall, on the sooner of Administrative Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Loans in an amount sufficient to reduce Revolver Usage to the Line Cap.

5.3. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4. Marshaling; Payments Set Aside. None of Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Administrative Agent, any Issuing Bank or any Lender, or if Administrative Agent, any Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, an Issuing Bank or a Lender in its reasonable discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery by such trustee, receiver or other Person, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5. Application and Allocation of Payments.

5.5.1 Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Administrative Agent in its reasonable discretion.

5.5.2 Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all fees, indemnification, costs and expenses (other than fees, costs and expenses constituting Secured Bank Product Obligations), including Extraordinary Expenses, owing to Administrative Agent;

(b) second, to all amounts owing to the Lenders and Administrative Agent on Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c) third, to all amounts owing to Issuing Bank, ratably among each Issuing Bank in proportion to the respective amounts described in this clause payable to it;

(d) fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e) fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f) sixth, to Cash Collateralize all LC Obligations;

(g) seventh, to all Loans, and to Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) that are pari passu with the Loans and up to the amount of the Bank Product Reserve existing therefor;

(h) eighth, to all other Secured Bank Product Obligations;

(i) ninth, to all remaining Obligations;

(j) last, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Law.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Administrative Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within 5 days following request, Administrative Agent may assume the amount is zero.

5.5.3 Erroneous Application. Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Secured Party or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.6. Dominion Account. The ledger balance in each Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. For the avoidance of doubt, if a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Event of Default exists.

5.7. Account Stated. Administrative Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Administrative Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Administrative Agent in writing within 90 days after receipt or inspection that specific information is subject to dispute.

5.8. Taxes.

5.8.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) Any and all payments by or on account of any Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, taking into account information and documentation provided pursuant to Section 5.9.

(b) If a Withholding Agent is required by any Applicable Law to withhold or deduct Taxes from any payment, then (i) the applicable Withholding Agent, to the extent required by Applicable Law, shall apply such withholding or deduction and timely pay the full amount to be withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.8.2 Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Administrative Agent’s option, timely reimburse Administrative Agent for payment of, any Other Taxes.

5.8.3 Tax Indemnification.

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or an Issuing Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Administrative Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Administrative Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Administrative Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Administrative Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Administrative Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or any Issuing Bank by Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by Administrative Agent to the Lender or Issuing Bank from any other source against any amount due to Administrative Agent under this subsection (b).

5.8.4 Evidence of Payments. As soon as practicable after payment of Taxes by any Obligor pursuant to this Section, Borrower Agent shall deliver to Administrative Agent a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Administrative Agent.

5.8.5 Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, nor have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or an Issuing Bank. If a Recipient determines in its discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Administrative Agent or any other Recipient be required to make its tax returns (or any other information relating to its Taxes that it deems confidential) available to any Obligor or other Person.

5.8.6 Survival. Each party’s obligations under Sections 5.8 and 5.9 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by or replacement of a Lender or an Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.9. Lender Tax Information.

5.9.1 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Administrative Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.2 Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person;

(a) Any Lender that is a U.S. Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Administrative Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably satisfactory to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form reasonably satisfactory to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made;

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Administrative Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Administrative Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be appropriate for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof; and

(e) on or before the date on which Bank of America (and any successor or replacement Administrative Agent) becomes Administrative Agent hereunder, it shall deliver to the Borrowers two properly completed and executed copies of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI with respect to any payments to be received on its own behalf and IRS Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Treasury Regulation Section 1.1441-1(e)(5) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code, or a “U.S. branch” within the meaning of Treasury Regulation Section 1.1441-1(b)(2)(iv) that is treated as a U.S. Person for purposes of withholding obligations under the Code) for the amounts Administrative Agent receives for the account of others.

5.9.3 Redelivery of Documentation. If any form or certification previously delivered by a Lender or Administrative Agent pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender or Administrative Agent, as applicable shall promptly update the form or certification or notify Borrowers and Administrative Agent in writing of its legal inability to do so.

5.10. Nature and Extent of Each Borrower’s Liability.

5.10.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Administrative Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Administrative Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Administrative Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Administrative Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.10.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Administrative Agent and Lenders that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any other rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Administrative Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.10.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.10 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.10 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Section 5.10.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its Obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.10 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Qualified ECP intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.4 Joint Enterprise. Each Borrower has requested that Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Administrative Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.5 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of the Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Closing. This Agreement shall become effective on the date (“Closing Date”) that each of the following conditions has been satisfied (or waived in accordance with this Agreement):

(a) Each Loan Document shall have been duly executed and delivered to Administrative Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms of each Loan Document to which it is a party.

(b) Administrative Agent shall have received (i) acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, or arrangements reasonably satisfactory to Administrative Agent for such filings and recordations shall have been made (and all filing and recording fees and taxes in connection therewith shall have been duly paid or arrangements reasonably satisfactory to Administrative Agent for the payment of such fees and taxes shall have been made), and (ii) subject to Section 10.1.15, UCC and Lien searches and termination documents or other evidence reasonably satisfactory to Administrative Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Administrative Agent shall have received Lien Waivers with respect to any location where Eligible Spare Parts Inventory is held (other than Inventory located at customer locations in the Ordinary Course of Business); provided that no such Lien Waiver is required so long as a Rent and Charges Reserve has been deducted from the Borrowing Base in respect of such Eligible Spare Parts Inventory.

(d) Subject to Section 10.1.15, Administrative Agent shall have received duly executed Deposit Account Control Agreements on each Deposit Account (other than an Excluded Account and the Secured Notes Collateral Account) (i) that is a collections account and (ii) as required by Section 8.6, Securities Account Control Agreements and agreements establishing each Dominion Account and, if applicable, related lockbox, in form and substance reasonably satisfactory to Administrative Agent.

(e) Administrative Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of the Company certifying that, as of the Closing Date, after giving effect to the Transactions (including, without limitation, any initial Loans made or Letters of Credit issued or Existing Letters of Credit deemed issued hereunder on the Closing Date), the Company and its Subsidiaries, taken as a whole, are Solvent.

(f) Administrative Agent shall have received a certificate of a duly authorized Senior Officer of each Obligor, certifying as of the Closing Date (i) that attached copies of such Person’s Organizational Documents, as applicable, are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents on behalf of such Person, as applicable. Administrative Agent may conclusively rely on this certificate until it is otherwise notified by such Person in writing.

(g) Administrative Agent shall have received a written opinion of Vinson & Elkins LLP, in form and substance reasonably satisfactory to Administrative Agent.

(h) Administrative Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Person’s jurisdiction of organization. Administrative Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Person’s jurisdiction of organization as of a reasonably recent date.

(i) Subject to Section 10.1.15, Administrative Agent shall have received certificates of insurance for the insurance policies carried by Obligors reasonably satisfactory to Administrative Agent, as well as all necessary endorsements naming Administrative Agent as an additional insured and lender loss payee with respect to the Collateral, as the case may be, all in compliance with the Loan Documents.

(j) No event shall have occurred or circumstance exist since December 31, 2017 that has or would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(k) Borrowers shall have paid all reasonable and documented costs and expenses of the Lead Left Arranger, Administrative Agent and Lenders (including, without limitation, reasonable and documented fees (including such fees agreed upon in the Engagement Letter), disbursements and other charges of one firm of counsel for Administrative Agent, the Lead Left Arranger and their Affiliates, due diligence expenses, the costs of lender meetings, and the audit and appraisal fees and expenses (including, without limitation, reasonable and documented costs and expenses for travel, lodging and meals for personnel, out-of-pocket examination costs and customary charges for field examinations and the preparation of reports) for Administrative Agent) for which invoices with reasonable detail and supporting documentation have been presented at least 1 Business Day prior to the Closing Date.

(l) Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to it, of a duly authorized Senior Officer of each Borrower certifying that, as of the Closing Date, upon the Borrowing of Loans, giving effect to the issuance or deemed issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith and therewith, as well as any payables stretched beyond their customary payment practices, on the Closing Date Excess Availability (based on the Borrowing Base Report described in clause (r) below) shall be at least $10,000,000.

(m) Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to it, of a duly authorized Senior Officer of each Obligor, certifying that, as of the Closing Date, the conditions specified in Sections 6.1(s) and (u) and Sections 6.2(a) and (b) are satisfied.

(n) Administrative Agent and Lenders shall have received (i) pro forma consolidated financial statements of the Company and its Subsidiaries and consolidating financial statements of the Borrowers, in each case, giving effect to the initial funding of Loans, issuance of Letters of Credit and the funding of the Secured Notes on or before the Closing Date, (ii) forecasts prepared by management of the Borrowers (each in form reasonably satisfactory to Administrative Agent and the Lenders, and evidencing Borrowers’ ability to comply with the financial covenant set forth in Section 10.3) of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Agreement, (iii) Audited Financial Statements, (iv) the unaudited consolidating financial statements of the Borrowers as of and for each Fiscal Year ended December 31, 2017, December 31, 2016 and December 31, 2015 and (v) unaudited consolidated financial statements of the Company and its Subsidiaries and consolidating financial statements of the Borrowers, in each case, for the Fiscal Quarter ended March 31, 2018.

(o) Administrative Agent and Lenders shall be reasonably satisfied with the capital structure of the Company and its Subsidiaries.

(p) Each Lender shall have received internal credit approval for the extension of credit under this Agreement.

(q) (i) Administrative Agent shall have received, at least 3 Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested in writing at least 5 Business Days prior to the Closing Date by Administrative Agent or any Lender; (ii) at least 3 Business Days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to Administrative Agent and each Lender that so requests in writing at least 5 Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower and (iii) Administrative Agent shall have received reasonably satisfactory background checks on key members of management of each Borrower.

(r) Administrative Agent shall have received a Borrowing Base Report dated as of May 31, 2018 in form and substance reasonably satisfactory to it, including aging reports for the Eligible Accounts Receivable.

(s) There is no action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or Governmental Authority that (a) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) relates to this Agreement, any other Loan Document or any Transaction.

(t) Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to it, of a duly authorized Senior Officer of each Obligor, (i) either (x) attaching copies of all consents and approvals required in connection with the execution, delivery and performance by any Obligor and the validity against any such Obligors of the Loan Documents to which it is a party, and such consents and approvals shall be in full force and effect, or (y) certifying that no such consents, licenses or approvals are so required and (ii) certifying no law or regulation is applicable that could restrain, prevent or impose any material adverse conditions on the Obligors.

(u) After giving effect to the Transactions, neither the Company nor its Subsidiaries shall have any Material Debt for borrowed money other than (i) the Secured Notes, (ii) the Senior Notes and (iii) this Agreement.

(v) The Lenders shall have received the fees required to be paid under Section 3.2.4.

Without limiting the generality of the provisions of Section 13.3, for purposes of determining compliance with the conditions specified in this Section 6.1, each Lender and Issuing Bank that has executed and delivered (and, as applicable, released from escrow) its signature page to this Agreement shall be deemed to (i) have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender and Issuing Bank and (ii) have received internal credit approval for the extension of credit under this Agreement, in each case, unless Administrative Agent shall have received notice from such Lender or Issuing Bank prior to the proposed Closing Date specifying its objection thereto.

6.2. Conditions Precedent to All Credit Extensions. Administrative Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit to or for the benefit of Borrowers, unless the Closing Date shall have occurred and the following conditions are satisfied (or waived in accordance with this Agreement):

(a) No Default or Event of Default shall exist at the time of, or result from, such funding or issuance;

(b) The representations and warranties of each Obligor in the Loan Documents to which they are a party shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date), except that for purposes of this Section 6.2, the representations contained in clauses (a) and (b) of Section 9.1.5 shall be deemed to be the most recent financial statements furnished pursuant to Section 6.1(n) or clauses (a) and (b), respectively, of Section 10.1.2, as applicable;

(c) With respect to issuance of a Letter of Credit (other than the Existing Letters of Credit), the Issuing Bank shall have received an LC Application at least 3 Business Days prior to the requested date of issuance and the LC Conditions shall have been satisfied;

(d) Administrative Agent shall have received a Notice of Borrowing with respect to the funding of any Loan;

(e) With respect to funding any Loan, Administrative Agent shall have received a Borrowing Base Report in a form and substance reasonably satisfactory to Administrative Agent dated no more than 30 days prior to such request; and

(f) If the applicable Borrower is a Designated Borrower, then the conditions of Section 4.7 to the designation of such Borrower as a Designated Borrower shall have been satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan or issuance of a Letter of Credit shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding or issuance.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of the Obligations (including all obligations of the Guarantors), each Obligor hereby grants to Administrative Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of the following Property of such Obligor, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Inventory;

(c) General Intangibles (excluding Intellectual Property), to the extent relating to Accounts and Inventory;

(d) Chattel Paper, to the extent relating to Accounts and Inventory;

(e) all Deposit Accounts, Securities Accounts and Commodity Accounts (excluding the Secured Notes Collateral Account and the Excluded Accounts), including sums in any blocked, lockbox, sweep or collection account (excluding the Secured Notes Collateral Account and the Excluded Accounts), and all cash, Cash Equivalents and any other amounts credited to such accounts;

(f) all cash and Cash Equivalents (other than cash and Cash Equivalents credited to the Secured Notes Collateral Account credited in compliance with Section 10.2.19);

(g) all Investment Property, Documents, and Instruments, to the extent relating to the foregoing;

(h) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies with respect to Collateral, and claims against any Person for loss, damage or destruction of any Collateral;

(i) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(j) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to, destruction of, business interruption in relation to, or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything herein to the contrary, in no event shall the security interest or Lien attach to, or the term “Collateral” be deemed to include, any Excluded Property.

7.2. Deposit Accounts; Securities Accounts; Commodity Accounts; Cash Collateral.

7.2.1 Deposit Accounts; Securities Accounts; Commodity Accounts. Each Obligor hereby authorizes and directs each bank or other depository or securities intermediary to deliver to Administrative Agent, upon request of Administrative Agent, all balances in any Deposit Account, Securities Account and Commodity Account maintained for such Obligor that constitutes Collateral, in accordance with the applicable control agreement between such Obligor, Administrative Agent and such bank or other depository or securities intermediary. For the avoidance of doubt, the Administrative Agent may issue such request at any time (it being understood that the Administrative Agent is directed by the Lenders to and shall provide such request on the Second Amendment Effective Date).

7.2.2 Cash Collateral. Cash Collateral may be invested, at Administrative Agent’s reasonable discretion (and with the consent of Borrower Agent, as long as no Event of Default has occurred and is continuing), but Administrative Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for the Obligations, each Obligor hereby grants to Administrative Agent, for the benefit of Secured Parties, a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Upon a drawing on any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under Applicable Law, to reimburse the applicable Issuing Bank. To the extent not applied in accordance with the immediately preceding sentence, after an Event of Default has occurred and is continuing, Administrative Agent may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Administrative Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Administrative Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3. Other Collateral.

7.3.1 Certain After-Acquired Collateral. Obligors shall promptly notify Administrative Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Investment Property, Chattel Paper, Documents, or Instruments, in each case, constituting Collateral with an individual value of or face amount in excess of $1,000,000, and, upon Administrative Agent’s written request, shall promptly take such actions as Administrative Agent reasonably deems appropriate to effect Administrative Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession or control agreement or using its commercially reasonable efforts to obtain any Lien Waiver. If any Collateral is in the possession of a third party, at Administrative Agent’s written request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Administrative Agent.

7.4. Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Administrative Agent or any other Secured Party to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.5. Further Assurances. All Liens granted to Administrative Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon reasonable, written request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Administrative Agent deems reasonably appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Administrative Agent to file any financing statement that describes the Collateral in the same manner as described herein (or by any other description which reasonably approximates the description contained in this Agreement) and ratifies any action taken by Administrative Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.6. Collateral Rights Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by Administrative Agent hereunder are subject to the provisions of the Collateral Rights Agreement. In the event of any conflict between the terms of the Collateral Rights Agreement and this Agreement, the terms of the Collateral Rights Agreement shall govern and control.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Reports.

8.1.1 Delivery. Borrowers shall deliver to Administrative Agent (and Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Report (i) as of the close of business of the previous Fiscal Quarter by the 25th of each Fiscal Quarter, (ii) if any Loans are outstanding, as of the close of business of the previous month by the 25th day of each month, and (iii) during any Borrowing Base Reporting Trigger Period, as of the close of business of the previous week by the third Business Day of each week. All information (including calculation of Excess Availability and/or the Line Cap) in a Borrowing Base Report shall be certified by Borrower Agent. Administrative Agent, in its Permitted Discretion, may from time to time adjust any such report (a) to reflect Administrative Agent’s reasonable estimate of declines in value of Collateral, due to collections received in any Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent any information or calculation does not comply with this Agreement.

8.1.2 Availability Reserves. Administrative Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Availability Reserves upon at least 3 Business Days’ prior written notice (which may be by email) to Borrower Agent, which notice shall include a description of such Availability Reserve being established (during which period Administrative Agent shall, if requested, discuss any such Availability Reserve or change with Borrower Agent and Borrower Agent may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to Administrative Agent); provided, that such notice and opportunity shall not limit the right of Administrative Agent to establish or change such Availability Reserve; provided further that, in no event shall such prior notice be required for (a) changes to any Availability Reserves resulting solely by virtue of mathematical calculations of the amount of the Availability Reserve in accordance with the methodology of calculation previously utilized, or (b) changes to Availability Reserves or establishment of additional Availability Reserves if it would be reasonably likely that a Material Adverse Effect would occur were such Availability Reserve not changed or established prior to the expiration of such 3 Business Day period or (c) changes to Availability Reserves when a Default or Event of Default exists. Promptly after Administrative Agent has knowledge that the event, condition or matter which is the basis for the establishment of a new Availability Reserve no longer exists, Administrative Agent shall eliminate such Availability Reserve. Notwithstanding any other provision of this Agreement to the contrary, (i) except with respect to the Excess Availability Reserve component of Availability Reserve, the amount of any Availability Reserve (or change in Availability Reserve) shall have a reasonable relationship to the event, condition or other matter that is the basis for such Availability Reserve or change, (ii) except with respect to the Excess Availability Reserve component of Availability Reserve, in no event shall any Availability Reserve (or change in Availability Reserve) with respect to any component of the Borrowing Base duplicate any Availability Reserve or adjustment already expressly accounted for through eligibility criteria and (iii) the Excess Availability Reserve component of any Availability Reserve shall not be subject to the other requirements of this Section 8.1.2, including any prior notice period before a change therein shall establish, modify or eliminate Availability Reserves.

8.2. Accounts.

8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts in all material respects, including all payments and collections thereon, and shall submit to Administrative Agent copies of sales, collection, reconciliation and other similar reports in form reasonably satisfactory to Administrative Agent, on such periodic basis as Administrative Agent may reasonably request. Each Borrower shall also provide to Administrative Agent, on or before (i) the 25th day after the end of each Fiscal Quarter, (ii) during any period that any Loans are outstanding, the 25th day after the end of each month (iii) and, during any Borrowing Base Reporting Trigger Period, by the third Business Day of each week, a reasonably detailed aged trial balance of all Accounts (including all invoices aged by due date), as applicable, (x) as of the end of the preceding Fiscal Quarter, (y) during any period that any Loans are outstanding, as of the end the preceding month, (z) and, during any Borrowing Base Reporting Trigger Period, as of the end of the preceding week, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Administrative Agent may reasonably request. If any Account in an aggregate face amount of $5,000,000 or more ceases to be an Eligible Accounts Receivable, Borrowers shall notify Administrative Agent of such occurrence promptly (and in any event within 5 Business Days) after any Borrower has knowledge thereof.

8.2.2 Taxes. If an Account of any Borrower constituting Collateral includes a charge for any Taxes (in each case to the extent such Taxes are then due and payable (except if being contested in good faith by appropriate proceedings being diligently conducted and for which adequate reserves have been provided in accordance with GAAP) and which have priority over the Liens of Administrative Agent in such Accounts), Administrative Agent is authorized, during the continuance of an Event of Default, in its reasonable discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Administrative Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3 Account Verification. Whether or not a Default or an Event of Default has occurred and is continuing, Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise; provided that Administrative Agent shall take such action in the name of Administrative Agent only while an Event of Default has occurred and is continuing. Borrowers shall reasonably cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Accounts. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Administrative Agent. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Administrative Agent) from each lockbox servicer and Dominion Account bank, establishing Administrative Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Administrative Agent at any time (it being understood that the Administrative Agent is directed by the Lenders to and shall exercise such control on the Second Amendment Effective Date), requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. All Dominion Accounts shall be maintained with Bank of America, any Lender or any of their respective Affiliates. Administrative Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral. Borrowers shall request in writing and otherwise take all reasonably necessary steps to ensure that all payments on Accounts or otherwise relating to the Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Restricted Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Administrative Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3. Proceeds of Secured Notes Collateral. To the extent deposited in a Secured Notes Collateral Account, identifiable proceeds received from (i) asset sales of Secured Notes Collateral required to be deposited therein in accordance with the terms of any indenture, note agreement or other agreement governing the Secured Notes, any Debt permitted under Section 10.2.1(g) or any Refinancing Debt in respect of the foregoing, (ii) foreclosures on or sales of Secured Notes Collateral or (iii) any other awards or proceeds of Secured Notes Collateral (including insurance proceeds with respect to events of loss relating to Secured Notes Collateral) pursuant to the security documents in respect of the Secured Notes, any additional notes issued pursuant to the Secured Notes Indenture, any Debt permitted to be issued pursuant to Section 10.2.1(g) and any Refinancing Debt in respect of the foregoing, including earnings, revenues, rents, issues, profits and income from the Secured Notes Collateral received pursuant to such security documents after foreclosure or conveyance in lieu of foreclosure, and interest earned thereon or the proceeds of the Secured Notes, any additional notes issued pursuant to the Secured Notes Indenture, any Debt permitted to be issued pursuant to Section 10.2.1(g) and any Refinancing Debt in respect of the foregoing received on the issue date thereof, (A) may not be commingled with any funds constituting Collateral and (B) shall be held as segregated funds, separate and apart from any funds of the Borrowers and their Subsidiaries constituting Collateral; provided, for the avoidance of doubt, that nothing herein shall prohibit any such funds in any Secured Notes Collateral Account from being deposited into, held in and/or disbursed from any Excluded Account.

8.4. Inventory.

8.4.1 Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory in all material respects, including with respect to any returns of Inventory to a supplier, vendor or other Person, costs and daily withdrawals and additions and shall submit to Administrative Agent inventory and reconciliation reports in form satisfactory to Administrative Agent, on such periodic basis as Administrative Agent may request. Each Obligor shall conduct periodic cycle counts consistent with historical practices, and shall provide to Administrative Agent a report based on such counts on an annual basis, together with such supporting information as Administrative Agent may request. Administrative Agent may participate in and observe each physical count or periodic cycle count.

8.4.2 Returns of Inventory8.4.3 . No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default or Event of Default or Overadvance exists or would result therefrom; (c) the Administrative Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds $5,000,000; and (d) any payment received by a Borrower for a return is promptly remitted to the Administrative Agent for application to the Obligations.

8.4.4 Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval and each Borrower shall take all steps to assure that all Inventory is produced in accordance with Applicable Law. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, in each case, in all material respects.

8.5. Spare Parts Inventory.

8.5.1 Records and Schedules . Each Obligor shall keep accurate and complete records of its Spare Parts Inventory, in all material respects, including kind, quality, quantity, cost, acquisitions and dispositions thereof. Each Obligor shall submit to Administrative Agent information from the reports and additional information concerning the locations where Spare Parts Inventory is located, in each case, promptly following Administrative Agent’s reasonable written request therefor.

8.6. Deposit Accounts; Securities Accounts; Commodity Accounts.

(a) As of the Closing Date, Schedule 8.6 sets forth all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by Borrowers and other Obligors (other than any Secured Notes Collateral Account), including all Dominion Accounts as of the Closing Date. Each Borrower and other Obligors shall take all actions reasonably necessary to establish Administrative Agent’s control of each such Deposit Account (i) that is a collections account and (ii) as required by Section 8.6(b) and each such Securities Account and such Commodity Account and each Deposit Account that is a collections account or other account to the extent reasonably requested by the Administrative Agent, Securities Account or Commodity Account (except, in each case, any such account that is solely a disbursement account) opened, acquired or no longer constituting an Excluded Account after the Closing Date (other than (A) operating and deposit accounts that hold at all times less than $1,000,000 in the aggregate for all such accounts, (B) payroll, withholding tax and other fiduciary deposit accounts, (C) zero-balance disbursement only accounts and (D) accounts containing cash or letter of credit margin collateral that are used to fulfill margin obligations under Hedging Agreements that hold at all times less than $5,000,000 in the aggregate (each an “Excluded Account” and collectively for all such accounts in clauses (A) through (D) above, the “Excluded Accounts”)). Each Borrower and each other Obligor shall be the sole account holder of each Deposit Account, Securities Account and Commodity Account and shall not allow any other Person (other than Administrative Agent) to have control over a Deposit Account, a Securities Account or Commodity Account (other than the Excluded Accounts and the Secured Notes Collateral Account) or any Property deposited therein, in each case, constituting Collateral. Each Borrower and each other Obligor shall promptly notify Administrative Agent of any opening, acquisition or closing of a Deposit Account, a Securities Account or a Commodity Account (other than an Excluded Account). Each Borrower shall (i) request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to lockboxes and Dominion Accounts maintained pursuant to and in accordance with Section 8.2.4, and (ii) deposit or cause to be deposited promptly, and in any event no later than the third Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a lockbox) into one or more Dominion Accounts. Notwithstanding anything to the contrary herein, all proceeds of Collateral received by any Obligor and all disbursement of loan proceeds shall be deposited directly into the applicable Dominion Accounts.

(b) Commencing on the Closing Date and continuing until Full Payment of the Obligations, each Borrower and the other Obligors shall maintain Bank of America as their principal depository bank in the United States, including for the maintenance of operating and deposit accounts, lockbox administration, funds transfer, information reporting services and other treasury management services, in each case, for the avoidance of doubt, except for Excluded Accounts, any Secured Notes Collateral Account or any operating and Deposit Accounts maintained outside of the United States.

8.7. General Provisions.

8.7.1 Location of Collateral. All material tangible items of Collateral, other than Inventory in transit, shall at all times be kept by the Borrowers at locations owned or leased by an Obligor, at customer locations, at locations in respect of which Administrative Agent has received a Lien Waiver (or taken a Rent and Charges Reserve) or at manufacturer locations or other locations for the purposes of repair or servicing of such Collateral, except that the Borrowers may make sales or other dispositions of Collateral in accordance with Section 10.2.9. Schedule 8.7.1 lists all locations where Collateral is located as of the Closing Date.

8.7.2 Insurance of Collateral.

(a) Each Obligor shall maintain insurance with respect to the Collateral and provide the endorsements with respect thereto, in each case, in accordance with Section 10.1.8. From time to time upon reasonable written request, the Borrowers shall provide Administrative Agent with reasonably detailed information as to the insurance so carried. If any Borrower fails to provide and pay for any insurance with respect to Collateral required to be maintained under the Loan Documents, Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor.

If no Event of Default has occurred and is continuing, Borrowers may settle, adjust or compromise any insurance claim with respect to Collateral. If an Event of Default has occurred and is continuing, only Administrative Agent, or any Obligor with Administrative Agent’s consent (not to be unreasonably withheld or delayed), shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance with respect to any Collateral (other than proceeds from workers’ compensation or fiduciary and/or director and officer insurance) and any awards arising from condemnation of any Collateral shall be deposited in a Dominion Account.

8.7.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Administrative Agent’s possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.7.4 Defense of Title. Each Obligor shall defend its title to Collateral and Administrative Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.8. Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints (until the Full Payment of the Obligations) Administrative Agent (and all Persons designated by Administrative Agent) as such Borrower’s and such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section (provided that, Administrative Agent agrees that, except for the powers granted in Section 8.8(b)(iv) (which may be exercised at any time in accordance with Section 5.6, Section 7.2.1 and Section 8.2.4, including on the Second Amendment Effective Date), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing). Administrative Agent, or Administrative Agent’s designee, may, without notice and in either its or a Borrower’s or an Obligor’s name, but at the cost and expense of the Borrowers and the other Obligors:

(a) endorse any Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Administrative Agent’s possession or control; and

(b) to the extent any of the following relate to the Collateral, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Administrative Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts, Securities Accounts or Commodity Accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to any Obligor, and notify postal authorities to deliver any such mail to an address designated by Administrative Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Administrative Agent reasonably deems appropriate to fulfill an Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants, as applicable, that:

9.1.1 Legal Existence, Qualification and Power; No Affected Financial Institutions. Each Obligor and its Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business in which it is currently engaged and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. None of the Obligors nor any of their Subsidiaries is an Affected Financial Institution.

9.1.2 Authorization; No Contravention. The execution, delivery and performance by each Obligor of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of the Organizational Documents of the General Partner or any Obligor; (b) result in the creation of any Lien other than the Lien created pursuant to the Loan Documents, require any payment to be made under, or violate (i) any Material Contract or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law.

9.1.3 Approvals; Other Consents. Except as set forth on Schedule 9.1.3, for the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or such as have been obtained or made and are in full force and effect, no material Approval is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Obligor of this Agreement or any other Loan Document and (b) the consummation of the Transactions.

9.1.4 Enforceability. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Obligor that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor that is party thereto in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Applicable Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.1.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP show all Material Debt and other liabilities, direct or contingent, of Company and its Subsidiaries as of the date thereof, including liabilities for material Taxes, material commitments and Debt.

(b) The unaudited consolidated balance sheets of the Company and its Subsidiaries and the unaudited consolidating balance sheets of the Borrowers, in each case, dated March 31, 2018 and the related consolidated and consolidating, as applicable, statements of income or operations, partners’ capital and cash flows for each completed quarter since the date of the most recent Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The pro forma consolidated financial statements of the Company and its Subsidiaries and the forecasts of balance sheets, income statements and cash flow statements described in Section 6.1(n) were prepared in good faith based on assumptions that are believed by the Borrowers to be reasonable as of the Closing Date (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Obligors, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

(d) Since December 31, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(e) No Obligor nor any Subsidiary has, on the Closing Date after giving effect to the Transactions, any Material Debt (including Disqualified Capital Stock) except for this Agreement, the Senior Notes under the Senior Notes Indenture, the Secured Notes under the Secured Notes Indenture or as shown on Schedule 9.1.5.

9.1.6 Litigation. Except as disclosed on Schedule 9.1.6, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing or any ongoing, pending or threatened investigation known to the Borrowers, in each case, in any court or conducted before or by any arbitrator or Governmental Authority, by or against the Borrowers or any Restricted Subsidiary or against any of their respective Properties or revenues that (a) purport to affect or pertain to the Transactions, this Agreement or any other Loan Document, or the extensions of credit contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

9.1.7 Properties; Titles, Intellectual Property; Licenses; Etc.

(a) The Borrowers and each Restricted Subsidiary has good and defensible title to, or valid leasehold interests in, all of its Property free and clear of all Liens except Permitted Liens and such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Borrowers and each Restricted Subsidiary has good and defensible title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and defects in title or failure to have such title or other interest as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Borrowers and their Restricted Subsidiaries own, or possesses the right to use, all Intellectual Property that are reasonably necessary for the operation of its respective business, (ii) the operation of its respective business by any Obligor or any Restricted Subsidiary, does not infringe upon any Intellectual Property rights held by any other Person and (iii) no claim or litigation regarding the foregoing is pending or, to the best knowledge of the Obligors, threatened in writing against any Obligor or Restricted Subsidiary.

9.1.8 Environmental Matters.

(a) Except for any matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Obligor or any Restricted Subsidiary thereof or any of their respective facilities or operations (i) is or has been in violation of any Environmental Law or has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) is in receipt of any pending notice, claim, complaint, or request for information with respect to any Environmental Law or Environmental Liability or (iv) is aware of any basis for any Environmental Liability; and

(b) No Obligor or any Restricted Subsidiary thereof is undertaking, has undertaken, or is obligated to undertake, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any investigations, assessments, remedial or response actions that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

9.1.9 Taxes. Except for failures that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, the Borrowers and each of their Restricted Subsidiaries have filed, all Tax returns and reports required to be filed (or have obtained extensions in respect thereof), and have paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (including in the capacity of withholding agent), except Taxes that are being contested in good faith by appropriate proceedings being diligently conducted and for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Liens (other than Permitted Liens on account thereof) have been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no current, pending or proposed Tax audit, deficiency, assessment or other claim or proceeding with respect to any Borrower, any Restricted Subsidiary or any of their properties that, individually, or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No Obligor and no Restricted Subsidiary thereof is party to any tax sharing agreement.

9.1.10 ERISA.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except where non-compliance would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect;

(b) There are no pending or, to the best knowledge of Borrower Agent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect; and

(c) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and to the best knowledge of Borrower Agent, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iv) neither any Obligor nor any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA and (v) neither any Obligor nor any ERISA Affiliate sponsors, maintains or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Obligor or ERISA Affiliate in is sole discretion at any time without any liability.

9.1.11 Capital Structure; Subsidiaries. As of the Closing Date, the Borrowers have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 9.1.11, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by an Obligor in the amounts specified on Part (a) of Schedule 9.1.11 free and clear of all Liens other than Permitted Liens. Except as disclosed on Schedule 9.1.11, in the 5 years preceding the Closing Date, no Obligor nor any Restricted Subsidiary has acquired any substantial assets from any other Person nor has been the surviving entity in a merger or combination. As of the Closing Date, the Borrowers have no equity investments in any other corporation, entity or business venture other than those specifically disclosed in Part (b) of Schedule 9.1.11. Schedule 9.1.11, as of the Closing Date, identifies each Subsidiary by its state of organization, and its organizational identification number, and each Subsidiary on such schedule is a Wholly-Owned Subsidiary unless noted otherwise therein.

9.1.12 Common Enterprise. The Borrowers and the Restricted Subsidiaries and their business operations are closely integrated with one another into a single, interdependent and collective, common enterprise so that any benefit received by any one of them from the financial accommodations provided under this Agreement will be expected to be to the direct benefit of the others. The Borrowers and the Restricted Subsidiaries may render services to or for the benefit of each other, to purchase or sell and supply goods to or from or for the benefit of each other, to make loans, advances and provide other financial accommodations to or for the benefit of each other and to provide administrative, marketing, payroll and management services to or for the benefit of each other (in each case, except as may be prohibited by this Agreement and the other Loan Documents).

9.1.13 Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used to pay fees and transaction expenses in connection with the Transactions, to pay Obligations in accordance with this Agreement and for ongoing working capital and for other lawful, general corporate, limited liability company or partnership purposes (including Permitted Acquisitions and Investments permitted hereunder) of the Borrowers and their Subsidiaries.

9.1.14 Margin Regulations; Investment Company Act. None of the Obligors nor any of their Restricted Subsidiaries is engaged and none of the foregoing will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds of any of the Credit Extensions hereunder will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose. None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

9.1.15 Disclosure.

(a) The Borrowers have made available to Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Restricted Subsidiaries is subject, and has specifically disclosed all other matters known to such Borrowers, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any

Borrower to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (excluding projected financial information, forward-looking statements and general industry or general economic data) (in each case, as modified or supplemented by other information so furnished), and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading with respect to any Borrower and the Restricted Subsidiaries and their operations, business and properties, taken as a whole; provided that, with respect to projected information concerning the Company and its Subsidiaries, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Obligors, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

9.1.16 Compliance with Laws. Except as disclosed on Schedule 9.1.16, each of the Obligors and each Restricted Subsidiary thereof is and has been in compliance with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances (other than Anti-Terrorism Laws) in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

9.1.17 OFAC; Sanctions. Neither the Borrowers, nor any of their Subsidiaries, nor any director or officer of any of the foregoing, nor to the knowledge of the Borrowers and their Subsidiaries, any employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned (with respect to the Company, 50% or more, individually or in the aggregate, directly or indirectly) or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) a Sanctioned Person or (iii) located, organized or residing in a Designated Jurisdiction.

9.1.18 Anti-Corruption Laws. The Borrowers and their Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, to the extent such laws are applicable to the Borrowers and their Subsidiaries.

9.1.19 Solvency. Immediately after giving effect to the execution of this Agreement and the other Loan Documents by the Borrowers and each Obligor that is a party hereto or thereto, as applicable, the consummation of the Transactions contemplated hereby and thereby, the Company and its Subsidiaries, taken as a whole, will be Solvent. Before and after giving effect to each Credit Extension, the Obligors, taken as a whole, are Solvent.

9.1.20 Security Documents.

(a) The provisions of this Agreement are effective to create, in favor of Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the Collateral described herein, and (i) when financing statements and other filings in appropriate form are filed in the offices set forth on Schedule 9.1.20(a) and (ii) upon the taking of possession or “control” (as defined in the UCC) by Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Administrative Agent to the extent possession or control by Administrative Agent is required by this Agreement or the other Loan Documents), the Liens created by this Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Obligors in the Collateral covered thereby (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens, other than as expressly permitted under the Loan Documents.

(b) Each Security Document delivered pursuant to this Agreement, upon execution and delivery thereof, is effective to create in favor of Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder in accordance with the terms of such Security Document, and when all appropriate filings or recordings are made in the appropriate offices as may be required under Applicable Law or possession or control is conferred to Administrative Agent, as applicable, the Liens created by such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Obligors in the Collateral covered thereby (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens, other than as expressly permitted under the Loan Documents.

9.1.21 Accounts and Eligible Spare Parts. Administrative Agent may rely, in determining which Accounts are Eligible Accounts Receivable and which Spare Parts Inventory are Eligible Spare Parts Inventory, on all statements and representations made by Borrowers with respect thereto. At the time of delivery of each Borrowing Base Report, assuming that any eligibility criterion that requires the approval or satisfaction of Administrative Agent has been approved by or is satisfactory to Administrative Agent, Accounts and Spare Parts Inventory, as applicable, reflected therein as eligible for inclusion in the Borrowing Base constitute Eligible Accounts Receivable and Eligible Spare Parts Inventory, as applicable, in each case, as of the period end date for which such Borrowing Base Report is calculated.

9.1.22 Location of Business and Offices. Schedule 9.1.22 shows, as of the Closing Date, the name of each Obligor as listed in the public records of its jurisdiction of organization, such Obligor’s organizational identification number in its jurisdiction of organization, and the address for such Obligor’s principal place of business and chief executive office.

9.1.23 No Default. Neither the Borrowers nor any Restricted Subsidiary are in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

9.1.24 Insurance. The Properties of the Borrowers and the Restricted Subsidiary are insured with financially sound and reputable insurance companies and not Affiliates of the Company, in such amounts, with such deductibles and covering such risks (including public liability risks) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Obligor or the applicable Subsidiary operates.

9.1.25 [Reserved].

9.1.26 Status as Senior Debt. The Obligations shall rank pari passu with any other senior Debt or securities of the Obligors and shall constitute senior Debt of the Obligors under and as defined in any documentation governing any junior Debt of the Obligors.

9.1.27 Material Contracts. Schedule 9.1.27 sets forth an accurate and complete list of all Material Contracts (including all amendments thereto) in effect on or as of the Closing Date to which any Borrower or any Restricted Subsidiary is a party or is bound (other than the Loan Documents). The Borrowers have delivered true, correct and complete copies of such Material Contracts to Administrative Agent on or before the Closing Date, subject to confidentiality restrictions contained therein. No Borrower or Restricted Subsidiaries is in breach or in default of or under any Material Contract which would reasonably likely result in a Material Adverse Effect and have not received any written notice of the intention of any other party thereto to terminate any Material Contract prior to the end of its current term.

9.1.28 Labor Disputes and Acts of God. Neither the businesses nor the properties of any Obligor are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (except to the extent such event is covered by insurance sufficient to ensure that, upon application of the proceeds thereof, no Material Adverse Effect would reasonably be expected to occur).

9.1.29 Employee Matters. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Obligor or any of its Restricted Subsidiaries is bound that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No petition for certification or union election is pending or, to the knowledge of any Borrower or any Restricted Subsidiary, threatened with respect to the employees thereof and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Borrower or any Restricted Subsidiary that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of any Borrower, threatened between any Borrower or any Restricted Subsidiary and its respective employees that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

9.1.30 [Reserved].

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. Until Full Payment of all Obligations, each Borrower (on behalf of itself and its Restricted Subsidiaries or Subsidiaries, as applicable) and each Guarantor by its execution of this Agreement, covenants and agrees with Administrative Agent, Issuing Banks and the Lenders that:

10.1.1 Inspections; Appraisals.

(a) Each Borrower shall, and shall cause each Restricted Subsidiary to, permit Administrative Agent from time to time, subject (except when an Event of Default exists) to reasonable prior notice and normal business hours, to visit and inspect the Properties of any Borrower or any Restricted Subsidiary, inspect, audit and make extracts from any Borrower’s or Restricted Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s and Restricted Subsidiary’s business, financial condition, assets, prospects and results of operations; provided, however, that unless an Event of Default has occurred and is continuing, only one visit in any calendar year shall be permitted. Neither Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower or any Restricted Subsidiaries; provided that, the Administrative Agent will share a copy of any completed appraisal of Spare Parts Inventory for the limited purposes of calculating the Borrowing Base. Borrowers acknowledge that all inspections, appraisals and reports are prepared by (or at the direction of) the Administrative Agent and Lenders for their purposes, and the Obligors shall not be entitled to rely upon them except for the limited purposes of calculating the Borrowing Base.

(b) Each Borrower shall, and shall cause each Restricted Subsidiary to, permit Administrative Agent, upon reasonable prior notice, to examine any Obligor’s or Restricted Subsidiary’s books and records or any other financial or Collateral matters as Administrative Agent reasonably deems appropriate, including appraisals of Spare Parts Inventory and field collateral examinations (i) which appraisals of Spare Parts Inventory shall be limited to one time per any 12-month period unless an Event of Default has occurred and is continuing and (ii) which field collateral examinations shall be limited to (A) one time per any 12-month period or (B) 2 times per any 12-month period if any Loans are outstanding and either (I) for a period of 5 consecutive Business Days the amount equal to the sum of Excess Availability plus the Excess Availability Reserve is less than 20% of the Line Cap during such 12-month period at any time of measurement or (II) the Consolidated Fixed Charge Coverage Ratio for the Measurement Period ending on the last day of the most recent Fiscal Quarter shall be less than 1.00 to 1.00; provided, however, that none of the foregoing limits shall apply if an examination is initiated during the occurrence and continuation of any Event of Default. Each Obligor shall, and shall cause each Restricted Subsidiary to, reimburse Administrative Agent for all reasonable and documented charges, costs and expenses of Administrative Agent in connection with foregoing examinations and appraisals (including any inspections made pursuant to Section 10.1.1(a)), and Obligors agree to pay Administrative Agent’s then standard charges for examination activities, including reasonable and documented charges for Administrative Agent’s internal examination and appraisal groups and the reasonable and documented out-of-pocket charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) reasonably satisfactory to Administrative Agent.

10.1.2 Delivery of Financial Statements; Budgets; Other Information. The Borrowers will furnish to Administrative Agent for prompt delivery to the Lenders (the documents required to be delivered pursuant to clauses (a) and (b) below shall be deemed to have been delivered on the date on which such documents are posted on the SEC website at www.sec.gov):

(a) Annual Financial Statements. As soon as available, but in any event within 120 days after the end of each Fiscal Year of the Company, a Consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations and cash flows of the Company and its Subsidiaries and Consolidated partners’ capital (or other form of owners’ equity) of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP consistently applied; provided that, the Consolidated financials required pursuant to this Section 10.1.2(a) shall be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Registered Public Accounting Firm as to the Company’s internal controls pursuant to Section 404 of Sarbanes-Oxley that does not identify any material weaknesses or scope limitations, other than (1) scope limitations related to acquisitions by the Company or the Subsidiaries that are effected during the period covered by the attestation report or (2) material weaknesses or scope limitations to which the Required Lenders do not object; provided further that, the Consolidated financials required pursuant to this Section 10.1.2(a) shall be accompanied by a certificate of a Senior Officer of Borrower Agent certifying that such Consolidated financial statements fairly presenting all material respects the financial condition, results of operations, partners’ capital (or other form of owners’ equity) and cash flows of the Company and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied; provided further, that, any time that any Unrestricted Subsidiary has been designated under this Agreement, a Senior Officer of Borrower Agent shall deliver supplemental consolidating information that summarizes in reasonable detail the differences between the information relating to the CSI Group, on the one hand, and all consolidated Unrestricted Subsidiaries, on the other hand, which consolidating information shall be certified by a Senior Officer of Borrower Agent to have been prepared in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event within 45 days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year of the Company, commencing with the Fiscal Quarter ending June 30, 2018, a Consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter, the related Consolidated statements of income or operations and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the portion of the Company’s Fiscal Year then ended (or, in the case of the statement of cash flows, solely the portion of the Company’s Fiscal Year then ended), and the Consolidated partners’ capital (or other form of owners’ equity) of the Company and its Subsidiaries for the portion of the Company’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Senior Officer of Borrower Agent as fairly presenting in all material respects the financial condition, results of operations, partners’ capital (or other form of owners’ equity) and cash flows of the Company and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that, any time that any Unrestricted Subsidiary has been designated under this Agreement, a Senior Officer of Borrower Agent shall deliver supplemental consolidating information that summarizes in reasonable detail the differences between the information relating to the CSI Group, on the one hand, and all consolidated Unrestricted Subsidiaries, on the other hand, which consolidating information shall be certified by a Senior Officer of Borrower Agent to have been prepared in accordance with GAAP consistently applied.

(c) Annual Financial Projections. Promptly after delivery thereof by the Company’s management to the board of directors, or the then governing body, of the General Partner, but in any event within 90 days after the end of each Fiscal Year, an annual business plan, budget and projections of Company’s consolidated balance sheet and related statement of operations, with such projections certified by Senior Officer of Borrower Agent as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to the Company or any of its Subsidiaries) by such Senior Officer, and such additional information as may be sufficient to calculate the Fixed Charge Coverage Ratio and Excess Availability for the next Fiscal Year, quarter by quarter; provided that, it is understood and agreed that (i) any forecasts furnished hereunder are subject to significant uncertainties and contingencies, which may be beyond the control of the Obligors, (ii) no assurance is given by the Obligors that the results or forecast in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c) of this Section 10.1.2 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (A) the Company’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, (i) such information is accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to the CSI Group, on the one hand, and all consolidated Unrestricted Subsidiaries, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under this Section 10.1.2, such materials are accompanied by a report and opinion of an independent Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and consistent with the requirements of Section 10.1.2.

(d) Certificate of Senior Officer – Compliance. Concurrently with any delivery of the financial statements referred to in Sections 10.1.2(a) and (b), (i) a duly completed Compliance Certificate signed by a Senior Officer of Borrower Agent, (ii) a report, in form and substance reasonably satisfactory to Administrative Agent, setting forth, as of the date of the most recent Compliance Certificate, all Hedging Agreements (if any) to which any Obligor is a party and (iii) the calculations required in Section 10.3.1;

(e) Other Accounting Reports. Promptly after receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or equivalent body or the audit committee of the board of directors) of the Borrowers, Restricted Subsidiary, or the General Partner by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(f) SEC and Other Filings; Reports to Shareholders. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the owners of the Borrowers or Restricted Subsidiaries generally, and copies of all annual, regular, periodic and special reports and registration statements which the Company is required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to Administrative Agent pursuant hereto; provided that the Company’s timely filing of the foregoing items on “EDGAR” (or any successor thereto) and/or on the Company’s website shall satisfy the requirements of this clause (f);

(g) Material Statements to Material Debt Holders. Promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of Material Debt of any Obligor or any Restricted Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to Administrative Agent pursuant to this Section 10.1.2;

(h) SEC Correspondence. Promptly, and in any event within five (5) Business Days after receipt thereof by any Obligor or any Restricted Subsidiary thereof, copies of each written notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Obligor or any Restricted Subsidiary thereof that could reasonably be expected to cause a Material Adverse Effect;

(i) Rolling Thirteen-Week Forecasts. Commencing with the first full calendar week following the Second Amendment Effective Date and ending upon the earlier of (x) delivery of a notice by the Administrative Agent to the Borrowers and the Lenders (which notice shall be delivered at the sole discretion of the Administrative Agent) and (y) the first date upon which Excess Availability is greater than or equal to $15,000,000 for each day of any consecutive 30-day period commencing after delivery of the appraisal ordered pursuant to Section 10.1.14, on the second Business Day of each calendar week, the Borrower shall deliver to the Administrative Agent, a Rolling Forecast Report;

(j) Acquisition or Divestiture Notice. Promptly upon the occurrence thereof, notice of any acquisition or divestiture by the Borrowers or any Restricted Subsidiary of any assets or properties outside of the Ordinary Course of Business in excess of $10,000,000;

(k) Material Contracts. Promptly upon its becoming available, copies of all notices or documents received by the Company or any other Obligor pursuant to any Material Contract alleging a material default or nonperformance by such Person thereunder or terminating or suspending any such Material Contract to the extent such occurrence would reasonably be expected to have such a Material Adverse Effect;

(l) Certificate of Insure/Broker – Insurance Coverage. Concurrently with the annual renewal of the Obligors’ insurance policies, if requested in writing by Administrative Agent, a certificate of insurance showing all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(m) Information Regarding Obligors. (i) Promptly, and in any event within 5 Business Days after the effectiveness thereof, copies of any material amendment to any Obligor’s charter, by-laws, partnership agreements, limited partnership agreements or other Organizational Document, such notice to identify the amendments and (ii) prompt written notice (and in any event not less than 10 Business Days prior thereto (or such shorter period as may be agreed by Administrative Agent in its reasonable discretion))

of any change (i) in any Obligor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Obligor’s chief executive office or principal place of business, (iii) in any Obligor’s identity or corporate structure, (iv) in any Obligor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Obligor’s federal taxpayer identification number; and

(n) Collateral Information. Promptly, such additional information regarding the Collateral or the business, financial, legal or corporate affairs of any Obligor, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender (through Administrative Agent) may from time to time reasonably request.

10.1.3 Notices of Material Events. The Borrowers will furnish to Administrative Agent (for prompt delivery to the Lenders) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the occurrence of any event which would reasonably be expected to have a Material Adverse Effect, promptly after the Company or any of its Subsidiaries, after due and prompt investigation, conclude that such event would reasonably be expected to have such a Material Adverse Effect;

(c) the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect;

(d) any material change in accounting policies or financial reporting practices by any Obligor or any Restricted Subsidiary;

(e) receipt of any Environmental Notice;

(f) the occurrence of any casualty event affecting Collateral with a Fair Market Value in excess of $10,000,000; and

(g) if Excess Availability falls below 12.5 % of the Line Cap at any time.

Each notice delivered under this Section 10.1.3 (other than with respect to clause (g)) shall be accompanied by a statement of a Senior Officer of Borrower Agent setting forth the details of the event or development requiring such notice and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 10.1.4(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

10.1.4 Existence; Conduct of Business. Each Borrower, will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to (a) preserve, renew and maintain in full force and effect the legal existence and good standing of the Obligors under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by Section 10.2.5 or Section 10.2.9; (b) take all reasonable action it deems necessary in its reasonable business judgment, to maintain all rights, privileges, permits, licenses and franchises necessary for the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

10.1.5 Payment of Obligations and Tax Liabilities. Each Borrower, will, and will cause each Restricted Subsidiary to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Restricted Subsidiary, such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and no Lien has been filed with respect thereto (other than Permitted Liens); (b) all lawful claims which, if unpaid, would by Applicable Law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or the Restricted Subsidiaries; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt, in each case, except where the failure to make such payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of Administrative Agent with respect to determining Availability Reserves pursuant to this Agreement.

10.1.6 [Reserved].

10.1.7 Operation and Maintenance of Properties. Each Borrower, at its own expense, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, will and will cause each Restricted Subsidiary to:

(a) maintain, preserve and protect all of its material Properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted; and

(b) make all necessary repairs thereto and renewals and replacements thereof.

10.1.8 Insurance. The Borrowers will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies not Affiliates of the Obligors, adequate insurance with respect to its properties (including properties that are subject to a mortgage or deed of trust) and business against loss or damage of the kinds (including public liability risks) customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing, with respect to insurance covering Collateral, (a) for payment of losses to Administrative Agent as its interests may appear, (b) that such policies may not be canceled or reduced or affected in any material manner for any reason without 30 days prior notice to Administrative Agent, and (c) for any other matters specified in any applicable Security Document or which Administrative Agent may reasonably require to protect the interests of the Lenders in the Collateral. Unless Administrative Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Administrative Agent as lender loss payee in respect of the property insurance policies covering the Collateral and additional insured in respect of the liability insurance policies, in each case, as applicable and (ii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.

10.1.9 Books and Records. Each Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as the case may be. At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Administrative Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Obligors’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be reasonably raised by the Administrative Agent; provided that an officer of the Borrower Agent shall be entitled to participate in any such discussions.

10.1.10 Compliance with Laws. Each Borrower will, and will cause each Subsidiary to, comply with all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances (other than Anti-Terrorism Laws) in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to result in a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Obligors, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

10.1.11 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Borrower will, and will cause each Restricted Subsidiary to, (i) comply with all Environmental Laws, and (ii) obtain, maintain and comply with all permits, licenses and other authorizations required under applicable Environmental Laws.

10.1.12 Future Subsidiaries. The Borrowers will promptly notify Administrative Agent upon any Person becoming a Domestic Subsidiary (other than an Excluded Domestic Subsidiary) and cause it within 20 Business Days (as such time period may be extended by Administrative Agent in its reasonable discretion) after such Person becomes a Subsidiary, to become a borrower under this Agreement (subject to Section 4.7) or to guaranty the Obligations in a manner reasonably satisfactory to Administrative Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Administrative Agent shall reasonably require to evidence and perfect a Lien in favor of Administrative Agent on the Collateral of such Person, including, upon Administrative Agent’s request, delivery of such legal opinions, in form and substance reasonably satisfactory to Administrative Agent, as it shall deem reasonably appropriate; provided that any such Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary. Notwithstanding anything in this Agreement to the contrary, the Company shall not permit any Subsidiary to guarantee the Secured Notes, the Senior Notes, any Debt permitted under Section 10.2.1(g), or any Refinancing Debt in respect of the foregoing, unless such Subsidiary is a Guarantor and provides a Guaranty with respect to the Obligations.

10.1.13 ERISA Compliance. Borrower Agent will furnish to Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Borrower Agent or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if Borrower Agent or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of Administrative Agent, Borrower Agent and/or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to Administrative Agent promptly after receipt thereof.

10.1.14 Post-Second Amendment Effective Date Undertakings. Each Borrower shall, and shall cause each Restricted Subsidiary to, permit and assist the Administrative Agent in ordering and conducting an appraisal of such Persons’ Spare Parts Inventory (to be performed by an appraiser reasonably satisfactory to the Administrative Agent), which appraisal shall commence no later than sixty (60) days after the Second Amendment Effective Date and which shall be delivered to the Administrative Agent in completed form on or prior to September 15, 2020 (or such later date reasonably acceptable to the Administrative Agent in its sole discretion), and fully comply and cooperate with the appraiser in completing such appraisal (it being understood and agreed that such appraisal of Spare Parts Inventory shall constitute the single appraisal of Spare Parts Inventory to occur in any 12-month period pursuant to Section 10.1.1(b) unless an Event of Default has occurred and is continuing).

10.1.15 Further Assurances; Post-Closing Undertakings. Each Obligor will, and will cause each Restricted Subsidiary to, (a) to the extent not delivered on or prior to the Closing Date, deliver all of the Security Documents and any other document, instrument, agreement, recording or filing listed on Schedule 10.1.15 within the timeframe indicated therein, (b) promptly upon reasonable request by Administrative Agent or the Required Lenders through Administrative Agent, (x) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (y) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Administrative Agent or any Lender through Administrative Agent, may reasonably require from time to time in order to (i) carry out the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Obligor’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Obligor or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so and (c) promptly following any request therefor, provide information and documentation reasonably requested by Administrative Agent or any Lender (through Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

10.1.16 Designation of Restricted and Unrestricted Subsidiaries.

(a) The board of directors of the General Partner may designate a Subsidiary as an Unrestricted Subsidiary if immediately prior to and after giving effect to such designation: (i) such Subsidiary otherwise meets the definition of Unrestricted Subsidiary; (ii) the Payment Conditions are satisfied; (iii) no Default has occurred and is continuing or will result from such designation; and (iv) after giving effect to such designation on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the Measurement Period ending on the last day of the most recently ended Fiscal Quarter is at least 1.00:1.00 as demonstrated in a certificate, in form and substance reasonably satisfactory to Administrative Agent, of a Senior Officer of Borrower Agent.

(b) The board of directors of the General Partner may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if immediately prior to and after giving effect to such designation: (i) the Payment Conditions are satisfied; (ii) no Default has occurred and is continuing or will result from such designation; and (iii) after giving effect to such designation on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the Measurement Period ending on the last day of the most recently ended Fiscal Quarter is at least 1.00:1.00 as demonstrated in a certificate, in form and substance reasonably satisfactory to Administrative Agent, of a Senior Officer of Borrower Agent.

(c) All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries. The Company shall not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Debt of, any Restricted Subsidiary.

(d) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in such Unrestricted Subsidiary at the date of such designation in an amount equal to the Fair Market Value of the applicable Obligor’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute, at the time of such designation, the incurrence of any Debt or Liens of such Subsidiary existing at such time.

10.1.17 Senior Debt. The Obligors will promptly take all actions as may be necessary to ensure that the Obligations shall rank at least pari passu with any other senior Debt or securities of the Obligors and shall constitute senior Debt of the Obligors under and as defined in any documentation documenting any present or future junior or subordinated Debt of the Obligors.

10.1.18 [Reserved].

10.1.19 [Reserved].

10.2. Negative Covenants. Until Full Payment of all Obligations, each Borrower (on behalf of itself and its Restricted Subsidiaries or Subsidiaries, as applicable) and each Restricted Subsidiary by its execution of this Agreement, covenants and agrees with Administrative Agent, Issuing Banks and the Lenders that:

10.2.1 Debt. It will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, guarantee or suffer to exist any Debt, except:

(a) Debt under the Loan Documents;

(b) (i) Debt in respect of Cash Management Services incurred in the Ordinary Course of Business and (ii) reimbursement obligations with respect to letters of credit; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(c) Debt in respect of Capitalized Leases (including obligations from Capitalized Leases arising from Permitted Sale/Leaseback Transactions), Synthetic Lease Obligations and purchase money obligations for the acquisition, construction or improvement of fixed or capital assets (including, without limitation, office equipment, data processing equipment and motor vehicles (whether or not constituting purchase money Debt)) within the limitations set forth in Section 10.2.2(i);

(d) the guarantee of or other reimbursement obligations in connection with performance bonds to the extent all such Debt at any one time outstanding does not exceed $10,000,000;

(e) (i) the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of the Debt of any Unrestricted Subsidiary or any joint venture but only to the extent that such liability is the result of the Company’s or any such Restricted Subsidiary’s being a general partner or member of, or owner of an Equity Interest in, such Unrestricted Subsidiary or joint venture and not as a guarantor of such Debt; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Debt incurred under this clause (e)(i) and then outstanding does not exceed $20,000,000 and (ii) the incurrence by any Foreign Subsidiary of Debt that, in the aggregate together with all other Debt of all Foreign Subsidiaries (including all Refinancing Debt incurred to extend, refinance, renew, replace, defease, refund, discharge or otherwise retire for value any Debt incurred pursuant to this clause (e)(ii)), does not exceed $20,000,000;

(f) Debt consisting of the financing of insurance premiums in the Ordinary Course of Business;

(g) Debt (i) (x) in an aggregate stated principal amount at any time outstanding not exceeding $350,000,000 consisting of Secured Notes and Refinancing Debt in respect thereof and (y) in an aggregate stated principal amount at any time outstanding not exceeding $50,000,000 consisting of Debt secured on a pari passu basis to the Secured Notes and Refinancing Debt in respect thereof (in each case, to the extent such Debt under this clause (g)(i)(y) (A) is permitted pursuant to the terms set forth in the Secured Notes Indenture as in effect on the Closing Date, (B) unless approved by the Administrative Agent in its sole discretion, has representations, covenants and defaults applicable to it that are not less favorable (taken as a whole) in any material respect to the Borrowers than those applicable to the Secured Notes, (C) is secured solely by Secured Notes Collateral and (D) is subject to the Collateral Rights Agreement) (the conditions set forth in the foregoing subclauses (A) through (D), the “Secured Notes Collateral Debt Requirements”) and (ii) in an aggregate stated principal amount at any time outstanding not exceeding $235,000,000 consisting of Debt secured on a junior basis to the Secured Notes and Refinancing Debt in respect thereof (in each case, to the extent such Debt meets the Secured Notes Collateral Debt Requirements);

(h) Debt outstanding on the date hereof and listed on Schedule 10.2.1(h) and any Refinancing Debt in respect thereof;

(i) obligations (contingent or otherwise) of Borrowers or any Restricted Subsidiary existing or arising under any Hedging Agreement permitted under Section 10.2.14, provided that, the amount of cash collateral supporting all Hedging Agreements shall be limited to the amount set forth in Section 10.2.2(l);

(j) Debt that is in existence when a Person (other than an Unrestricted Subsidiary) becomes a Restricted Subsidiary or that is secured by an asset (other than Accounts or Inventory) of any Person (other than an Unrestricted Subsidiary) when acquired by a Borrower or a Subsidiary (other than an Unrestricted Subsidiary) and any Refinancing Debt in respect thereof, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary (or an Unrestricted Subsidiary becoming a Restricted Subsidiary) or such acquisition, and as long as such Debt (i) was assumed by the Company or any Subsidiary (other than an Unrestricted Subsidiary) in connection with a Permitted Acquisition to and (ii) the extent that such Debt does not exceed an aggregate amount of $10,000,000 outstanding at any one time;

(k) Contingent Obligations (i) of any Obligor in respect of Debt otherwise permitted hereunder of any other Obligor, (ii) of any Obligor in respect of Debt of any Restricted Subsidiary that is not an Obligor; provided, such Debt does not exceed $5,000,000, and (iii) of any Restricted Subsidiary that is not an Obligor in respect of Debt of any other Restricted Subsidiary that is not an Obligor;

(l) [reserved];

(m) Senior Notes issued prior to, and outstanding at the close of business on, June 15, 2020 (or, if it occurs and is earlier, the date the Exchange Transaction is fully closed) and any Refinancing Debt in respect thereof;

(n) [reserved];

(o) Debt of any Obligor owing to another Obligor;

(p) Debt of any Restricted Subsidiary that is not an Obligor in an aggregate principal amount not exceeding $10,000,000, provided no Obligor has any liability with respect thereto;

(q) Debt of Restricted Subsidiaries that are not Obligors owing to any other Restricted Subsidiary;

(r) any Debt arising from judgments or decrees not deemed to be a Default or Event of Default under Section 12.1(g); and

(s) other Debt not otherwise listed in clauses (a) through (r) above at any time outstanding in an aggregate principal amount not exceeding $35,000,000; provided that in no event shall any Debt permitted under this Section 10.2.1(s) be secured by a Lien on any Collateral.

10.2.2 Liens. Each Obligor will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its Properties, assets or revenues, whether now owned or hereafter acquired, or assign any account or other right to receive income, other than the following (collectively, “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 10.2.2 and any renewals or extensions thereof, provided that (i) no additional property is added to the Property covered thereby, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Restricted Subsidiary and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, lessor’s or other like Liens, in each case arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Restricted Subsidiary and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(e) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or security deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations (other than any Lien imposed by ERISA);

(f) deposits to secure the performance of bids, trade contracts and leases (other than Debt in respect of Capitalized Leases and Synthetic Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the Ordinary Course of Business;

(g) (i) terms, conditions, exceptions, limitations, easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, minor right-of-way gaps and minor title deficiencies on or with respect to any real property, in each case, whether now or hereafter in existence, that do not secure any monetary obligations and would not, individually or in the aggregate, be reasonably expected to materially interfere with the ordinary conduct of the business of the Borrowers and their Restricted Subsidiaries, taken as a whole, or materially detract from the use of the property which they affect, and for the purposes of this Agreement, any minor title deficiency shall include, but not be limited to, terms, conditions, exceptions, limitations, easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the properties of any Obligor that are customarily granted or permitted to exist in the oil and gas industry; provided, however, that such deficiencies, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrowers and their Restricted Subsidiaries, taken as a whole, and do not materially detract from the use of the property which they affect and (ii) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party (in each case, other than an Obligor or any Restricted Subsidiary) on property over which an Obligor or any Restricted Subsidiary of an Obligor has easement rights or on any leased property with respect to which an Obligor or a Restricted Subsidiary is the tenant and subordination or similar arrangements relating thereto;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 12.1(g); and

(i) Liens securing Debt permitted under Section 10.2.1(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt, (ii) the Debt secured thereby does not exceed the purchase price or cost of the property being acquired on the date of acquisition and (iii) such Liens do not at any time encumber any assets included in the Borrowing Base;

(j) (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depository or brokerage agreements, and burdening only deposit or brokerage accounts or other funds and assets maintained with a creditor depository institution or brokerage and (ii) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Investments permitted under this Agreement, provided that such Liens (A) attach only to such Investments and (B) secure only obligations arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(k) Liens arising from precautionary UCC financing statements relating to operating leases and other contractual arrangements entered into in the Ordinary Course of Business that describe only the property subject to such operating lease or contractual arrangement;

(l) Liens arising from cash collateralization of Hedging Agreements permitted under Section 10.2.14 in an aggregate amount of up to $5,000,000 at any time outstanding;

(m) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

(n) rights reserved to or vested by law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of any Obligor or any of its Restricted Subsidiaries or the use thereof or the rights and interest of any Obligor or any of its Restricted Subsidiaries therein, in any manner under any and all laws;

(o) Liens existing on any Property or asset (other than Accounts or Inventory) of any Person (other than an Unrestricted Subsidiary) prior to the acquisition of such Property or asset by any Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) or existing on any Property or asset of any Person (other than an Unrestricted Subsidiary) that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or an Unrestricted Subsidiary becoming a Restricted Subsidiary), as applicable, (ii) such Liens shall not apply to any other Property or assets of any Borrower or any of its other Subsidiaries (other than Unrestricted Subsidiaries), (iii) such Liens shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as applicable, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof and (iv) the Debt secured by such Lien is Debt permitted under Section 10.2.1(j) hereof;

(p) Liens arising in connection with Permitted Sale/Leaseback Transactions;

(q) Liens securing insurance premium financing under customary terms and conditions in respect of insurance policies, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(s) Liens consisting of an agreement to transfer any property (other than with respect to a transfers resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding) that is permitted under this Agreement;

(t) leases, subleases, space leases, licenses or sublicenses, in each case, in the Ordinary Course of Business and which do not interfere in any material respect with the business of any Obligor or any Restricted Subsidiary;

(u) [reserved];

(v) Liens solely on Secured Notes Collateral securing Debt permitted by Section 10.2.1(g);

(w) [reserved];

(x) Liens on Excluded Property (except to the extent securing Debt permitted by Section 10.2.1(g));

(y) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(z) Liens solely on any cash earnest money deposits, provided that the aggregate balance of all such deposits not exceeding $5,000,000 when taken together with amounts under clause (aa) below, made by a Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or consisting of an agreement to sell any property (including liens on assets deemed to arise as a result thereof); and

(aa) Liens on cash collateral deposited into any escrow account issued in connection with any Permitted Acquisition pursuant to customary escrow arrangements reasonably satisfactory to Administrative Agent to the extent such cash collateral represents the proceeds of financing and additional amounts to pay accrued interest on and/or the redemption price of the financing, provided that the aggregate amount of such Liens shall not exceed $5,000,000 when taken together with amounts under clause (z) above.

provided, nothing in this Section 10.2.2 shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by Administrative Agent or any Lender that any Debt subject to or secured by any Lien, right or other interest ranks senior in priority to any Obligation.

10.2.3 Restricted Payments. Obligors will not, and will not permit any of their Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so except:

(a) the Company and any of its Restricted Subsidiaries may declare and pay Restricted Payments to the Parent so long as at the time of such Restricted Payment and immediately thereafter, (i) no Event of Default shall have occurred and be continuing and (ii) no Loans are outstanding;

(b) each Restricted Subsidiary of the Company may make Restricted Payments to the Company and any other Restricted Subsidiary that owns an Equity Interest in such Restricted Subsidiary ratably to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(c) the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests that are not Disqualified Capital Stock of such Person and the Company may issue Equity Interests that are not Disqualified Capital Stock upon the conversion of Equity Interests that are not Disqualified Capital Stock;

(d) additional Restricted Payments (including, without limitation, any redemption of Perpetual Preferred Equity Interests) so long as on a pro forma basis, the Payment Conditions are satisfied;

(e) the Company may make Restricted Payments in cash in an amount not exceeding the Available Cash (so long as no Event of Default shall have occurred and be continuing at the time of any such action or would result therefrom and, with respect to such action, after giving effect thereto Excess Availability shall be no less than the $10,000,000);

(f) the Company may declare and make cash distributions to holders of Perpetual Preferred Equity Interests (so long as no Event of Default shall have occurred and be continuing at the time of any such action or would result therefrom and, with respect to such action, after giving effect thereto Excess Availability shall be no less than the $10,000,000); and

(g) Restricted Payments made with the proceeds of substantially concurrent Excluded Contributions.

10.2.4 Investments, Loans and Advances. Obligors will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except:

(a) Investments in existence on the Closing Date and described in Schedule 10.2.4 and any Investments that replace, refinance, refund, renew or extend any such Investment but not any increase in the amount thereof unless required by the terms of the Investment or otherwise permitted hereunder;

(b) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(c) Investments held by Borrowers or such Restricted Subsidiary in the form of Cash Equivalents or short-term marketable debt securities;

(d) Investments of (i) the Borrowers in any Wholly-Owned Subsidiary that is a Guarantor, (ii) any Wholly-Owned Subsidiary that is a Guarantor in the Borrowers or in another Wholly-Owned Subsidiary that is a Guarantor and (iii) any Subsidiary that is not an Obligor in any other Subsidiary that is not an Obligor;

(e) [reserved];

(f) Investments consisting of Equity Interests, real or personal property received as non-cash consideration for any Disposition permitted under Section 10.2.9(c);

(g) loans or advances to officers, directors and employees of the General Partner, the Company and Restricted Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(h) (i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers, (ii) Investments consisting of deposits, prepayments and other credits to suppliers, (iii) advances of payroll payments to employees and Investments made pursuant to employment and severance arrangements of officers and employees or stock option plans and employee benefit plans, and (iv) the endorsement of instruments for collection or deposit, in each case for the foregoing clauses (i), (ii), (iii) and (iv), in the Ordinary Course of Business;

(i) Permitted Acquisitions;

(j) Contingent Obligations permitted by Section 10.2.1 and Contingent Obligations of Restricted Subsidiaries that are not Guarantors; provided that such Debt does not exceed $5,000,000;

(k) Investments constituting deposits made in connection with the purchase of goods or services in the Ordinary Course of Business;

(l) Investments in the form of Hedging Agreements permitted under Section 10.2.14;

(m) Investments made with Excluded Property;

(n) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is designated as a Restricted Subsidiary and not entered into in contemplation thereof; and

(o) other Investments; provided that the Payment Conditions are satisfied at the time of such Investments.

10.2.5 Fundamental Changes. Each Borrower will not, and will not permit any Restricted Subsidiary to, (a) engage in any material line of business substantially different than those lines of business conducted by the Company and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto, or is a reasonable extension, development or expansion thereof; (b) change its name or conduct business under any fictitious name; (c) change its tax, charter or organizational identification number; or (d) change its form or state of organization; provided, in the case of clause (b), (c), and (d), Obligors and Restricted Subsidiaries may make such changes if they have (i) complied with Section 10.1.2(m) and given written notice of such change in accordance therewith and (ii) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of Administrative Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby or as Administrative Agent may reasonably request.

10.2.6 Proceeds of Loans. Each Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Sections 9.1.13 and 9.1.14. Neither any Borrower nor any Person acting on behalf of any Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any (or any part of) Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction); or (iii) for any purpose that would breach the Anti-Corruption Laws or Anti-Terrorism Laws. Borrowers shall not, directly or indirectly, cause or permit any of the funds of any Borrower that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Applicable Law.

10.2.7 Mergers, Etc. Each Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired), or liquidate or dissolve; except that, so long as no Event of Default exists or would result therefrom:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with or into (i) a Borrower; provided that such Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is an Obligor is merging with a Restricted Subsidiary, an Obligor shall be the continuing or surviving Person;

(b) (i) any Restricted Subsidiary that is not an Obligor may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not an Obligor; and (ii) any Subsidiary may liquidate or dissolve or a Borrower or any Subsidiary may change its legal form if the Company determines in good faith that such action is in the best interest of the Company and its Restricted Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, (x) any Borrower shall remain a Borrower and (y) a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary of the Company may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to a Wholly-Owned Subsidiary; provided that if the transferor in such a transaction is an Obligor, then (i) the transferee must be an Obligor or (ii) to the extent constituting an Investment, such Investment must be an Permitted Investment in a Restricted Subsidiary which is not an Obligor in accordance with Section 10.2.4 (other than Permitted Investments under Section 10.2.4(j)); and

(d) so long as no Event of Default exists or would result therefrom, a Borrower may merge with any other Person; provided that (1) such Borrower shall be the continuing or surviving corporation or (2) if the Person formed by or surviving any such merger or consolidation is not a Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to Administrative Agent, (C) each Obligor, unless it is the other party to such merger or consolidation, shall have confirmed that its obligations under the Loan Documents, including the Guaranty, shall continue to apply to the Successor Company’s obligations under the Loan Documents, (D) each Obligor, unless it is the other party to such merger or consolidation, shall have by a supplement to this Agreement and any other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) such Borrower shall have delivered to Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document does not conflict with this Agreement, (F) Administrative Agent shall have received at least 5 Business Days prior to such merger all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act reasonably requested by the Lenders, (G) if the Successor Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Administrative Agent and each Lender that so requests, shall have received a Beneficial Ownership Certification in relation to such Successor Company at least 5 Business Days prior to such merger, and (H) Borrower Agent shall have provided written notice of such merger to Administrative Agent at least 5 Business Days prior to such merger; provided further that if the foregoing are satisfied (and in the case of the preceding sub-clauses (F), (G) and (H) are satisfied at least 5 Business Days, or such shorter time as Administrative Agent may agree in its reasonable discretion, in advance), the Successor Company will succeed to, and be substituted for, such Borrower under this Agreement.

10.2.8 Equity Interests; Perpetual Preferred Equity Interests. No Obligor shall issue any Equity Interests which (i) may be classified in whole or part as Debt under GAAP, (ii) require mandatory distributions (other than dividends or distributions of additional Equity Interests of such type not prohibited under Section 10.2.3, distributions of Available Cash not prohibited under Section 10.2.3 or distributions of cash not prohibited under Section 10.2.3) or mandatory redemption prior to 91 days after the Termination Date, or (iii) provide for a scheduled distribution above generally prevailing market rates at the time of issuance (other than distributions of Available Cash or distributions of cash not prohibited under Section 10.2.3). No Restricted Subsidiary of the Company will issue any additional Equity Interests, except a direct Restricted Subsidiary of an Obligor may issue additional Equity Interests to such Obligor, another Restricted Subsidiary or to the Company so long as such Restricted Subsidiary issuing additional Equity Interests is a Wholly-Owned Subsidiary and a Restricted Subsidiary of the Company after giving effect thereto. In no event shall the Company or any Restricted Subsidiary issue Perpetual Preferred Equity Interest unless the Payment Conditions are satisfied at the time of such issuance.

10.2.9 Dispositions. The Obligors will not, and will not permit any Restricted Subsidiary to make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of Inventory in the Ordinary Course of Business, including such Dispositions to other Subsidiaries;

(b) Dispositions of obsolete, surplus or worn out Property, whether now owned or hereafter acquired, in the Ordinary Course of Business;

(c) Dispositions of equipment (for the avoidance of doubt, not including Spare Parts Inventory) or real property (including abandonment of or other failures to maintain and preserve) so long as no Default or Event of Default shall exist prior to or after giving effect to such Disposition;

(d) Dispositions of Property (i) by any Obligor to another Obligor (provided that, no Borrower may Dispose of all or substantially all of its assets except to another Borrower) or (ii) by any Restricted Subsidiary to an Obligor or (iii) among Restricted Subsidiaries that are not Obligors;

(e) Dispositions constituting Liens permitted by Section 10.2.2, constituting Investments permitted by Section 10.2.4, constituting Restricted Payments permitted by Section 10.2.3 or constituting Dispositions permitted by Section 10.2.7;

(f) liquidations or other dispositions of cash, Cash Equivalents and short-term marketable debt securities held pursuant to Section 10.2.4(c);

(g) disposition of owned or leased vehicles in the Ordinary Course of Business;

(h) Permitted Sale/Leaseback Transactions;

(i) leases of Service and Rental Fleet Equipment in effect on the Closing Date, such leases in the Ordinary Course of Business, and leases, subleases, licenses and sublicenses in each case in the Ordinary Course of Business and that do not materially interfere with the business of the Obligors or the Restricted Subsidiaries;

(j) discounts granted to settle collection of Accounts or the sale of defaulted Accounts arising in the Ordinary Course of Business in connection with the compromise or collection thereof and not in connection with any financing transaction as long as such Accounts are not Eligible Accounts Receivables;

(k) Dispositions of the Equity Interests of any Unrestricted Subsidiary;

(l) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (including to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a “similar business”);

(m) except to the extent constituting a Disposition of Collateral outside the Ordinary Course of Business, any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(n) (i) any Disposition of Excluded Property (or the Equity Interests of Persons the only assets of which constitute Excluded Property) and (ii) any Disposition of Secured Notes Collateral permitted under each of the Secured Notes Documents and other agreements governing outstanding Debt permitted under Section 10.2.1(g);

(o) the unwinding of any Hedging Agreements pursuant to its terms; and

(p) any other Dispositions in an aggregate amount not to exceed $5,000,000 during in any Fiscal Year so long any such Disposition is for Fair Market Value and if such Disposition is a Disposition of Collateral (other than in the Ordinary Course of Business), it is made for at least 75% cash consideration;

provided that, all payments with respect to a Disposition of Collateral are deposited in a Dominion Account to the extent required by Section 8.2.5 if any Loans or LC Obligations are outstanding.

Notwithstanding anything to the contrary Obligors shall not, and shall not permit any Subsidiary to make any Disposition of (i) Inventory, except as permitted by Section 10.2.9(a), or (ii) Accounts, except as permitted by Section 10.2.9(j). The Lenders hereby consent and agree to the release by Administrative Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 10.2.9.

10.2.10 Transactions with Affiliates. Except as set forth on Schedule 10.2.10, the Obligors shall not, nor shall any of their Restricted Subsidiaries, enter into any transaction of any kind with any Affiliate of the Company whether or not in the Ordinary Course of Business, other than on fair and reasonable terms not materially less favorable to the Company or such Restricted Subsidiary, taken as a whole, as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; except: (a) (i) transactions that are between or among any one or more Obligors not involving any other Affiliate and (ii) transactions that are between or among any one or more Obligors and a Restricted Subsidiary to extent permitted under Section 10.2.4 or Section 10.2.9, (b) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the General Partner’s board of directors, (c) the Partnership Agreement and the transactions contemplated thereby, (d) any issuance (but not any redemption or purchase) by the Company of its units (including incentive distribution units) to the General Partner, or (e) any transactions approved by the Conflicts Committee.

10.2.11 [Reserved].

10.2.12 [Reserved].

10.2.13 Burdensome Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document, the Senior Notes Indenture and Senior Notes, the Secured Note Documents and any documents evidencing Debt permitted pursuant to Section 10.2.1(g) (provided that the provisions therein, taken as a whole, are no more restrictive or burdensome than the provisions in this Agreement and are not materially adverse to the Secured Parties) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, except for any agreement in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Company, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Company, (ii) of any Restricted Subsidiary to Guaranty the Debt of the Company or (iii) of the Company or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of Administrative Agent; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Debt permitted under Section 10.2.1(c), 10.2.1(h) or (j) solely to the extent any such negative pledge relates to the Property financed by or the subject of such Debt, (B) customary non-assignment provisions in purchase and sale or exchange agreements or similar operational agreements, or provisions in licenses, easements or leases, in each case entered into in the Ordinary Course of Business, which restrict the transfer, assignment or encumbrance thereof or (C) restrictions on cash or other deposits required by utility, insurance, surety or bonding companies, in each case, under contracts entered into in the Ordinary Course of Business; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, unless such Contractual Obligation provides that such requirement shall not apply with respect to Liens granted to secure the Obligations.

10.2.14 Hedging Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedging Agreements except (a) Hedging Agreements to hedge risks arising in the Ordinary Course of Business and not for speculative purposes and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrowers or any Restricted Subsidiary.

10.2.15 Sale and Leaseback. Except for Permitted Sale/Leaseback Transactions, the Borrower shall not, nor permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it or any of its Restricted Subsidiaries shall sell or transfer any of its property, whether now owned or hereafter acquired, and whereby it or any of its Restricted Subsidiaries shall then or thereafter rent or lease such property or any part thereof or other property that it or such Restricted Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred.

10.2.16 Amendments to Organizational Documents, Documents Governing Senior Notes, Debt Permitted Under 10.2.1(g) and Subordinated Debt, or Fiscal Year End; Prepayments of Secured Notes, Senior Notes and Subordinated Debt.

(a) Each Borrower shall not, and shall not permit any Restricted Subsidiary to (i) amend, modify or otherwise change, or consent to any amendment, modification or change to (or otherwise permit) or waive any material right or obligation of any Person under, its Organizational Documents or the Transition Services Agreement, except to the extent that, such amendment, modification, changes and consents (A) does not violate the terms and conditions of this Agreement or any of the other Loan Documents and (B)(I) would not reasonably be expected be materially adverse to any of Administrative Agent, the Lenders or the Issuing Banks (in their respective capacities as such) or (II) relates solely to a Perpetual Preferred Equity Issuance as approved in advance by Administrative Agent in its reasonable discretion, such approval not to be unreasonably withheld or delayed, (ii) amend, modify or otherwise change, or consent to any amendment, modification or change to (or otherwise permit) the definition of Available Cash (or any related definitions having similar effect) in the Partnership Agreement, except with respect to amendments, modifications or changes that relate solely to a Perpetual Preferred Equity Issuance as approved in advance by Administrative Agent in its reasonable discretion, such approval not to be unreasonably withheld or delayed or (iii) amend, modify or otherwise change, or consent to any amendment, modification or change to (or otherwise permit) the terms of or documents evidencing the Secured Notes, the Senior Notes, any Debt permitted under Section 10.2.1(g), or any Refinancing Debt in respect of the foregoing in a manner that would be reasonably expected to be materially adverse to the Lenders (in their capacities as such).

(b) Each Borrower shall not, and shall not permit any Restricted Subsidiary to make any change in (i) material accounting policies or reporting practices, except as required by GAAP, or (ii) fiscal year; provided, however, that the Borrowers may, upon written notice to Administrative Agent from Borrower Agent, change their Fiscal Quarter and Fiscal Year to any other quarterly accounting periods and fiscal year reasonably acceptable to Administrative Agent, in which case Borrower Agent and Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such changes.

(c) Each Borrower shall not, and shall not permit any Restricted Subsidiary to call, make or offer to make any optional or voluntary redemption of or otherwise optionally or voluntarily redeem (whether in whole or in part) the Secured Notes, the Senior Notes, any Debt permitted under Section 10.2.1(g), or any Refinancing Debt in respect of the foregoing; provided that, if the Payment Conditions are satisfied, the Company may (x) refinance the Secured Notes, the Senior Notes, any Debt permitted under Section 10.2.1(g), or any Refinancing Debt in respect of the foregoing, in each case, with Refinancing Debt or (y) redeem the Secured Notes, the Senior Notes, any Debt permitted under Section 10.2.1(g), or any Refinancing Debt in respect of the foregoing; provided further that, regardless of whether the Payment Conditions are satisfied or not, on or prior to June 15, 2020 the Company may consummate the Exchange Transaction so long as no Default or Overadvance shall have occurred and be continuing at the time of any such action or would result therefrom.

(d) Each Borrower shall not, and shall not permit any Restricted Subsidiary to, prior to the date that is 91 days after the Termination Date: (i) call, make or offer to make any optional or voluntary redemption of or otherwise optionally or voluntarily redeem (whether in whole or in part) any Debt that is contractually subordinated to the Loans or other Obligations (other than intercompany Debt) unless the Payment Conditions are satisfied with respect thereto or (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of any Debt that is contractually subordinated to the Loans or other Obligations (other than intercompany Debt) if the effect thereof would be to remove or weaken the subordination provisions thereof, in a manner that would be materially adverse to the Lenders (in their capacities as such).

10.2.17 [Reserved].

10.2.18 [Reserved].

10.2.19 Additional Deposits in the Secured Notes Collateral Account Prohibited. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, deposit any funds or other Property in, or credit any funds or other Property to, any Secured Notes Collateral Account other than identifiable proceeds received from (a) asset sales of Secured Notes Collateral required to be deposited therein in accordance with the terms of any indenture, note agreement or other agreement governing the Secured Notes, any Debt permitted under Section 10.2.1(g) or any Refinancing Debt in respect of the foregoing, (b) foreclosures on or sales of Secured Notes Collateral or (c) any other awards or proceeds of Secured Notes Collateral (including insurance proceeds with respect to events of loss relating to Secured Notes Collateral) pursuant to the security documents in respect of the Secured Notes, any additional notes issued pursuant to the Secured Notes Indenture, any Debt permitted to be issued pursuant to Section 10.2.1(g) and any Refinancing Debt in respect of the foregoing, including earnings, revenues, rents, issues, profits and income from the Secured Notes Collateral received pursuant to such security documents after foreclosure or conveyance in lieu of foreclosure, and interest earned thereon or the proceeds of the Secured Notes, any additional notes issued pursuant to the Secured Notes Indenture, any Debt permitted to be issued pursuant to Section 10.2.1(g) and any Refinancing Debt in respect of the foregoing received on the issue date thereof.

10.2.20 Sale or Discount of Receivables. Other than in connection with the bankruptcy or financial distress of counterparties, or in the Ordinary Course of Business, each Borrower shall not, and shall not permit any Restricted Subsidiary to, discount, assign or sell (with or without recourse) any income or revenues (including notes receivable and accounts receivable) or any rights in respect thereof, in each case, constituting Collateral, to the extent exceeding $5,000,000 in the aggregate in any Fiscal Year, without the prior written consent of Administrative Agent (not to be unreasonably withheld).

10.2.21 Material Contracts. Each Borrower shall not, and shall not permit any Restricted Subsidiary to (a) cancel or terminate any Material Contract (or consent to or accept any cancellation or termination thereof), or (b) amend or otherwise modify any provision of any Material Contract or give any consent, waiver or approval thereunder, or waive any material breach of or material default under any Material Contract, in each case, that would reasonably be expected to have a Material Adverse Effect (provided that for purposes of this Section 10.2.21, the termination and replacement of a Material Contract in the Ordinary Course of Business shall be deemed not to have such an adverse effect if the replacement will occur with reasonable promptness in the business judgment of the Company, and the replacement Contractual Obligation is not materially less favorable to Administrative Agent, the Issuing Bank and the Lenders (in their respective capacities as such) than the Contractual Obligation being replaced).

10.3. Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1 Consolidated Fixed Charge Coverage Ratio. Concurrently with the delivery of each Compliance Certificate required under Section 10.1.2(d), provide calculations in reasonable detail of the Consolidated Fixed Charge Coverage Ratio as of the last day of each fiscal quarter for the most recent Measurement Period for which financial statements were required to be delivered hereunder.

SECTION 11. GUARANTY

11.1. Guaranty. For value received, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to the Borrowers and the other Obligors by the Secured Parties, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Administrative Agent, for the ratable benefit of the Secured Parties, the full and prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Guaranteed Obligations (as hereafter defined) and the punctual performance of all of the terms contained in the documents executed by such Guarantor in favor of one or more Secured Parties in connection with the Guaranteed Obligations. This Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection. As used herein, the term “Guaranteed Obligations” means any and all existing and future Obligations of any Obligor to any Secured Party, whether associated with any credit or other financial accommodation made to or for the benefit of any Obligor by any Secured Party or otherwise and whenever created, arising, evidenced or acquired (including all renewals, extensions, increases, amendments, modifications, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or any Obligor under the Bankruptcy Code, any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and shall include interest that accrues after the commencement by or against any Obligor of any proceeding under any Debtor Relief Laws. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provisions of any similar federal or state law.

11.2. No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature (other than Taxes, which shall be governed by Section 5.8) now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or authority therein unless such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to Taxes) is imposed upon a Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the applicable Secured Party, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable such Secured Party to receive the same net amount which such Secured Party would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to such Secured Party certificates or other valid vouchers for all charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11.3. Rights of Secured Parties. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend (including increase), modify, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

11.4. Certain Waivers. Each Guarantor waives to the fullest extent permitted by Applicable Law (a) any defense arising by reason of any disability or other defense of any Obligor or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any Obligor; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower or any other Obligor; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require any Secured Party to proceed against any Borrower or any other Obligor, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in any Secured Party’s power whatsoever and any defense based upon the doctrines of marshalling of assets or of election of remedies; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; (f) any defense relating to the failure of any Secured Party to comply with the Applicable Laws in connection with the sale or other disposition of Collateral for all or any part of the Guaranteed Obligations; (g) any amendment or waiver of the term of any Guaranteed Obligation; (h) any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation; (i) any fact or circumstance related to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of such Guarantor under this Guaranty and (j) any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties, other than the defense that the Guaranteed Obligations have been fully performed and indefeasibly paid in full in cash.

Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any Collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.5. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrowers or any other Person is joined as a party.

11.6. Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until Full Payment of all Guaranteed Obligations and any amounts payable under this Guaranty. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to Administrative Agent (for the benefit of itself and the other Secured Parties) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

11.7. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until Full Payment of all Guaranteed Obligations and any amounts payable under this Guaranty. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or any Secured Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its reasonable discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not such Secured Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

11.8. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Obligor owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Obligor to such Guarantor as subrogee of any Secured Party or resulting from such Guarantor’s performance under this Guaranty, to the Full Payment of all Guaranteed Obligations. If Administrative Agent so requests, any such obligation or indebtedness of any Obligor to any Guarantor shall be enforced and performance received by such Guarantor as trustee for Administrative Agent and the proceeds thereof, as well as any other amounts received by such Guarantor in violation of this Section, shall be paid over to Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

11.9. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Obligor under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by any Guarantor immediately upon demand by Administrative Agent.

11.10. Expenses. Each Guarantor shall pay on demand all reasonable and documented out-of-pocket expenses in any way relating to the enforcement or protection of any Secured Party’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of any Secured Party in any proceeding under any Debtor Relief Laws. The obligations of each Guarantor under this paragraph shall survive the Full Payment of the Guaranteed Obligations and termination of this Guaranty.

11.11. Miscellaneous. Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations. No failure by any Secured Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by Administrative Agent and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor or any other guarantor for the benefit of the Secured Parties or any term or provision thereof.

11.12. Condition of Obligors. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and the other Obligors and any other guarantor such information concerning the financial condition, business and operations of the Obligors and any such other guarantor as each Guarantor requires, and that the Secured Parties have no duty, and each Guarantor is not relying on any Secured Party at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Obligors or any other guarantor (the guarantor waiving any duty on the part of any Secured Party to disclose such information and any defense relating to the failure to provide the same).

11.13. Additional Guarantors. Each Person that is required to become a party to this Guaranty pursuant to Section 10.1.12 shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Person of a supplement in form reasonably satisfactory to Administrative Agent.

SECTION 12. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

12.1. Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) (i) Any Obligor fails to pay principal on any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise), or (ii) any Borrower fails to pay any interest, fee or any other Obligation, and such failure arising in clause (ii) continues unremedied for a period of 5 Business Days;

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when (without duplication of any materiality qualifier contained therein) made or confirmed;

(c) (i) An Obligor breaches or fails to perform any covenant contained in Section 7.2, 7.4, 8.2.4, 8.2.5, 8.3, 8.7.2, 10.1.1, 10.1.2, 10.1.3, 10.1.4, 10.1.12, 10.1.14, 10.1.15, 10.1.17, 10.2 or 10.3, (ii) in the case of other than during a Borrowing Base Reporting Trigger Period, an Obligor breaches or fails to perform any covenant contained in Section 8.1 or 8.2.1 and such failure continues unremedied for a period of 3 consecutive Business Days or (iii) in the case of during a Borrowing Base Reporting Trigger Period, an Obligor breaches or fails to perform any covenant contained in Section 8.1 or 8.2.1 and such failure continues unremedied for a period of 1 Business Day;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents (not specified in (a), (b) or (c) above), and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor, as applicable, has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Obligor contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Obligor denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to repudiate, revoke, terminate or rescind (or attempts to do any of the foregoing) any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be (other than pursuant to the terms thereof), or shall be asserted by any Obligor not to be, a valid and perfected Lien on any Collateral (other than an immaterial portion of the Collateral not of the type included in the Borrowing Base), with the priority required by the applicable Security Document;

(f) (i) Any Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Debt (other than Debt hereunder and Debt under Hedging Agreement) or Perpetual Preferred Equity Interest, in each case, after giving effect to the expiration of any applicable grace periods and having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) (or, in the case of Perpetual Preferred Equity Interests, having an aggregate outstanding amount) of more than $20,000,000, or (B) after the expiration of all grace periods relating thereto, fails to observe or perform any other agreement or condition relating to any such Material Debt or Perpetual Preferred Equity Interest contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) or the holder or beneficiary of a Perpetual Preferred Equity Interest to cause, with or without the giving of notice, the passage of time, or both, such Debt or Perpetual Preferred Equity Interest, as applicable, to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt or Perpetual Preferred Equity Interest, as applicable, to be made, prior to its stated maturity, if any, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedging Agreement an “Early Termination Date” (as defined in such Hedging Agreement) resulting from (A) any event of default under such Hedging Agreement as to which the Company or any Restricted Subsidiary is the “Defaulting Party” (as defined in such Hedging Agreement) or (B) any “Termination Event” (as so defined) under such Hedging Agreement as to which the Company or any Restricted Subsidiary is an “Affected Party” (as so defined) and, in either event, the Hedging Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $20,000,000.

(g) There is entered against any Borrower or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $20,000,000 (to the extent not adequately covered by solvent independent third party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) or (ii) one or more non-monetary judgements that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and in each case, (A) enforcement proceedings are commenced by any creditor upon such judgement or order, or (B) with respect to monetary judgments, there is a period of 30 consecutive days from the date of entry during which such judgment remains unpaid, unvacated, unbonded or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(h) any material portion of the Collateral of any Borrower or any other Obligor is taken or impaired through condemnation;

(i) An Insolvency Proceeding is commenced by any Borrower or any Restricted Subsidiary; any Borrower or any Restricted Subsidiary agrees to or commences any liquidation, dissolution or winding up of its affairs; any Borrower or any Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; any Borrower or any Restricted Subsidiary shall make a general assignment for the benefit of creditors; any Borrower or any Restricted Subsidiary makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of any Borrower or any Restricted Subsidiary; any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, undismissed or unstayed for 60 calendar days; or an Insolvency Proceeding is commenced against any Borrower or any Restricted Subsidiary and such Borrower or Restricted Subsidiary, as applicable, consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by such Borrower or Restricted Subsidiary, as applicable, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(j) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that, when taken together with all other ERISA Events that have occurred, has resulted or would reasonably be expected to result in liability of any Obligor or Restricted Subsidiary to a Pension Plan, Multiemployer Plan or PBGC which would be reasonably likely to result in a Material Adverse Effect; any Obligor or any ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(k) A Change of Control occurs;

(l) Any Borrower or any Restricted Subsidiary purports to repudiate, revoke, terminate or rescind (or attempts to do any of the foregoing) any subordination agreement in favor of Administrative Agent; or any Borrower or any Restricted Subsidiary or third party (subject to the succeeding proviso) denies or contests the validity or enforceability of any subordination agreement in favor of Administrative Agent; provided that, with respect to any third party, this clause (l) shall apply only in respect of subordination agreements governing Collateral or delivered in connection with this Agreement in an amount exceeding $20,000,000 individually or in the aggregate;

(m) Any Obligor is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any material portion of the Property of such Obligor; or

(n) A Ratings Decline occurs.

12.2. Remedies upon Default. If an Event of Default described in Section 12.1(i) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Administrative Agent or notice of any kind. In addition, or if any other Event of Default exists, Administrative Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers and the other Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if any Obligors fail to deposit such Cash Collateral, Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Administrative Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Administrative Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Administrative Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Administrative Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

12.3. License. Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.

12.4. Setoff. At any time during an Event of Default, Administrative Agent, Issuing Banks, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against the Obligations, whether or not Administrative Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Administrative Agent, each Issuing Bank, each Lender and each such Affiliate under this Section 12.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

12.5. Remedies Cumulative; No Waiver.

12.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of the Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Administrative Agent, any Issuing Bank, the Lenders and any other Secured Party under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

12.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Administrative Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Administrative Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant or a covenant exception requiring a financial calculation on a measurement date, as the case may be, shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 13. ADMINISTRATIVE AGENT

13.1. Appointment, Authority and Duties of Administrative Agent.

13.1.1 Appointment and Authority. Each Secured Party appoints and designates Bank of America as Administrative Agent under all Loan Documents. Administrative Agent may, and each Secured Party authorizes Administrative Agent to, enter into all Loan Documents to which Administrative Agent is intended to be a party and accept all Security Documents. Any action taken by Administrative Agent in accordance with the provisions of the Loan Documents, and the exercise by Administrative Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Secured Parties with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver, as Administrative Agent, each Loan Document, including the Collateral Rights Agreement and any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Administrative Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base in accordance with the terms of this Agreement, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from liability to any Secured Party or other Person for any error in judgment. In addition to the foregoing, each Secured Party hereby irrevocably authorizes Administrative Agent, at Administrative Agent’s option and reasonable discretion, to enter into, or amend, the Collateral Rights Agreement (or similar agreements with the same or similar purpose). Any such Collateral Rights Agreement entered into by Administrative Agent on behalf of the Secured Parties shall be binding upon each Secured Party. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 14.3) and each other Secured Party hereby authorizes and directs Administrative Agent to enter into the Collateral Rights Agreement on behalf of such Secured Party and agrees that Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Collateral Rights Agreement. Administrative Agent shall notify the Secured Parties of the effectiveness of the Collateral Rights Agreement when executed and shall provide a copy of the executed Collateral Rights Agreement to the Secured Parties as and when effective.

13.1.2 Duties. The title of “Administrative Agent” is used solely as a matter of market custom and the duties of Administrative Agent are administrative in nature only. Administrative Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Administrative Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Administrative Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

13.1.3 Agent Professionals. Administrative Agent may perform its duties through agents and employees. Administrative Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Administrative Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

13.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Administrative Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Administrative Agent may presume that the condition is satisfactory to a Secured Party unless Administrative Agent has received notice to the contrary from such Secured Party before Administrative Agent takes the action. Administrative Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Administrative Agent. Administrative Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 15.1.1. In no event shall Administrative Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

13.2. Agreements Regarding Collateral and Borrower Materials.

13.2.1 Lien Releases; Care of Collateral. Secured Parties authorize Administrative Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower Agent certifies in writing is a Disposition permitted pursuant to Section 10.2.9 or a Permitted Lien entitled to priority over Administrative Agent’s Liens or another transaction requiring release of such Lien which is expressly permitted under the Loan Documents (and Administrative Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral that Borrower Agent certifies in writing as such (and Administrative Agent may rely conclusively on such certificate without further inquiry); (d) upon a Subsidiary becoming an Unrestricted Subsidiary in accordance with the terms of the Loan Documents; or (e) subject to Section 15.1.1, with the consent of Required Lenders. Secured Parties authorize Administrative Agent to subordinate its Liens to any Lien permitted under Section 10.2.2(i) or other Lien entitled to priority hereunder. Administrative Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

13.2.2 Possession of Collateral. Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request, deliver such Collateral to Administrative Agent or otherwise deal with it in accordance with Administrative Agent’s instructions.

13.2.3 Reports. Administrative Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Administrative Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Administrative Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Administrative Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Administrative Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials or any Report and shall not be liable for any information contained in or omitted from any Borrower Materials or any Report; and (c) to keep all Borrower Materials and Reports confidential and strictly for such Lender’s internal use, not to distribute any Report or Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials and Reports solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Administrative Agent furnishing same to such Lender, via the Platform or otherwise.

13.3. Reliance By Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other Communication (including those by telephone, telex, telegram, telecopy, e-mail, Electronic Record, Electronic Signature or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other Communication under any Loan Document in accordance with this Agreement, and shall not be liable for any reasonable delay in acting.

13.4. Action Upon Default. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of any such conditions, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Secured Party (other than Administrative Agent) agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

13.5. Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Administrative Agent for application under Section 4.2.2 and it shall provide a written statement to Administrative Agent describing the Obligation affected by such payment or reduction. Notwithstanding anything to the contrary set forth in any Loan Document, no Lender shall set off against a Dominion Account without Administrative Agent’s prior consent.

13.6. Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, WHETHER BROUGHT BY A THIRD PARTY OR BY A BORROWER OR ANY OTHER OBLIGOR OR AFFILIATE THEREOF, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR ADMINISTRATIVE AGENT (IN THE CAPACITY OF ADMINISTRATIVE AGENT). In Administrative Agent’s Permitted Discretion, it may reserve for any Claims made against an Agent Indemnitee or an Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Administrative Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Administrative Agent by each Secured Party to the extent of its Pro Rata share.

13.7. Limitation on Responsibilities of Administrative Agent. Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Administrative Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents, Borrower Materials, Reports or Obligors. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

13.8. Successor Administrative Agent and Co-Agents.

13.8.1 Resignation; Successor Administrative Agent. Administrative Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. If Administrative Agent is a Defaulting Lender under clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, remove such Administrative Agent by written notice to Borrowers and Administrative Agent. Required Lenders may appoint a successor to replace the resigning or removed Administrative Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Administrative Agent’s resignation or removal, then Administrative Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment,

Required Lenders shall automatically on such date assume all rights and duties of Administrative Agent hereunder. Upon acceptance by any successor Administrative Agent of its appointment hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act. On the effective date of its resignation or removal, the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it (i) while Administrative Agent and (ii) after such resignation or removal for as long as the retiring or removed Administrative Agent continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent, including the indemnification set forth in Sections 13.6 and 15.2, and all rights and protections under this Section 13. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Administrative Agent hereunder without further act on the part of any Secured Party or Obligor.

13.8.2 Co-Agent. If appropriate under Applicable Law, Administrative Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Administrative Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Administrative Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Administrative Agent until appointment of a new agent.

13.9. Due Diligence and Non-Reliance. Each Secured Party acknowledges and agrees that it has, independently and without reliance upon Administrative Agent or any other Secured Parties, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Administrative Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Administrative Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Administrative Agent or its Affiliates.

13.10. Remittance of Payments and Collections.

13.10.1 Remittances Generally. All payments by any Secured Party to Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Administrative Agent and request for payment is made by Administrative Agent by 1:00 p.m. on a Business Day, then payment shall be made by such Secured Party not later than 3:00 p.m. on such day, and if request is made after 1:00 p.m., payment shall be made by 11:00 a.m. on the next Business Day. Payment by Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Administrative Agent. Any such payment shall be subject to Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.

13.10.2 Failure to Pay. If any Secured Party fails to pay any amount when due by it to Administrative Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Administrative Agent as customary for interbank compensation for 2 Business Days and thereafter at the Default Rate for Base Rate Loans. In no event shall Obligors be entitled to credit for any interest paid by a Secured Party to Administrative Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Administrative Agent pursuant to Section 4.2.

13.10.3 Recovery of Payments. If Administrative Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Administrative Agent from an Obligor and such related payment is not received, then Administrative Agent may recover such amount from the Secured Party. If Administrative Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Administrative Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Administrative Agent to Obligations held by a Secured Party are later required to be returned by Administrative Agent pursuant to Applicable Law, such Secured Party shall pay to Administrative Agent, on demand, its share of the amounts required to be returned.

13.11. Individual Capacities. As a Lender, Bank of America shall have the same rights, obligations and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders”, “Secured Party” or any similar term shall include Bank of America in its capacity as a Lender. Administrative Agent, Issuing Bank, Lenders and their Affiliates may accept deposits from, lend money to, provide letters of credit or Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Administrative Agent, Issuing Bank or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Administrative Agent, Issuing Bank, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

13.12. Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner,” “Syndication Agent” or “Administrative Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

13.13. Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Administrative Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 13, and 15.3.3. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such Secured Bank Product Provider’s Secured Bank Product Obligations.

13.14. Collateral Agent. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, all determinations under this Agreement and the other Loan Documents related, directly or indirectly, to the Collateral, Borrowing Base eligibility standards or criteria, reserves or the implementation or adjustment of reserves, collateral information rights, access rights, appraisal rights, audit rights, cash management and cash dominion rights and control agreement rights (including, for the avoidance of doubt, any such determinations which are assigned to Administrative Agent pursuant to this Agreement and other Loan Documents) shall, be made by Administrative Agent in accordance with the terms of this Agreement and the other Loan Documents. Any of the foregoing to the contrary notwithstanding, nothing contained in this Section 13.14 shall be deemed to expand the rights of Administrative Agent or any Lender with respect to Borrowing Base eligibility standards or advance rates applicable to the Borrowing Base or reserves.

13.15. No Third Party Beneficiaries. This Section 13 is an agreement solely among Secured Parties and Administrative Agent, and shall survive Full Payment of the Obligations. Except as set forth in Section 13.8 with respect to the Borrowers, this Section 13 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

13.16. Certain ERISA Matters.

13.16.1 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c) (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d) such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

13.16.2 In addition, unless clause (a) in Section 13.16.1 is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (d) in Section 13.16.1, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Obligor, that:

(a) none of Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(b) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(c) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(d) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(e) no fee or other compensation is being paid directly to Administrative Agent or the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

13.16.3 Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 14. BENEFIT OF AGREEMENT; ASSIGNMENTS

14.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Administrative Agent, Issuing Bank, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

14.2. Participations.

14.2.1 Permitted Participants; Effect. Subject to Section 14.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such

Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.7, 3.9 and 5.8 (subject to the requirements and limitations therein, and the requirements under Section 5.9(it being understood that the documentation required under Section 5.9 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.3; provided that such Participant (A) agrees to be subject to the provisions of Section 3.8 and 14.4 as if it were an assignee under Section 14.3; and (B) shall not be entitled to receive any greater payment under Sections 3.7 and 5.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such Participant acquired the applicable participation.

14.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, all or substantially all of the value of the Guaranty or all or substantially all Collateral.

14.2.3 Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (including principal and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

14.2.4 Benefit of Set-off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 13.5 as if such Participant were a Lender.

14.3. Assignments.

14.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Administrative Agent in its reasonable discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Administrative Agent in its reasonable discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Administrative Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign, without the consent of Borrower Agent or Administrative Agent, any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

14.3.2 Effect; Effective Date. Upon delivery to Administrative Agent of a fully executed Assignment and a processing fee of $3,500 (unless otherwise agreed or waived by Administrative Agent in its sole discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire reasonably satisfactory to Administrative Agent.

14.3.3 Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Administrative Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Loan Documents in a manner reasonably satisfactory to Administrative Agent, including payment by the Eligible Assignee or Defaulting Lender to Administrative Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Administrative Agent) to satisfy all funding and payment liabilities of the Defaulting Lender. If assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

14.3.4 Register. Administrative Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, principal, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Administrative Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Administrative Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

14.4. Replacement of Certain Lenders. If a Lender (a) was a Non-Consenting Lender, (b) is a Defaulting Lender, or (c) gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Administrative Agent or Borrower Agent may, upon notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s); provided, that in the case of any assignment pursuant to clause (c) above, such assignment will result in a reduction in such compensation or payments thereafter. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 15. MISCELLANEOUS

15.1. Consents, Amendments and Waivers.

15.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Administrative Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Administrative Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Administrative Agent;

(b) without the prior written consent of each applicable Issuing Bank, no modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of such Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase or extend the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Commitment Termination Date, the Termination Date, or any other time of payment or repayment required under the Loan Documents; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) waive the conditions precedent contained in Section 6.1; (ii) alter Section 5.5.2, 7.1 (except to add Collateral), 13.5, 15.1.1 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder; (iii) change any provision of this Section 15.1.1(d) or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentages of Lenders required to amend, waive or otherwise modify any rights hereunder or any other Loan Document or make any determination or grant any consent hereunder; (iv) amend the definition of Borrowing Base (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability; (v) increase the advance rates in the Borrowing Base or modify this Agreement in any way that would have the effect of increasing the advance rates in the Borrowing Base, in each case, beyond such advance rates in effect on the Closing Date; (vi) release all or substantially all Collateral or all or substantially all of the value of the Guaranty; or (vii) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and

(e) without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.5.2.

15.1.2 Limitations. The agreement of Borrowers or any other Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Administrative Agent and/or Issuing Bank as among themselves but the parties to such shall provide prompt notice thereof to the Borrowers. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Secured Bank Product Provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Administrative Agent, any Issuing Bank or any Lenders hereunder shall be effective only if in writing and only for the matter specified. Notwithstanding anything to the contrary herein, Administrative Agent may, with the consent of Borrower Agent only, amend, modify or supplement this Agreement or any of the other Loan Documents (but with notice given by Administrative Agent to the Lenders and Issuing Banks promptly after the effectiveness thereof) to cure any ambiguity, or manifest omission, mistake, defect or inconsistency (as reasonably determined by Administrative Agent), or effect administrative changes (including, without limitation, those necessary to effect the purposes of Section 10.2.16(b)(ii) changes to Fiscal Quarter and Fiscal Year), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank.

15.1.3 Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

15.2. Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES FROM AND AGAINST (AND WILL REIMBURSE EACH INDEMNITEE AS THE SAME ARE INCURRED FOR) ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, DISBURSEMENTS AND OTHER CHARGES OF ONE FIRM OF COUNSEL TO THE INDEMNITEES TAKEN AS A WHOLE AND ONE FIRM OF LOCAL COUNSEL TO THE INDEMNITEES TAKEN AS A WHOLE IN EACH APPROPRIATE JURISDICTION AND, IN THE CASE OF AN ACTUAL OR POTENTIAL CONFLICT OF INTEREST AS DETERMINED BY THE AFFECTED INDEMNITEE, ONE ADDITIONAL COUNSEL TO SUCH AFFECTED INDEMNITEE)) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR IN THE CASE OF ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND THE AGENT INDEMNITEES ONLY, THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANKS TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY COMPANY OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO COMPANY OR ANY OF ITS SUBSIDIARIES OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY BORROWER OR ANY OTHER OBLIGOR, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim to the extent that it (a) is determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee, as the case may be, or (y) a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents or (b) arises out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of any Obligor or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee (other than against Administrative Agent, any Issuing Bank or the Arranger in their capacities as such). This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. For the avoidance of doubt, this Section shall apply to any action or inaction taken by an Indemnitee in reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that such Indemnitee reasonably believes is made by a Senior Officer or any other authorized Person acting on behalf of an Obligor.

15.3. Notices and Communications.

15.3.1 Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, 3 Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Administrative Agent pursuant to Sections 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Administrative Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

15.3.2 Communications. Electronic communications (including e-mail, messaging and websites) may be used only in a manner reasonably acceptable to Administrative Agent and, unless otherwise agreed by Administrative Agent, only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1.4 Secured Parties make no assurance as to the privacy or security of electronic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

15.3.3 Platform. Borrower Materials and Reports shall be delivered pursuant to procedures approved by Administrative Agent, including electronic delivery (if possible) upon request by Administrative Agent to an electronic system maintained by Administrative Agent (“Platform”). Borrowers shall notify Administrative Agent of each posting of Borrower Materials and Reports on the Platform and the materials shall be deemed received by Administrative Agent only upon its receipt of such notice. Borrower Materials, Reports and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials, Reports or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT WITH RESPECT TO BORROWER MATERIALS, REPORTS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Borrowers, other Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials, Reports and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Indemnitee.

15.3.4 Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials and Reports may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

15.3.5 Non-Conforming Communications. Administrative Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower or other Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of any Obligor.

15.4. Performance of Borrowers’ Obligations. Administrative Agent may, in its Permitted Discretion at any time and from time to time, at Borrowers’ expense, upon notice to Borrower Agent unless an Event of Default exists and is continuing, pay any amount or do any act required of any Obligor under any Loan Documents or otherwise lawfully requested by Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, reasonable and documented out-of-pocket costs and expenses (including Extraordinary Expenses) of Administrative Agent under this Section shall be reimbursed to Administrative Agent by Borrowers and other Obligors, upon written demand, with interest accruing from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5. Credit Inquiries. Administrative Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

15.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

15.8. Counterparts; Execution. This Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement or any Loan Document (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrowers and the Guarantors agree that any Electronic Signature on or associated with any Communication shall be valid and binding on the Borrowers and the Guarantors to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrowers and the Guarantors, enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record

(“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrowers and the Guarantors without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such number of manually executed counterparts as requested. For purposes of hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

15.9. Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

15.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Administrative Agent, any Issuing Bank, Lenders any other Secured Party or any Affiliate thereof pursuant to the Loan Documents or otherwise shall be deemed to constitute Administrative Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

15.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Arranger, Administrative Agent, any Lender, any Issuing Bank or any of their Affiliates are arm’s-length commercial transactions between the Obligors and their Affiliates, on one hand, and Arranger, Administrative Agent, any Issuing Bank, any Lender or any of their Affiliates, on the other hand; (ii) the Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Arranger, Administrative Agent, Lenders, any Issuing Bank and their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Administrative Agent, any Issuing Bank, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Arranger, Administrative Agent, any Issuing Bank, Lenders and their Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document. Each Obligor hereby agrees that it will not claim that Arranger, Administrative Agent, any Issuing Bank, Lenders or their Affiliates has rendered advisory services of any nature or owes any agency or fiduciary or similar duty to it in connection with any transaction contemplated by a Loan Document.

15.12. Confidentiality. Each of Administrative Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives

(provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates, provided Borrower Agent has been given reasonable notice thereof and been afforded an opportunity to limit or protest the disclosure (to the extent legally permitted and reasonably practicable and other than in connection with regulatory oversight); (c) to the extent required by Applicable Law or by any subpoena or other legal process, provided Borrower Agent has been given reasonable notice thereof and been afforded an opportunity to limit or protest the disclosure (to the extent legally permitted and reasonably practicable); (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Administrative Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Administrative Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Administrative Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

15.13. GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

15.14. Consent to Forum; Bail-In of Affected Financial Institutions.

15.14.1 Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

15.14.2 Other Jurisdictions. Nothing herein shall limit the right of Administrative Agent, any Issuing Bank, any Lender or any Affiliate thereof to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Administrative Agent of any judgment or order obtained in any forum or jurisdiction.

15.14.3 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an Affected Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

15.15. Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Administrative Agent, each Issuing Bank and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent, any Issuing Bank or any Lender on which an Obligor may in any way be liable, and hereby ratifies anything Administrative Agent, any Issuing Bank or any Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Administrative Agent, any Issuing Bank or any Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any party hereto on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto (which Administrative Agent, each Issuing Bank and each Lender hereby also waives); and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Administrative Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.16. Patriot Act Notice. Administrative Agent, Issuing Banks and Lenders hereby notify the Obligors that pursuant to the Patriot Act, Administrative Agent, Issuing Banks and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Administrative Agent, Issuing Banks and Lenders to identify it in accordance with the Patriot Act. Administrative Agent, Issuing Banks and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. The Obligors shall, promptly upon request, provide all documentation and other information as Administrative Agent, any Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

15.17. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

15.18. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 15.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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